Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216515

Prospectus Supplement to Prospectus dated March 20, 2017.

7,000,000 Shares

Common Stock

This is the initial public offering of our common stock. We are offering 6,000,000 shares of our common stock, and the selling stockholder is offering 1,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. We have been approved to list our common stock on the New York Stock Exchange (the “NYSE”) under the symbol “CJ” following the completion of this offering.

Our common stock is currently traded on the NYSE MKT under the symbol “CJ.” The closing sale price of our common stock on the NYSE MKT on April 5, 2017 was $36.44 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and in the other documents incorporated herein before you make any investment in our securities.

	Per Share	Total
Public offering price	$32.50	$227,500,000
Underwriting discounts and commissions	$1.625	$11,375,000
Proceeds, before expenses, to us	$30.875	$185,250,000
Proceeds, before expenses, to the selling stockholder	$30.875	$30,875,000

The underwriters may also purchase up to an additional 1,050,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about April 12, 2017.

Citigroup	Credit Suisse	Morgan Stanley

Barclays	Deutsche Bank Securities	Evercore ISI	Wells Fargo Securities

Blackstone Capital Markets	Jefferies	PNC Capital Markets LLC	Seaport Global Securities

The date of this prospectus supplement is April 6, 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY RELATED FREE WRITING PROSPECTUS. WE, THE SELLING STOCKHOLDER AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE AND ARE NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN THAT JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT, OR THAT THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR ANY SALE OF A SECURITY.

BASIS OF PRESENTATION

On December 16, 2016, an order (the “Confirmation Order”) confirming the plan of reorganization (the “Restructuring Plan”) of C&J Energy Services Ltd. (the “Predecessor”) and certain of its subsidiaries (collectively with the Predecessor, the “Predecessor Companies”) was entered by the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On January 6, 2017 (the “Plan Effective Date”), the Predecessor Companies substantially consummated the Restructuring Plan and emerged from their Chapter 11 cases (the “bankruptcy”). As part of the transactions undertaken pursuant to the Restructuring Plan, effective on the Plan Effective Date, the Predecessor’s equity was canceled and the Predecessor transferred all of its assets and operations to C&J Energy Services, Inc., a Delaware corporation. As a result, C&J Energy Services, Inc. is the successor issuer to the Predecessor for purposes of and pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Our History and Reorganization” for more information.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement to:

•	the “Company” refer to C&J Energy Services, Inc. and its subsidiaries;

•	the “Predecessor” refer to C&J Energy Services Ltd. and its subsidiaries; and

•	“we,” “our,” “us” or like terms refer, after the consummation of the Restructuring Plan, to the Company and, prior to the consummation of the Restructuring Plan, to the Predecessor and its business, assets and operations that were contributed to the Company in connection with the consummation of the Restructuring Plan.

Unless otherwise noted or the context otherwise requires, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Plan Effective Date, contained

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or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Predecessor for the periods presented and do not give effect to the Restructuring Plan or any of the transactions contemplated thereby, including the adoption of fresh start accounting. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852—Reorganizations, we adopted fresh start accounting as of January 1, 2017, and we will apply fresh start accounting in our financial statements commencing with our financial statements as of and for the three month period ended March 31, 2017. We expect that this will dramatically impact our 2017 first quarter operating results relative to our prior operating results, as certain pre-bankruptcy debts were discharged in accordance with the Restructuring Plan immediately prior to our emergence from bankruptcy and our assets and liabilities will be adjusted to their fair values. As a result, our financial information subsequent to our emergence from bankruptcy will not be comparable to our financial statements prior to emergence.

Unless otherwise stated, references to “pro forma” financial information presented herein (i) with respect to the fiscal years ended December 31, 2014 and 2015, give pro forma effect to our combination with the completion and production services business of Nabors Industries Ltd. (“Nabors”), which was effective as of March 24, 2015, as if it had occurred on December 31, 2014 for the unaudited condensed combined balance sheet and January 1, 2014 for the unaudited condensed combined statements of operations and (ii) with respect to the fiscal year ended December 31, 2016, give pro forma effect to the Restructuring Plan, which was effective as of January 6, 2017, and the application of fresh start accounting, as if such events had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations.

INDUSTRY DATA

Market and industry data and forecasts used in this prospectus supplement and the documents incorporated by reference herein have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement.

Our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 (our “Annual Report”).

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SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement but may not contain all information that may be important to you. This prospectus supplement includes the terms of this offering, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision.

Company Overview

We are a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production (“E&P”) companies in North America. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, directional drilling, coiled tubing, rig services, fluids management and other support services. We are headquartered in Houston, Texas and operate in all active onshore basins in the continental United States and Western Canada.

Our operating and financial performance is heavily influenced by drilling, completion and production activity by our customers, which is significantly impacted by commodity prices. We have invested heavily in strategic initiatives to strengthen, expand and diversify our company through service line diversification, vertical integration and technological advancement. In our day-to-day operations, we utilize equipment and products manufactured by our vertically integrated businesses, and we also sell such equipment and products to third-party customers in the global energy services industry.

We have also significantly invested in technological advancement, including the development of a state-of-the-art research and technology (“R&T”) center staffed by a team of highly skilled engineers. One of the strategic benefits of a robust R&T division is the ability to develop and implement new technologies and respond to evolving customer requirements and industry demands. We believe these capabilities provide a competitive advantage as customers seek to extract oil and gas in the most economical and efficient way possible. Our efforts to date have focused on developing innovative, fit-for-purpose solutions designed to enhance our core service offerings, increase efficiencies, provide cost savings to our operations and add value for our customers. Our R&T initiatives generate monthly cost savings across our services portfolio, which is central to our overall strategy of proactively managing our costs to maximize returns.

We were founded in Texas in 1997. In March 2015, we combined with the completion and production services business of Nabors in a transaction (the “Nabors Merger”) that nearly tripled the Company’s size, significantly expanding our Completion Services business and adding Well Support Services to our service offering. Due to a severe industry downturn, on July 20, 2016, the Predecessor Companies voluntarily filed petitions for reorganization seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), with ancillary proceedings filed in Canada and Bermuda (collectively, the “Chapter 11 Proceeding”). On the Plan Effective Date, we emerged from bankruptcy, having satisfied all of the conditions to the effectiveness of our Restructuring Plan. Through the Chapter 11 Proceeding, we were able to significantly improve our financial position by eliminating approximately $1.4 billion of debt from our balance sheet, more than $80 million of annual interest expense and either terminating or renegotiating several key supply contracts. See “Basis of Presentation” and “Our History and Reorganization.”

Our Operations

We currently offer our services through two operating segments: Completion Services, which accounted for approximately $544.0 million of revenue during the year ended December 31, 2016, and Well Support Services, which accounted for approximately $419.6 million of revenue during the year ended December 31, 2016.

Completion Services. The core services provided through our Completion Services segment are hydraulic fracturing, cased-hole wireline and pumpdown services. We utilize our R&T division and in-house manufacturing capabilities, including our data acquisition and control instruments business, to offer a technologically advanced and efficiency-focused range of completion techniques. Our strategy is to offer our completion services as a bundled package in order to provide an integrated, value-added solution and maximum efficiency for our customers. Our well construction services, specifically cementing and directional drilling services, as well as our R&T division, which includes our manufacturing capabilities, are also managed through our Completions Services segment.

Hydraulic Fracturing. As of March 31, 2017, our fleet was composed of approximately 820,000 hydraulic horsepower (“HHP”), and we were operating approximately 470,000 HHP that is capable of handling the most technically demanding well completions in conventional and unconventional high-pressure formations. We currently plan to deploy four to five additional fleets over the course of 2017, including a refurbished fleet in the second quarter of 2017 and a new fleet in the third quarter of 2017, each representing an additional 40,000 HHP of incremental active horsepower and with the new build fleet increasing our fleet capacity to 860,000 HHP. See “Recent Developments” for more information. We leverage our R&T capabilities to provide customers with more efficient and effectively engineered frac designs, refracturing and other reservoir stimulation services that help regain production and increase well recovery. We also can provide our services using smaller frac fleets in response to customer demand for vertical fracs and restimulation services.

Casedhole Solutions. Through our Casedhole Solutions services line, we are an industry-leading provider of perforating, pumpdown, pipe recovery, pressure pumping, and wellsite make-up and pressure testing services. We currently operate 127 wireline trucks and 57 pumpdown units. Our R&T division’s in-house manufacturing capabilities are capable of supplying the hardware and perforating charges used in our operations, allowing us to manage costs and lead times and providing us with a competitive advantage that allows us to increase our returns. We are highly experienced in safely servicing deep, high-pressure, high-temperature wells in some of the most active onshore basins in the United States, and provide premium perforating services for both wireline and tubing-conveyed applications. We believe we are one of the most efficient providers of perforating services, and as such we are able to command a market premium for these services.

Cementing. Our cementing service line consists of 36 units operating in the Permian Basin and Northeast producing basins, each of which is equipped with full-service laboratory capabilities. Since acquiring this business in March 2015, we have been recognized as a leading provider in customer satisfaction surveys for both 2015 and 2016.

Directional Drilling. We manufacture premium drilling motors in-house through our R&T division and also offer directional drilling services to customers. In 2016, we began providing our Ultra-Short Bearing Section (“USBS”) directional drilling motor for rent to other directional drilling providers, which has enabled our proprietary technology to gain additional exposure across our customer base. The USBS has the shortest bit to bend in the industry at 17 inches, compared to 30-40 inches for other motors in the market. This configuration allows us to drill the vertical, curve and horizontal lateral in a single trip, thereby reducing overall drilling time of a typical horizontal well. In addition, we typically have superior drilling speeds in the horizontal lateral as a result of our motors’ ability to be rotated at higher speeds than conventional motors.

Well Support Services. Our Well Support Services segment focuses on post-completion activities at the well site, and includes rig services, including workover and plug and abandonment services, fluids management, coiled tubing, artificial lift and other support services.

Rig Services. As part of our services that help prolong the productive life of an oil or gas well, we operate the second largest fleet of service rigs in North America, with 459 workover and well servicing rigs throughout the continental U.S. and Western Canada. These service rigs range from 150 to 900 horsepower and are involved in the routine repair and maintenance of oil and gas wells, re-drilling operations and plugging and abandonment operations.

Fluids Management. We provide a full range of fluids management services, including the storage, transportation and disposal of various fluids used in the drilling, completion and workover of oil and gas wells utilizing a service fleet of 1,121 fluid trucks and trailers and 4,243 portable tanks. This large fleet of trucks and trailers and portable tanks enable us to rapidly deploy our equipment across a broad geographic area. Included in our fleet of fluid trucks and trailers are over 70 specialized trucks and trailers that are optimized to transport condensate. We also own 29 private salt water disposal wells.

Coiled Tubing. We offer a complete range of coiled tubing services to help customers accomplish a wide variety of goals in their horizontal completion, workover and well maintenance projects. We operate a fleet of 44 coiled tubing units. Approximately 70 percent of our coiled tubing fleet consists of large diameter coil, meaning two inches or larger in diameter, which allows us to service wells with longer lateral lengths. Our coiled tubing services allow customers to complete projects quickly and safely across a wide spectrum of pressures, without having to shut in their wells.

Industry Overview and Trends Impacting Our Business

Improvements in Oil and Natural Gas Prices

Throughout the past decade, E&P companies have focused on the development of the vast resource potential available across many of North America’s unconventional resource plays through the application of horizontal drilling and advanced completion technologies. Since 2014, the North American onshore oil and gas industry has weathered a historically severe downturn, with the total U.S. onshore rig count declining from 1,876 in October 2014 to 380 by May 2016, according to data reported by Baker Hughes Incorporated. However, oil and natural gas prices have recovered from lows of $26.21 and $1.64, as of February and March, 2016, respectively, to $50.60 and $3.19 as of March 31, 2017, and, since May 2016, the total U.S. onshore rig count has increased by approximately 111% to 802 active U.S. rigs, as of March 31, 2017, largely within the oil and gas basins in which we operate.

In addition, several of our key customers recently announced increased capital expenditures budgets for 2017. We expect that the majority of the anticipated spending will be directed towards producing basins that currently operate with the highest rates of return, such as the Permian Basin in West Texas, where we currently have a significant presence. The Permian Basin has been the largest benefactor of the ongoing recovery in the development of unconventional resource basins. Of the 346 oil-directed drilling rigs that have been put back to work since the trough of drilling activity in May 2016, 182, or approximately 53%, have been deployed to work in the Permian Basin, as of March 31, 2017.

Greater Service Intensity in Unconventional Basins

With the continued development of unconventional basins, the need for advanced hydraulic fracturing and completion services has significantly increased. Our customers’ specifications for completing a well are growing increasingly complex and technically demanding, resulting in increased service intensity. The use of multi-well pad drilling is also increasing across the industry, which leads to longer lateral segments, more fracturing stages, higher pressure rates and proppant intensity, lower spacing per stage and higher run times on each drilling pad. Proppant per well has reached 11 to 13 million pounds in operating areas characterized by deep, high-pressure, high-temperature wells, such as the Permian Basin and the Eagle Ford Shale. Furthermore, operators have become more efficient at drilling horizontal wells and can reduce the number of days required to reach total depth, which can in turn increase the number of wells drilled and the number of fracturing stages completed in a year.

As a result of the higher specification equipment and increased services associated with horizontal drilling, we view the horizontal rig count as a reliable indicator of the overall increase in the demand for our services. According to Baker Hughes Incorporated, the U.S. horizontal rig count has risen from 314 in May 2016 to 685 as of March 31, 2017, and represents over 83% of the total U.S. rig count.

Well support services activity, including re-fractures, is expected to increase in certain operating areas, such as the Permian Basin and California, as legacy production declines push wells further along the decline curve.

Increased Demand for Expertise to Execute Complex Completions

With commodity prices strengthening in recent months, we believe E&P companies are now showing a willingness to pay increased prices for hydraulic fracturing services. As demand has increased for hydraulic fracturing fleets meeting predetermined specifications manned by service providers with the capability to execute complex well completions, the attention and experience required to complete the most difficult fracturing jobs has also increased. Accordingly, while pricing for hydraulic fracturing services continues to be a significant factor, it is not the only differentiating factor within the industry. We believe that our expertise, fleet capability, experience and safety record also differentiate us from our competitors. We also believe that our ability to bundle key services provides us with a competitive advantage.

Competitive Strengths

Our primary business objective is to increase shareholder value by profitably growing our business while safely providing best-in-class well construction, well completion and well support services. We believe the following strengths differentiate us from our peers and provide us with an opportunity to achieve this objective.

Leading Multi-Basin Provider of Completion and Well Services. We are one of the largest, integrated providers of completion and production services in North America. We provide a full range of well construction, well completion, well support and other complementary oilfield services throughout the life cycle of a well, which is a unique capability amongst our peers. Our operations are primarily focused on liquids-rich basins located in the United States that currently exhibit strong drilling and production economics, as well as on natural gas-focused shale plays characterized by significant reserves and attractive economics. Specifically, we have a significant presence in the Permian Basin, the Eagle Ford Shale, the SCOOP/STACK formation in the Mid-Continent, the Niobrara Basin, the Bakken Shale, the Marcellus and Utica Shales and California.

We believe that, as of December 31, 2016, we were one of the five most active providers of hydraulic fracturing services, the most active provider of cased-hole wireline and pumpdown services, one of the largest active providers of coiled tubing services, and one of the two most active providers of workover rig services, in each case in the United States. We believe we were also the most active provider of fluid hauling services.

Broad Geographic Presence in Basins that Support High Utilization. We have historically pursued geographic expansion in a manner that provides for high levels of asset utilization by focusing our operations in high service-intensity basins. We currently have over 250 field, management and sales offices throughout the continental U.S. and in Western Canada that are configured to most efficiently utilize our equipment in the basins in which we operate. Our close proximity to active unconventional resource plays allows us to take a hands-on approach to customer engagement and to further anticipate our customers’ needs. Our business is well-positioned to scale in-step with a market recovery in order to gain market share while retaining attractive margins.

Modern and High-Quality Asset Base to Capitalize on Anticipated Industry Recovery. Since our inception, we have invested in high-pressure rated, premium hydraulic fracturing and other equipment that is designed specifically to address technically demanding unconventional formations. The recent industry cycle has provided us an opportunity to upgrade our equipment concurrently with our reactivation efforts and achieve standardization across our frac fleet. The upgrade and standardization initiatives allow us to operate fleets that have high quality equipment with CAT-on-CAT configuration, stainless fluid ends and our proprietary Mobile Data Technologies (MDTTM) controls, thereby increasing the operating life of our equipment and lowering the overall cost of ownership. As of March 31, 2017, we maintained and operated one of the largest hydraulic fracturing fleets in North America with approximately 470,000 HHP currently deployed, plus an additional 120,000 HHP warm stacked and 230,000 HHP cold stacked. The vast majority of our hydraulic fracturing equipment is configured to handle well completions with longer lateral segments and multiple fracturing stages in high-pressure formations. We also maintain and operate 127 wireline trucks and 44 coiled tubing units, and we own and operate the largest fluid services fleet in the industry with 1,121 fluid trucks and 4,243 frac tanks. We also have the ability to deploy over 459 well service rigs throughout North America.

We currently plan to deploy our remaining 120,000 warm stacked HHP and 230,000 cold stacked HHP over the course of 2017 and 2018, with four to five additional fleets deployed over the course of 2017, including a refurbished fleet of 40,000 HHP in the second quarter of 2017, and a new fleet of 40,000 HHP in the third quarter of 2017, with this new build fleet increasing our fleet capacity to 860,000 HHP. Based on current pricing for component parts and labor, we believe our warm stacked HHP and cold stacked HHP can be activated and standardized for technically demanding unconventional work at a cost of approximately $5 million to $6 million per fleet and $10 million to $12 million per fleet, respectively. We estimate that of the cost to activate and standardize our remaining warm stacked HHP, approximately $2 million would be used for refurbishment and maintenance and approximately $3 million to $4 million would be used for standardization and upgrades. We believe we can fully activate and standardize a fleet of 40,000 HHP in 60 to 75 days, allowing us to quickly and cost-effectively respond to an increase in customer demand. We also believe we can deploy stacked units in each of our other business lines in less than 30 days at a minimal cost.

Robust Logistics Network Ensures Efficient Operations for our Customers. To complement our leading hydraulic fracturing business, we have developed a robust logistics network to ensure sand is delivered to the wellsite in a timely manner. We have implemented a multi-faceted approach to manage the “last mile” logistics for sand delivery. We have contracted with sand suppliers that have trans-load facilities conveniently located near the majority of our activity. We have sand silo systems that have approximately double the capacity of conventional sand delivery systems and that can accept sand simultaneously from 6 trucks. We also have the ability to use our trucking capacity from our Fluids Management services to provide last mile sand logistics and mitigate pricing pressure as trucking capacity tightens. Our logistics network allows us to provide efficient services with minimal downtime for our customers, and we are currently exploring the use of other sand logistics solutions available in the industry to further enhance our logistics network.

Recognized Industry Leader in Delivering Safe, Efficient and Reliable Services. Our suite of integrated services is underpinned by our commitment to safety, quality and efficiency, maximizing value for our customers throughout the life of the well. Ensuring the safety of our employees, while protecting the communities in which we live and work, is a top priority for us. As a result of our emphasis on safety training and protocols for each of our employees, we believe we have a superior safety record and reputation relative to industry average. For example, for the year ended December 31, 2016, our Total Recordable Incident Rate, or TRIR, was 0.92, which, based on historical information, we believe is well below the industry average, as published by the Bureau of Labor Statistics. For the year ended December 31, 2015, our TRIR was 0.95, while the industry average was 1.02. Our procedures and processes are designed and managed with a strict adherence to quality, health, safety and environmental (“QHSE”) standards and protocols. We have developed our own QHSE management system to help ensure compliance with our procedures and processes in an effort to drive continuous improvement. Our reputation and safety record has allowed us to earn work certification from several industry leaders that we believe have some of the most demanding safety requirements.

Deep and Growing Relationships with Blue-Chip Customer Base. We have deep and growing relationships with many of the most active blue-chip customers that operate within the North American oil & gas industry. Historically, a significant portion of our revenues have been generated by customers with investment grade credit ratings. Key customers of our Completion Services segment include some of the most active E&P companies in the U.S. with significant unconventional resource positions. Key customers of our Well Services segment include international oil companies and large independents with large-scale projects that require multiple rigs and trusted service providers. Throughout the Chapter 11 Proceeding, and since emergence, we maintained our key customer relationships.

Unlevered Balance Sheet Provides Operational Flexibility. We believe our clean balance sheet provides a significant competitive advantage and allows us to pursue opportunistic initiatives to further grow and expand our service offering with new and existing customers. Through the Chapter 11 Proceeding, we eliminated approximately $1.4 billion in debt and approximately $80 million in annual interest expense, leaving us with ample liquidity and a strong balance sheet to support our growth initiatives. As of March 31, 2017, we had no outstanding indebtedness and had liquidity of approximately $177 million, consisting of cash and cash equivalents and availability under our New Credit Facility. Throughout the industry downturn, we prioritized a maintenance capital expenditure program for our core operating assets, ensuring that our key assets remained ready to be quickly deployed as prices recover and demand increases. We intend to use the net proceeds from this offering for general corporate purposes, including to fund our 2017 capital expenditure and growth initiatives.

Experienced Management Team with Deep Operational Expertise and Proven Track Record of Organic Growth and Complex Business Integrations. We have a senior management team that combines entrepreneurial creativity and flexibility with a deep technical competency that comes from years of experience and training at some of the world’s largest providers of oilfield services. The majority of our senior executive officers have over 30 years of oilfield services experience each, and our full executive management team has a strong track record of organic growth, consolidation and business integration, and lengthy tenures with our Company. Members of the management team successfully integrated the Casedhole Solutions business in 2012 and the Nabors completion and production business in 2015. Furthermore, various senior members of the management team have led successful integrations at leading oilfield services companies, such as Schlumberger and Halliburton. In addition, our managers, sales engineers and field operators have extensive expertise in their operating basins and understand the regional challenges our customers face. We have historically had a broad network with many customers and suppliers, allowing our operations personnel to develop and leverage their expertise in selling services and products to our new and existing customers.

Our Strategy

We expect to achieve our business objectives by executing the following business strategies.

Capitalize on our Position as a Top-Tier Service Provider. We are committed to remaining a top-tier completion and well support services provider to our customers across all active onshore basins in the continental United States and Western Canada. We believe that our modern, high-quality asset base, our broad geographic footprint and diverse service offering, our blue-chip customer base and our experienced management team strategically position us to benefit from what we believe to be a burgeoning recovery in our industry. Our unlevered balance sheet and ample liquidity coupled with our market position will enable us to pursue growth opportunities.

Maintain Strong Balance Sheet Through Capital Discipline. We believe that maintaining our focus on prudent deployment of capital and retaining balance sheet flexibility will provide us with the ability to execute our strategy through industry volatility and commodity price cycles. We intend to maintain a conservative approach to managing our balance sheet to preserve operational and strategic flexibility. As of March 31, 2017, we had no outstanding indebtedness and had liquidity of approximately $177 million, consisting of cash and cash equivalents and availability under our New Credit Facility, providing us with the means to fund deployment of fleets and grow our operations. We believe that the proceeds we receive from this offering will provide us incremental capital to continue investing in our business while further strengthening our balance sheet.

Differentiate Ourselves from our Competitors through Customized Service Offerings. We seek to distinguish our services by providing customized solutions through extensive job analysis and job design and close coordination with our customers. For example, for hydraulic fracturing operations, we provide onsite design engineers to plan and execute jobs on a well-by-well basis, and implement targeted pumping configurations to better meet the challenges of a given well, reducing instances of redundant pumping capacity. Our design engineers and job supervisors are involved in every stage of the project from design to water testing to pump configuration and deployment to post-job analysis. By closely monitoring our equipment performance during the pumping stages and by performing rigorous equipment maintenance at the well site, we are able to complete a fracturing job efficiently, while minimizing the risk of equipment failures. We believe our customer focus and attention to detail enhances the efficiency and quality of a fracturing job, resulting in efficient, higher quality well completion for our customers. We also believe the quality of our service allows us to command a higher service rate while still reducing total well completion and maintenance costs for our customers.

Maximize Utilization of our Existing Asset Base. As commodity prices stabilize or rise and activity ramps across our markets, we intend to focus on maximizing utilization of our existing asset base at attractive returns while performing profit-enhancing service jobs. We expect to experience further increases in demand for our services across the markets and service lines in which we operate, and intend to capitalize on this increase in demand by focusing on maintaining high asset utilization levels to maximize revenue generation while seeking to maintain cost control initiatives implemented during the downturn to gain a competitive advantage and drive returns. We believe that the quality and efficiency of our service execution combined with our logistics and manufacturing capabilities and cost-efficiency gains we are able to provide to our customers are central to our efforts to support utilization and grow our business.

Leverage our Brand Name and Reputation to Expand Market Share. Our existing customer base includes several of the largest acreage holders with the most active drilling programs throughout North America’s existing and emerging resource basins. In many cases, our track-record of successful working relationships with our customers in one particular basin or service line has led to additional work in other basins or service lines in which the customer operates. We seek to continue to leverage our reputation and brand name with our existing customer base, as well as establish new relationships with additional active operators to selectively expand and cross-sell our services. We have an active sales team that is strategically located in the most active basins and in the core energy cities throughout North America. We target well-capitalized customers that we believe will be long-term participants in the development of conventional and unconventional resources in the United States, value safe and efficient operations and have the financial stability and flexibility to weather industry cycles.

Focus on Safety, Asset Maintenance and Training & Hiring. We will continue to implement industry-leading quality management in a standardized manner, with a keen focus on safety, customer service, asset maintenance and training. In fall 2016, we established a formal corporate operational development team to ensure that service quality and best practices for asset maintenance, safety standards and training and hiring procedures are uniform across the company. The current key areas of focus include ensuring that our QHSE standards meet or exceed the requirements of our customers, ensuring working and stacked assets are being maintained and are ready to be deployed and further standardizing processes and procedures across services lines and businesses. We believe this focused effort on process standardization will help us exceed customer expectations and operate more efficiently going forward.

Invest in Research & Technology Efforts Focused on Improving Economics and Operational Execution. We believe that one of the strategic benefits of our R&T division is the ability to develop and implement new technologies and quickly respond to changes in customer requirements and industry demand. Our efforts to date have been focused on developing innovative, fit-for-purpose solutions designed to enhance our core service offerings, increase efficiencies, provide cost savings to our operations and add value for our customers. Our R&T initiatives are now generating monthly cost savings for our integrated completion services operations, which is central to our overall strategy of proactively managing our costs to maximize returns. Additionally, several of these investments are already delivering value added products and services that, in addition to producing revenue, are creating increasing demand from key customers. These initiatives help protect market share in the current operating environment and better position us for growth as activity levels continue to improve.

Recent Developments

Hydraulic Fracturing Fleet Additions. On March 1, 2017, we placed our eleventh hydraulic fracturing fleet into service and we currently have approximately 470,000 HHP deployed. We expect to deploy four to five additional fleets over the course of 2017, including a refurbished fleet in the second quarter of 2017 and a new fleet in the third quarter of 2017, each representing an additional 40,000 HHP of incremental active horsepower. With these additions, our total hydraulic fracturing fleet will be composed of approximately 860,000 HHP, approximately 550,000 HHP of which we currently expect to be in service in the third quarter of 2017.

New Credit Facility Amendment. On March 16, 2017, we entered into an amendment (the “New Credit Facility Amendment”) to our revolving credit and security agreement, dated January 6, 2017 (the “New Credit Facility”), by and among us, certain of our subsidiaries party thereto, the lenders party thereto and PNC Bank, National Association, as administrative agent. Among other things, the New Credit Facility Amendment increases the amount of growth capital expenditures we are permitted to make during the 2017 fiscal year from $25 million to $60 million. See “Description of Indebtedness.”

Corporate Information

We are a Delaware corporation that was incorporated on December 19, 2016 in connection with our Chapter 11 Proceeding. Our principal executive offices are located at 3990 Rogerdale, Houston, TX 77042. Our telephone number is (713) 325-6000 and our internet address is www.cjenergy.com. Our website and the information contained thereon and accessible therefrom are not part of this prospectus supplement and should not be relied upon by prospective investors in connection with any decision to purchase our common shares.

The Offering

Common stock offered by us	6,000,000 shares, or 7,050,000 shares if the underwriters exercise in full their option to purchase additional shares (all of which would come from us).

Common stock offered by the selling stockholder	1,000,000 shares.

Shares of common stock to be outstanding after this offering	62,220,376 shares, or 63,270,376 shares if the underwriters exercise in full their option to purchase additional shares.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $183.8 million, or approximately $216.2 million if the underwriters exercise in full their option to purchase additional shares.

We intend to use the net proceeds to us from this offering for general corporate purposes, including to fund our 2017 capital expenditure and growth initiatives. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

Dividends	We have never declared or paid a dividend on our common stock and do not anticipate paying any dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-14 of this prospectus supplement and in the other documents incorporated herein before you make any investment in our securities.

Listing and trading symbol	Our common stock is currently traded on the NYSE MKT under the symbol “CJ.” We have been approved to list our common stock on the NYSE under the symbol “CJ” following the completion of this offering.

Unless we indicate otherwise or the context otherwise requires, the information in this prospectus supplement assumes 56,220,376 shares of common stock outstanding as of March 31, 2017 and:

•	does not include 7,035,560 shares of common stock authorized for issuance as equity awards under the 2017 C&J Energy Services, Inc. Management Incentive Plan (the “Management Incentive Plan”);

•	does not include shares of common stock issuable upon the exercise of 255,570 outstanding options issued to certain executive officers under the Management Incentive Plan;

•	does not include shares of common stock issuable upon the exercise of 1,175,488 outstanding Warrants (as defined herein);

•	does not include shares of common stock issuable upon the exercise of 2,360,166 Warrants (subject to adjustments pursuant to the terms of the Warrants) to be issued to the unsecured claim representative for the benefit of the general unsecured creditors pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims; and

•	assumes no exercise by the underwriters of their option to purchase up to 1,050,000 shares of common stock from us.

SUMMARY HISTORICAL CONSOLIDATED. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary historical consolidated, pro forma condensed consolidated and pro forma condensed combined financial information has been derived from our audited consolidated financial statements included elsewhere in this prospectus supplement. The unaudited pro forma statement of operations information for the years ended December 31, 2014 and 2015 were prepared to give effect to the Nabors Merger as if it had occurred on January 1, 2014, and the unaudited pro forma balance sheet information as of December 31, 2014 was prepared to give effect to the Nabors Merger as if it had occurred on December 31, 2014. The unaudited pro forma statement of operations information for the year ended December 31, 2016 was prepared to give effect to (i) the consummation of the Restructuring Plan and (ii) our adoption of fresh start accounting pursuant to ASC 852—Reorganizations, as if the effective date of the emergence from bankruptcy had occurred on January 1, 2016, and the unaudited pro forma balance sheet information as of December 31, 2016 was prepared as if the effective date of the emergence from bankruptcy had occurred on December 31, 2016. For a description of the adjustments made in preparing the pro forma financial information, please see our pro forma condensed consolidated and pro forma condensed combined financial statements included elsewhere in this prospectus supplement.

The following summary historical consolidated financial information as of and prior to the Plan Effective Date reflect the actual historical consolidated results of operations and financial condition of the Predecessor for the periods presented and do not give effect to the Restructuring Plan or any of the transactions contemplated thereby, including the adoption of fresh start accounting. In accordance with the provisions of ASC 852—Reorganizations, we adopted fresh start accounting as of January 1, 2017, and we will apply fresh start accounting in our financial statements commencing with our financial statements as of and for the three month period ended March 31, 2017. We expect that this will dramatically impact our 2017 first quarter operating results relative to our prior operating results as certain pre-bankruptcy debts were discharged in accordance with the Restructuring Plan immediately prior to our emergence from bankruptcy and our assets and liabilities will be adjusted to their fair values. As a result, our financial information subsequent to emergence from bankruptcy will not be comparable to our financial statements prior to emergence.

The financial information set forth in the table below is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus supplement. All numbers are in thousands, except per share information.

	Pro Forma Year Ended December 31, 2014	Pro Forma Year Ended December 31, 2015	Year Ended December 31, 2016	Pro Forma Year Ended December 31, 2016
	(in thousands, except per share information)
Statement of Operations Information:
Revenue	$3,861,412	$2,114,671	$971,142	$971,142
Costs and expenses:
Direct costs	3,003,496	1,874,374	947,255	947,255
Selling, general and administrative expenses	322,081	222,236	229,267	201,327
Research and development	14,327	16,704	7,718	7,718
Depreciation and amortization	245,806	310,313	217,440	136,478
Impairment expense	363,578	791,807	436,395	436,395
(Gain) loss on disposal of assets	2,370	(510)	3,075	3,075

Operating income (loss)	(90,246)	(1,100,253)	(870,008)	(761,106)

Other income (expense):
Interest income (expense), net	(98,490)	(99,050)	(157,465)	1,122
Other income (expense), net	598	(10,006)	9,504	9,504

Total other income (expense)	(97,892)	(109,056)	(147,961)	10,626
Income (loss) before reorganization items and income taxes	(188,138)	(1,209,309)	(1,017,969)	(750,480)

Reorganization items	—	—	55,330	—
Income tax expense (benefit)	56,045	(330,078)	(129,010)	(129,010)

Net income (loss)	$(244,183)	$(879,231)	$(944,289)	$(621,470)

Per share information:
Net loss per common share:
Basic	$(2.09)	$(7.52)	$(7.98)	$(11.20)

Diluted	$(2.09)	$(7.52)	$(7.98)	$(11.20)

Weighted average common shares outstanding:
Basic	$116,798	$116,903	$118,305	$55,464

Diluted	$116,798	$116,903	$118,305	$55,464

Balance sheet information (at end of period):
Cash and cash equivalents	$18,340	$25,900	$64,583	$175,864
Total current assets	990,365	484,443	299,688	410,969
Property, plant and equipment, net	1,807,924	1,210,441	950,811	601,376

Total assets	$3,533,406	$2,198,952	$1,361,601	$1,099,638

Total current liabilities	551,321	290,868	180,635	139,584
Total liabilities not subject to compromise	2,105,565	1,566,309	214,825	173,774
Total liabilities	2,105,565	1,566,309	1,660,171	173,774

Total equity (deficit)	$1,427,841	$632,643	$(298,570)	$925,864

Other information:
Adjusted EBITDA(1)	$554,906	$52,966	$(94,842)	$(97,303)
Capital expenditures	$464,812	$208,656	$57,909	$57,909

(1)	For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated in accordance with GAAP, please see “—Non-GAAP Financial Measure.”

Non-GAAP Financial Measure

We present Adjusted EBITDA, because management believes that the disclosure of Adjusted EBITDA as a measure of our operating performance allows investors to make a direct comparison to competitors, without regard to differences in capital and financing structure and the incurrence of other charges that impact comparability of our results of operations to those of our competitors. Investors should be aware, however, that there are limitations inherent in using Adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. An improving trend in Adjusted EBITDA may not be indicative of an improvement in the Company’s profitability. To compensate for the limitations in utilizing Adjusted EBITDA as an operating measure, management also uses U.S. GAAP measures of performance, including operating income (loss) and net income (loss), to evaluate performance.

The table below provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to (i) historical net loss, which is the nearest comparable U.S. GAAP financial measure for the year ended December 31, 2016 and (ii) pro forma net loss prepared and presented in accordance with Article 11 of Regulation S-X for the years ended December 31, 2014, 2015 and 2016. We generally define Adjusted EBITDA as net income (loss) before interest expense (income), income tax expense (benefit), depreciation and amortization, other (income) expense, (gain) loss on disposal of assets and other items that our management considers to be extraordinary, such as impairment expenses, debt restructuring and reorganization costs, inventory write-downs, acquisition-related costs, costs and charges associated with severance, facility closures and other charges. Additionally, for the year ended December 31, 2016, we have deducted several categories of expenses and charges incurred in connection with the Chapter 11 Proceeding in arriving at Adjusted EBITDA and which are detailed in the table below. For the years ended December 31, 2014 and 2015, we are presenting Adjusted EBITDA and net loss on a pro forma basis for the Nabors Merger and for the year ended December 31, 2016, for our adoption of fresh start accounting in accordance with the provisions set forth in ASC 852—Reorganizations.

	Pro Forma Year Ended December 31, 2014(1)	Pro Forma Year Ended December 31, 2015(1)	Year Ended December 31, 2016	Pro Forma Year Ended December 31, 2016
	(in thousands)
Net Loss(2)	$(244,183)	$(879,231)	$(944,289)	$(621,470)
Interest expense (income)	98,490	99,050	157,465	(1,122)
Income tax expense (benefit)	56,045	(330,078)	(129,010)	(129,010)
Depreciation and amortization	245,806	310,313	217,440	136,478
Other (income) expense	32,500	10,006	(9,504)	(9,504)
(Gain) loss on disposal of assets	2,370	(510)	3,075	3,075
Impairment expense	363,578	791,807	436,395	436,395
Debt restructuring and reorganization costs	—	—	85,731	—
Inventory write-down	—	31,109	35,350	35,350
Acquisition-related costs	—	—	10,534	10,534
Severance, facility closures and other	300	20,500	41,971	41,971

Adjusted EBITDA	$554,906	$52,966	$(94,842)	$(97,303)

(1)	Pro forma for the Nabors Merger.
(2)	Pro forma net loss for the fiscal years ended December 31, 2014 and 2015 exclude acquisition related costs of $20 million and $43 million, respectively.

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our common stock you should carefully consider the risk factors included in our Annual Report which is incorporated by reference into this prospectus supplement together with all of the other information included in this prospectus supplement and the documents we incorporate by reference. If any of the risks discussed in the foregoing documents were to occur, our business, results of operations, financial condition and cash flows may be materially adversely affected and you could lose all or part of your investment. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to an Investment in our Common Stock and this Offering

Future sales or the availability for sale of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could adversely affect the trading price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Our Amended and Restated Certificate of Incorporation authorizes us to issue 1,000,000,000 shares of common stock, of which 62,220,376 shares will be outstanding upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares. This number includes 6,000,000 shares that we are selling in this offering and 1,000,000 shares that the selling stockholder is selling in this offering, all of which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), and 55,463,903 shares issued in connection with our emergence from bankruptcy, most of which are freely transferable without restriction or further registration pursuant to Section 1145(a)(1) of the Bankruptcy Code. Shares of common stock held by the selling stockholder, the parties to the Registration Rights Agreement (defined below) and our executive officers and directors will be restricted from immediate resale under the lock-up agreements with the underwriters of this offering, but may be sold in the near future. See “Underwriting.” We also have 7,035,560 shares of common stock authorized for issuance as equity awards under the Management Incentive Plan as of March 31, 2017. In addition, as of March 31, 2017, Warrants (as defined herein) to purchase up to 1,175,488 shares of our common stock were outstanding and immediately exercisable, as well as up to an additional 2,360,166 shares of common stock issuable pursuant to Warrants (subject to adjustments pursuant to the terms of the Warrants) to be issued to the unsecured claim representative for the benefit of the general unsecured creditors after the Plan Effective Date pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims, and shares issued upon exercise of these Warrants will generally be freely transferrable without restriction or registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

A large percentage of shares of our common stock are held by a relatively small number of stockholders. We entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of those stockholders pursuant to which we have filed a registration statement with the SEC to facilitate potential future sales of such shares by them. Sales of a substantial number of shares of our common stock in the public markets, or even the perception that these sales might occur, could depress the market price of our common stock and impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. See “Our History and Reorganization—Registration Rights Agreement.”

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the effect that future sales of our common stock will have on the price at which our common stock trades or the size of future issuances of our common stock or the effect, if any, that future issuances will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

Our stock price may be volatile. Volatility in the market price of our common stock may prevent you from being able to sell your common stock at or above the price you paid for your common stock. The market price for our common stock could fluctuate for various reasons, including:

•	the impact of our emergence from bankruptcy on our business and relationships;

•	future sales or the availability for sale of substantial amounts of our common stock, including shares received upon exercise of outstanding Warrants;

•	volatility in the prices of oil and natural gas;

•	our business strategy;

•	our financial strategy;

•	our results of operations and financial position, including operating cash flows, the availability of capital and our liquidity;

•	our future revenue, income and overall financial and operating performance;

•	quarterly variations in measures of our results of operations, such as net income per share, net income and revenues;

•	our ability to sustain and improve our utilization, revenue and margins;

•	our ability to maintain acceptable pricing for our services;

•	future capital expenditures;

•	our ability to finance equipment, working capital and capital expenditures;

•	our ability to execute our long-term growth strategy;

•	our ability to successfully develop our R&T capabilities and implement technological developments and enhancements;

•	the timing and success of future acquisitions and other strategic initiatives and special projects;

•	strategic actions by our competitors;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our common stock;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the occurrence of any risks described under this “Risk Factors” section or in our Annual Report under the heading “Risk Factors.”

Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price and materially affect the value of your investment.

An active, liquid trading market for our common stock may not develop.

Our common stock is currently traded on the NYSE MKT. We have been approved to list our common stock on the NYSE following the completion of this offering. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

The warrants we issued or will issue in accordance with the Restructuring Plan are exercisable for shares of our common stock. The exercise of such equity instruments would have a dilutive effect to other stockholders.

In accordance with the terms of the Restructuring Plan, we issued on the Plan Effective Date 1,180,083 Warrants that are exercisable into shares of common stock of the Company at an initial exercise price of $27.95 per Warrant. In addition, the Warrant Agreement (as defined below) provides for the issuance in the future of up to 2,360,166 Warrants (subject to adjustments pursuant to the terms of the Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors. The exercise of these warrants into common stock would have a dilutive effect to the holdings of our existing stockholders. The warrants will not expire until January 6, 2024 and may create an overhang on the market for, and have a negative effect on the market price of, our common stock.

Because we currently have no plans to pay regular dividends on our common stock for the foreseeable future, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

We have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock is limited by restrictive covenants in our New Credit Facility, and will be at the sole discretion of our board of directors (the “Board”) and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, cash flows, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board deems relevant. In addition, any agreements governing our future indebtedness may restrict our ability to pay dividends on our common stock. As a result, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

Certain provisions of our Certificate of Incorporation, our Bylaws and stockholder rights agreement may make it difficult for stockholders to change the composition of our Board and may discourage, delay or prevent a merger or acquisition that some stockholders may consider beneficial.

Certain provisions of our Certificate of Incorporation and our Bylaws may have the effect of delaying or preventing changes in control if our Board determines that such changes in control are not in the best interests of the Company and our stockholders. The provisions in our Certificate of Incorporation and our Bylaws include, among other things, those that:

•	classify the Board;

•	limit removal of directors;

•	authorize our Board to issue preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

•	establish advance notice procedures for nominating directors or presenting matters at stockholder meetings;

•	prohibit cumulative voting;

•	prohibit action by written consent following the termination of the Stockholders Agreement (as defined below);

•	the availability of authorized but unissued shares of common stock for future issuance without stockholder approval; and

•	provide that only the Board may call special meetings of stockholders.

In addition, we have adopted a stockholder rights agreement. While our stockholder rights agreement and the above provisions have the effect of encouraging persons seeking to acquire control of the Company to negotiate with our Board, they could enable the Board to hinder or frustrate a transaction that some, or a majority, of the stockholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management.

The concentration of our capital stock ownership among our largest stockholders and their affiliates will limit your ability to influence corporate matters.

Upon completion of this offering, certain stockholders and their affiliates which were known to us as of February 24, 2017 to beneficially own more than 5% of our common stock will beneficially own approximately 45% of our outstanding common stock. Consequently, these holders (each of whom we refer to as a “principal stockholder”) will continue to have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership and the rights of our principal stockholders will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Furthermore, conflicts of interest could arise in the future between us, on the one hand, and our principal stockholders and their respective affiliates, including portfolio companies, on the other hand, concerning among other things, potential competitive business activities or business opportunities. Several of our principal stockholders are private equity firms or investment funds in the business of making investments in entities in a variety of industries. As a result, our principal stockholders’ existing and future portfolio companies may compete with us for investment or business opportunities. These conflicts of interest may not be resolved in our favor.

We may issue preferred stock on terms that could adversely affect the voting power or value of our common stock.

Except as provided in the Stockholders Agreement, our Amended and Restated Certificate of Incorporation authorizes our Board to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as the Board may determine. The terms of one or more classes or series of preferred stock could adversely affect the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently have only limited research coverage by securities and industry analysts. If no securities or industry analysts maintain coverage of us, the trading price for our common stock and other securities could be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We are currently a non-accelerated filer. Accordingly, we are currently exempt from the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls in connection with our 2016 audit. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, all of our directors and executive officers, the selling stockholder and the parties to the Registration Rights Agreement have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our common stock for a period ending on May 30, 2017. The Representatives, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

Certain of our directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors, who are responsible for managing the direction of our operations and acquisition activities, hold positions of responsibility with other entities. The existing positions held by these directors may give rise to fiduciary or other duties that are in conflict with the duties they owe to us. These directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference include certain statements and information that may constitute “forward-looking statements.” The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things, the impact of our emergence from bankruptcy on our business and relationships, future sales of or the unavailability for future sale of substantial amounts of our common stock, including the exercise of outstanding Warrants, our business strategy and our financial strategy.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following:

•	a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry;

•	the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies;

•	a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity;

•	pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services;

•	the loss of, or interruption or delay in operations by, one or more significant customers;

•	the failure to pay amounts when due, or at all, by one or more significant customers;

•	changes in customer requirements in markets or industries we serve;

•	costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to expansion into new geographic regions and new business lines;

•	the effects of future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so;

•	business growth outpacing the capabilities of our infrastructure;

•	adverse weather conditions in oil or gas producing regions;

•	the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services;

•	the incurrence of significant costs and liabilities resulting from litigation;

•	the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment;

•	the loss of, or inability to attract, key management personnel;

•	a shortage of qualified workers;

•	the loss of, or interruption or delay in operations by, one or more of our key suppliers;

•	operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage;

•	accidental damage to or malfunction of equipment;

•	uncertainty regarding our ability to improve our operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy and other risks and uncertainties related to our emergence from bankruptcy;

•	our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan;

•	our ability to comply with covenants under our New Credit Facility; and

•	other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors.”

For additional information regarding known material factors that could affect our operating results and performance, see “Risk Factors” in our Annual Report and in the documents incorporated by reference. Should one or more of these known material risks occur, or should the underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statement.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $183.8 million, or approximately $216.2 million if the underwriters exercise their option to purchase additional shares, and after deducting underwriting discounts and commissions and other estimated expenses of the offering payable by us.

We intend to use the net proceeds to us from this offering for general corporate purposes, including to fund our 2017 capital expenditure and growth initiatives.

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the development and growth of our business, and we do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. Payment of dividends, if any, will be at the discretion of our Board and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board. Additionally, covenants contained in our New Credit Facility restrict the payment of cash dividends on our common stock.

OUR HISTORY AND REORGANIZATION

History

Our business was founded in Texas in 1997 as a partnership and we converted to a Delaware corporation (“Old C&J”) in connection with our initial public offering that we completed in July 2011 with a listing on the NYSE under the symbol “CJES.” In March 2015, Old C&J completed the Nabors Merger, a transaction that nearly tripled the Company’s size, significantly expanding the Company’s Completion Services business and adding the Well Support Services business to the Company’s service offering. Upon the closing of the Nabors Merger, Old C&J became a subsidiary of the Predecessor and shares of common stock of Old C&J were converted into common shares of the Predecessor on a 1-for-1 basis.

Due to a severe industry downturn, on July 20, 2016, the Predecessor Companies voluntarily filed petitions for the Chapter 11 Proceeding. Contemporaneously with the commencement of the Chapter 11 Proceeding, trading in the Predecessor’s common shares was suspended and ultimately delisted from the NYSE. On July 21, 2016, the Predecessor’s common shares began trading on the OTC Markets Group Inc.’s (“OTC”) Pink® Open Market under the symbol “CJESQ.”

On December 16, 2016, the Bankruptcy Court entered the Confirmation Order confirming the Restructuring Plan of the Predecessor Companies. On the Plan Effective Date, the Predecessor Companies substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. As part of the transactions undertaken pursuant to the Restructuring Plan, effective on the Plan Effective Date, the Predecessor’s equity was canceled and the Predecessor transferred all of its assets and operations to C&J Energy Services, Inc., a newly formed Delaware corporation (the “Successor”). On January 12, 2017, trades in the Successor’s common stock began being reported on the OTC “Grey marketplace” under the symbol “CJJY.”

On March 6, 2017, our common stock began trading on the NYSE MKT under the symbol “CJ.” We have been approved to list our common stock on the NYSE under the symbol “CJ” following the completion of this offering.

Our Reorganization

Pursuant to the Restructuring Plan, in connection with emerging from the Chapter 11 Proceeding, the following occurred:

•	Debt-to-equity Conversion: The holders of allowed secured lender claims (the “Secured Lenders”) under the Predecessor’s Credit Agreement, dated as of March 24, 2015 as amended and modified from time to time (the “Old Credit Agreement”), were issued 39,999,997 shares of new common equity in the Successor (“New Equity”) and all obligations under the Old Credit Agreement were canceled as of the Plan Effective Date.

•	The Rights Offering: The Company offered subscription rights to eligible Secured Lenders to purchase up to $200 million of New Equity at a price per share of $13.58 as part of the Restructuring Plan (the “Rights Offering”). The Company issued 14,408,789 shares of New Equity to Secured Lenders that subscribed to shares in the Rights Offering, and the Rights Offering was consummated on the Plan Effective Date. Certain of the Secured Lenders agreed to provide backstop commitments for the Rights Offering and such Secured Lenders purchased 318,743 shares of New Equity pursuant to their backstop commitment and received 736,374 shares of New Equity as a put option premium.

•

The New Credit Facility: The Successor and certain of its subsidiaries, as borrowers (the “Borrowers”), entered into the New Credit Facility which allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of (a) $100 million or (b) a borrowing base, which borrowing base is based upon the value of the Borrowers’ accounts receivable and inventory. The New Credit Facility also contains an availability block, which reduces the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10 to 1.0. The New Credit Facility also provides for the issuance of letters of credit, which reduce the borrowing capacity thereunder. The maturity date of the New Credit Facility is January 6, 2021. The New Credit Facility Amendment executed March 16, 2017 modified certain of these covenants to increase the amount of growth capital expenditures we are permitted to make during the 2017 fiscal year from $25 million to $60 million.

•	The Warrants: On the Plan Effective Date, the Company issued 1,180,083 new seven-year warrants exercisable on a net-share settled basis at a strike price of $27.95 per warrant (the “Warrants”) to holders of the Predecessor’s common equity, and all of the Predecessor’s common equity was canceled as of the Plan Effective Date. The Company will issue up to 2,360,166 Warrants (subject to adjustments pursuant to the terms of the Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors after the Plan Effective Date pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims.

•	Distributions: The lenders under the Predecessor’s debtor-in-possession credit facility (the “DIP Facility”) received payment in full in cash of amounts outstanding thereunder on the Plan Effective Date from cash on hand and proceeds from the Rights Offering. In exchange for settlement of their allowed claims, each of the Predecessor’s general unsecured creditors will receive a pro rata share of the unsecured creditor recovery pool, which consists of cash and, when issued, up to 2,360,166 Warrants (subject to adjustments pursuant to the terms of the Warrants), pursuant to the terms of the Restructuring Plan. Amounts owed for professional fees associated with the consummation of the Restructuring Plan were paid in full in cash.

In connection with the effectiveness of the Restructuring Plan on the Plan Effective Date, we entered into our New Credit Facility, the Warrant Agreement, the Stockholders Agreement and the Registration Rights Agreement (each as defined herein), which are filed as exhibits to the registration statement of which this prospectus supplement is a part.

New Credit Facility

See “Description of Indebtedness—Description of the New Credit Facility” for a description of the New Credit Facility.

The Warrant Agreement

On the Plan Effective Date, by operation of the Restructuring Plan, we entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, under which 1,180,083 Warrants were issued to holders of the Predecessor’s common equity and up to 2,360,166 Warrants (subject to adjustments pursuant to the terms of the Warrants), will be issued to general unsecured creditors after the Plan Effective Date pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims.

The Warrants are exercisable from the date of issuance, or the Plan Effective Date, until 5:00 p.m., New York City time, on January 6, 2024. The Warrants are initially exercisable for one share of the Company’s common stock, par value $0.01 per share, per Warrant at an initial exercise price of $27.95 per Warrant (the “Exercise Price”).

No Rights as Stockholders

Pursuant to the Warrant Agreement, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, to consent, to receive dividends, to receive notice as a stockholder with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a stockholder unless, until and only to the extent such holder becomes a holder of record of shares of common stock issued upon settlement of Warrants.

Adjustments

The number of shares of common stock for which a Warrant is exercisable, and the exercise price per share of such Warrant are subject to adjustment from time to time upon the occurrence of certain events including: (1) the issuance of shares of common stock as a dividend or distribution to all or substantially all holders of shares of common stock, or a subdivision or combination of common stock; (2) the issuance to all or substantially all holders of common stock of rights, options or warrants entitling them for a period expiring 45 calendar days or less from the date of announcement of such issuance to purchase shares of common stock at a price per share that is less than the average of the Trading Day Closing Sale Prices (as defined in the Warrant Agreement) of common stock for the ten consecutive Trading Day (as defined in the Warrant Agreement) period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; and (3) the issuance as a dividend or distribution to all or substantially all holders of common stock of (i) shares of our Capital Stock (as defined in the Warrant Agreement) (other than common stock), (ii) evidences of our indebtedness, (iii) other assets or property of the Company, (iv) rights, options or warrants to purchase our securities or (v) cash (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or related to a Reorganization (as defined below)).

Deemed Liquidation Event

All Warrants outstanding as of the close of business on the Trading Day immediately preceding the day on which a Deemed Liquidation Event (as defined in the Warrant Agreement) occurs (the “Automatic Exercise Time”) shall be deemed exercised upon the occurrence of such Deemed Liquidation Event and settled as set forth in the Warrant Agreement. Each person in whose name any shares of common stock are issued as a result of an automatic exercise triggered by a Deemed Liquidation Event shall for all purposes be deemed to have become the holder of record of such shares as of the Automatic Exercise Time.

Reorganization Event

Upon the occurrence of (i) any recapitalization, reclassification or change of the common stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger, combination or similar transaction involving the Company, (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and our subsidiaries substantially as an entirety, or (iv) any statutory share exchange, other than a Deemed Liquidation Event (a “Reorganization”), each holder of Warrants will have the right to receive, upon exercise of a Warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the Net Share Amount (as defined below) would have owned or been entitled to receive in connection with such Reorganization.

Net Share Settlement

The Warrants will be net share settled, meaning that a holder of Warrants shall be entitled to exercise the Warrant such that no payment will be required in connection with such exercise. Upon settlement, we shall deliver, without any payment therefor, a number of shares of common stock (the “Net Share Amount”) equal to (i)(a) the number of Warrants being exercised, multiplied by (b) the Warrant Share Number (as defined in the Warrant Agreement) as of the exercise date (as defined in the Warrant Agreement), multiplied by (ii)(a) the Fair Market Value (as defined in the Warrant Agreement) of one share of common stock as of the exercise date, minus (b) the Exercise Price as of the exercise date, divided by (iii) the Fair Market Value of one share of common stock as of the exercise date.

This summary of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus supplement is a part.

Stockholders Agreement

We are party to a Stockholders Agreement (as amended, the “Stockholders Agreement”) with certain funds or accounts affiliated with and/or managed by each of GSO Capital Solutions Fund II (Luxembourg) S.a.r.l. (“GSO”), Solus Alternative Asset Management LP (together with its affiliates, “Solus”) and BlueMountain Capital Management, LLC, (together with its affiliates and associated accounts and funds, “Blue Mountain”) (each a “Holder”).

The Stockholders Agreement provides that the Board will consist of seven directors and grants rights to designate nominees to serve as directors to GSO and Solus as follows: (a) GSO may designate up to three directors for nomination to the Board and (b) Solus may designate up to two directors for nomination to the Board and may also designate one non-voting observer to the Board, in each case subject to certain common stock ownership thresholds specified in the Stockholders Agreement. In addition, the Board or a nominating committee thereof shall designate our Chief Executive Officer and one other director for nomination to the Board.

Certain significant actions by us require the consent of one or more of the Holders. These actions include, but are not limited to, the issuance of equity securities of the Company representing more than 10% of the shares of common stock issued pursuant to the Restructuring Plan (excluding shares of common stock issued pursuant to Warrants), the incurrence of indebtedness in excess of $100 million in the aggregate, the consummation of acquisitions greater than $100 million and any voluntary registration of our common stock under Section 12 of the Exchange Act. Under the Stockholders Agreement, the Holders will be entitled to certain preemptive rights upon the issuance of certain types of equity or debt securities by the Company.

The Stockholders Agreement provides that it will terminate automatically (i) immediately prior to the earlier of (A) our common stock being listed on the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE or (B) the closing of a firmly underwritten Public Offering (as defined therein) resulting in gross cash proceeds of at least $200 million in the aggregate or (ii) upon the occurrence of both (A) each of GSO and Solus holding less than 5% of the outstanding common stock and (B) all Holders collectively holding less than 20% of the outstanding common stock. On February 27, 2017, the Company and certain of the Holders entered into an amendment (“Amendment No. 1”) to the Stockholders Agreement setting forth the termination provision described in clause (i) of this paragraph. Pursuant to Amendment No. 1, the Holders also agreed to consent to the listing of the Company’s common stock on the NYSE MKT and the registration of the Company’s common stock under Section 12 of the Exchange Act and the waiver of certain notices required under the Stockholders Agreement in connection therewith. It is anticipated that upon the completion of this offering, the Stockholders Agreement will terminate pursuant to its terms.

This summary of the Stockholders Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Stockholders Agreement and Amendment No. 1, each of which is filed as an exhibit to the registration statement of which this prospectus supplement is a part.

Registration Rights Agreement

We are party to a Registration Rights Agreement with GSO, Solus, BlueMountain and Symphony Asset Management LLC (together with its affiliates and associated accounts and funds, “Symphony”). The Registration Rights Agreement required us to file a shelf registration statement within 10 calendar days after we filed our Annual Report on Form 10-K for the year ended December 31, 2016, and we filed such registration statement on March 7, 2017. The Registration Rights Agreement also provides the parties to the Registration Rights Agreement the ability to demand registrations or underwritten shelf takedowns subject to certain requirements and exceptions.

In addition, if we propose to register shares of our common stock in certain circumstances, the parties to the Registration Rights Agreement will have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of common stock in the registration statement.

In the event of the sale or distribution to the public of our common stock pursuant to an offering registered under the Securities Act, if reasonably requested by us and the managing underwriters and required by the holders of a majority of the common stock registrable under the Registration Rights Agreement and participating in such sale or distribution, each of the parties to the Registration Rights Agreement has agreed that it will not (a) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our capital stock (collectively, “Equity Securities”), (b) enter into a transaction which would have the same effect as described in clause (a) above, (c) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Equity Securities, whether such transaction is to be settled by delivery of such Equity Securities, in cash or otherwise (each of (a), (b) and (c) above, a “Sale Transaction”), or (d) publicly disclose the intention to enter into any Sale Transaction, subject to certain exceptions.

This description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus supplement is a part.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016:

•	on an actual basis;

•	on an adjusted basis to give effect to the Restructuring Plan and the transactions contemplated thereby, including the adoption of fresh start accounting, as if such events had occurred on December 31, 2016; and

•	on an as further adjusted basis to give effect to the issuance of common stock by us in this offering and the application of net proceeds to us as described in “Use of Proceeds”.

You should read this table in conjunction with “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial and Operating Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

	As of December 31, 2016
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents	$64,583	$175,864	$359,614
Debt:
Revolver	$284,400	$—	$—
Five-Year Term Loans	569,250	—	—
Seven-Year Term Loans	480,150	—	—
Debtor-In-Possession Facility	25,000	—	—
New Credit Facility(1)	—	—	—

Total debt	1,358,800	—	—
Shareholders’ equity:
Common stock: $0.01 par value; 750,000,000 authorized shares; 119,529,942 shares issued and outstanding (actual); 1,000,000,000 authorized shares; 55,463,894 shares issued and outstanding (as adjusted) and 61,463,894 shares issued and outstanding (as further adjusted)	1,195	555	615
Additional paid-in capital	1,009,426	925,309	1,108,999
Accumulated other comprehensive loss	(2,600)	—	—
Retained earnings (deficit)	(1,306,591)	—	—

Total shareholders’ equity (deficit)	(298,570)	925,864	1,109,614

Total capitalization	$1,060,230	$925,864	$1,109,614

(1)	The New Credit Facility allows us to incur revolving loans in an aggregate amount up to the lesser of (a) $100 million or (b) a borrowing base, which borrowing base is based upon the value of our accounts receivable and inventory, subject to eligibility criteria and customary reserves which may be modified in the Lender’s (as defined below) permitted discretion. The New Credit Facility also contains an availability block, which reduces the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10 to 1.0. Availability under the New Credit Facility as of March 31, 2017 was $63.4 million after giving effect to our use of approximately $15.1 million of the borrowing base in respect of outstanding letters of credit as of such date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations is intended to assist you in understanding our business and results of operations together with our present financial condition. This section should be read in conjunction with the audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in any forward-looking statement because of various factors, including, without limitation, those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report.

Introductory Note and Corporate Overview

We are a leading provider of well construction, well completion, well support and other complementary oilfield services to E&P companies in North America. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, directional drilling, coiled tubing, rig services, fluids management and other support services. We are headquartered in Houston, Texas and operate in all active onshore basins in the continental United States and Western Canada. For a description of our history, including our formation, the Nabors Merger and the Chapter 11 Proceeding, see “Our History and Reorganization.”

Business Overview

Our operating and financial performance is heavily influenced by drilling, completion and production activity by our customers, which is significantly impacted by commodity prices. We have invested heavily in strategic initiatives to strengthen, expand and diversify our company through service line diversification, vertical integration and technological advancement. In our day-to-day operations, we utilize equipment and products manufactured by our vertically integrated businesses, and we also sell such equipment and products to third-party customers in the global energy services industry.

In late 2014, oil prices began a substantial and rapid decline, and the severe weakness and volatility continued throughout 2015. As we entered 2016, we experienced a sharp drop in activity across our customer base as operators reacted to further declines in oil prices and the deteriorating onshore drilling rig count. The significant volatility in commodity prices continued through much of 2016 and, although both crude oil and natural gas prices began to increase modestly and stabilize in late 2016, commodity prices, in general, remain significantly lower than the industry average experienced in recent years. Notwithstanding the relatively low level of prices, our customers have gradually started to increase activity, which resulted in slightly improved operational and financial performance in both the third and fourth quarters of 2016. Additionally, as discussed below under “—Our Reportable Business Segments—Completion Services—Completion Services Outlook” and “—Our Reportable Business Segments—Well Support Services—Well Support Services Outlook,” we are expecting improved activity levels and pricing across several of our business lines during 2017 and 2018.

Recent Developments

Chapter 11 Proceeding

On the Plan Effective Date, the Predecessor Companies substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. Upon emergence from the Chapter 11 Proceeding, the Company adopted fresh start accounting in accordance with the provisions set forth in ASC 852—Reorganizations. For more information regarding the adoption of fresh start accounting, see “Note 4—Fresh Start Accounting” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement.

For a description of the Chapter 11 Proceeding, see “Our History and Reorganization.” For additional discussion of the known, material risks associated with our emergence from the Chapter 11 Proceeding, see the section titled “Risk Factors” in our Annual Report.

Hydraulic Fracturing Fleet Additions.

On March 1, 2017, we placed our eleventh hydraulic fracturing fleet into service and we currently have approximately 470,000 HHP deployed. We expect to deploy four to five additional fleets over the course of 2017, including a refurbished fleet in the second quarter of 2017 and a new fleet in the third quarter of 2017, each representing an additional 40,000 HHP of incremental active horsepower. With these additions, our total hydraulic fracturing fleet will be composed of approximately 860,000 HHP, approximately 550,000 HHP of which we currently expect to be in service in the third quarter of 2017.

New Credit Facility Amendment

On March 16, 2017, we entered into the New Credit Facility Amendment. Among other things, the New Credit Facility Amendment increases the amount of growth capital expenditures we are permitted to make during the 2017 fiscal year from $25 million to $60 million. For a description of the New Credit Facility Amendment, see “Description of Indebtedness.”

Our Reportable Business Segments

As of December 31, 2016, our reportable business segments were:

•	Completion Services, which consists of the following service lines: (1) hydraulic fracturing; (2) Casedhole Solutions (defined below), which includes cased-hole wireline and pumpdown services, wireline logging, perforating, pressure pumping, well site make-up and pressure testing and other complementary services; (3) well construction services, specifically cementing and directional drilling services; and (4) R&T, which is primarily engaged in the engineering and production of certain parts and components, such as perforating guns and addressable switches, which are used in the completion process.

•	Well Support Services, which consists of the following service lines: (1) rig services, including workover and other support services primarily used for routine repair and maintenance of oil and gas wells, re-drilling operations and plugging & abandonment operations; (2) fluids management services, which provides storage, transportation and disposal services for produced fluids and fluids used in the drilling, completion and workover of oil and gas wells; (3) coiled tubing services, primarily used for frac plug drill-out during completion operations and for well workover and maintenance; (4) artificial lift applications; and (5) other well support services.

•	Other Services, which consists of our smaller non-core service lines that have either been divested, or are in the process of being divested, including our specialty chemical business (divested in June 2016), equipment manufacturing and repair business (initial divestiture in January 2017, and remainder divested in February 2017) and our international coiled tubing operations in the Middle East (operations ceased late 2015, and began winding down in 2016).

Our reportable business segments are described in more detail below; for financial information about our reportable business segments, including revenue from external customers and total assets by reportable business segment, see “Note 14—Segment Information” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement.

Completion Services

The core services provided through our Completion Services segment are hydraulic fracturing and cased-hole wireline and pumpdown services. We utilize our in-house manufacturing capabilities, including our data acquisition and control instruments business, to offer a technologically advanced and efficiency focused range of completion techniques. Our strategy is to offer our completion services as a bundled package in order to provide an integrated, value-added solution and maximize efficiency for our customers. Our well construction services, specifically cementing and directional drilling services, and our R&T division, which includes our manufacturing capabilities, are also managed through our Completions Services segment. The majority of revenue for this segment is generated by our hydraulic fracturing business, and we consider our hydraulic fracturing service line and our cased-hole wireline and pumpdown services line to be our core service lines within this segment.

During the fourth quarter of 2016, our hydraulic fracturing service line deployed, on average, approximately 430,000 horsepower out of our current estimated fleet of approximately 820,000 horsepower. In our cased-hole wireline and pumpdown services line, we deployed, on average, approximately 60 wireline trucks and 42 pumpdown units out of our current estimated fleet of approximately 127 trucks and 57 pumpdown units. In our cementing service line, we deployed, on average, approximately 9 units out of our current estimated asset base of approximately 36 units. However, not all of our deployed assets are utilized fully, or at all, at any given time, due to, among other things, routine scheduled maintenance and downtime. Additionally, in response to the continued competitive landscape, we have focused on operational rightsizing measures to better align our assets with current industry demand, which has included stacking or idling unproductive equipment across our asset base within each service line.

Management evaluates the operational performance of our Completions Services segment and allocates resources primarily based on Adjusted EBITDA because management believes that Adjusted EBITDA provides important information about the activity and profitability of our lines of business within this segment. Adjusted EBITDA is a non-GAAP financial measure computed as total earnings (loss) before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs, and non-routine items.

For the year ended December 31, 2016, revenue from our Completion Services segment was $544.0 million, representing approximately 56.0% of our total revenue, compared with revenue of $1.1 billion for the year ended December 31, 2015, which represents a 52.2% year-over-year decrease. Adjusted EBITDA from this segment for the year ended December 31, 2016 was $(39.6) million, compared with $39.9 million of Adjusted EBITDA for the year ended December 31, 2015, which represents a 199.4% year-over-year decrease.

	Year Ended
	December 31, 2016	December 31, 2015
Revenue
Hydraulic Fracturing	$353,929	$797,914
Wireline & Pumpdown	159,317	296,202
Other (Cementing, Directional Drilling and Research & Technology)	30,712	44,405

Total revenue	$543,958	$1,138,521
Adjusted EBITDA	$(39,628)	$39,851
Average active hydraulic fracturing horsepower	480,000	790,000
Total fracturing stages	11,413	16,011
Average active wireline trucks	68	115
Average active pumpdown units	44	56

See “Note 14—Segment Information” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement, for a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), which is the nearest comparable U.S. GAAP financial measure (in thousands) on a reportable segment basis for the years ended December 31, 2016 and 2015.

Due to improving commodity prices and higher North American drilling rig count, fourth quarter revenue and Adjusted EBITDA from our Completion Services segment benefited from higher overall utilization and slightly improved pricing levels in all service lines within most of our core operating basins. In our hydraulic fracturing service line, we witnessed an increase in completion activity, which resulted in the reduction of available frac days, slightly higher pricing and improved margins throughout the fourth quarter. Despite the improved market conditions, the primary driver behind the majority of the margin improvement continued to be our efforts to aggressively control costs. In our cased-hole wireline and pumpdown services line, increases in completion activity caused capacity to tighten in most of our core operating basins, which resulted in increased utilization and greater market share gains as well as higher overall pricing. Additionally, our wireline operations continue to experience cost savings from utilizing our in-house manufactured perforating equipment and addressable switches. In our cementing service line, which comprises the vast majority of the remaining revenue in the Completion Services segment, key customers in our core Northeast and West Texas markets requested that we deploy additional crews due to increased efficiencies and superior service quality, which allowed us to continue expanding our growing market share position.

Completion Services Outlook

In 2017, we expect our Completion Services segment to experience improved overall activity levels as many of our key customers continue to increase their rig count and completion activity. Due to improving market conditions and increasing customer demand, available frac days continue to decrease and many customers have begun to inquire about securing dedicated hydraulic fracturing fleets. Additionally, we were recently awarded a substantial package of completion services work in the Eagle Ford Shale Trend in South Texas, and we anticipate increasing our operating fleet count to eleven horizontal hydraulic fracturing fleets during the first quarter of 2017.

As a result, we are expecting that pricing for many of our services will increase, our utilization will improve and that we would redeploy additional hydraulic fracturing fleets, wireline trucks and pumpdown units during 2017 and 2018, in each case assuming that current market trends continue. However, improving activity levels, pricing and the deployment of equipment are all dependent upon macroeconomic and commodity price stability, and our expectations could change if market conditions change. Despite the continued competitive landscape, we have recently begun to experience market share gains in most of our completion services’ lines as certain competitors continue to withdraw or permanently leave the marketplace. As we continue to emerge from the challenging commodity price environment, our primary focus will be to remain one of the premier completion services providers and to continue to service the needs of all of our customers in a safe, cost efficient manner, which will best position the Company for future growth and success.

Well Support Services

Our Well Support Services segment focuses on post-completion activities at the well site, and includes rig services, including workover, plug and abandonment, fluids management, coiled tubing, artificial lift applications and other support services. The majority of revenue for this segment is generated by our rig services line, and we consider our rig services line, fluids management service line and coiled tubing service line to be our core service lines within this segment.

During the fourth quarter of 2016, our workover rig services line deployed, on average, approximately 145 workover rigs per workday out of our estimated average fleet of approximately 483 workover rigs. In our coiled tubing service line, we deployed, on average, approximately 25 units out of our current estimated average fleet of approximately 44 coiled tubing units. In our fluids management service line, we deployed, on average, approximately 640 fluid services trucks per workday and approximately 1,054 frac tanks per workday out of our estimated average fleets of approximately 1,329 trucks and 4,903 tanks, respectively. In our fluids management service line, we own 29 private salt water disposal wells for fluids disposal purposes. However, not all of our deployed assets are utilized fully, or at all, at any given time, due to, among other things, routine scheduled maintenance and downtime. Additionally, in response to the continued competitive landscape, we have focused on operational rightsizing measures to better align our assets with current industry demand, which has included idling unproductive equipment across our asset base within each service line.

Management evaluates the operation and performance of our Well Support Services segment and allocates resources primarily based on activity levels, specifically rig and trucking hours, as well as Adjusted EBITDA. The following table presents rig and trucking hours for our Well Support Services for the period from the Nabors Merger date, March 24, 2015 through December 31, 2015 and for the year ended December 31, 2016 (dollars in millions):

	Year Ended
	December 31, 2016	December 31, 2015
Revenue
Rig Services	$197,003	$248,547
Fluids Management Services	132,486	169,934
Coiled Tubing Services	55,829	122,878
Other Well Support Services (includes ESPCT)	34,279	40,783

Total revenue	$419,597	$582,142
Adjusted EBITDA	$17,460	$79,966
Average active workover rigs	197	275
Total workover rig hours	430,076	465,926
Average coiled tubing units	45	45
Average active coiled tubing units	27	34
Average fluids management trucks	1,411	1,444
Average active fluids management trucks	725	1,076
Total fluids management truck hours	1,384,898	1,653,417

See “Note 14—Segment Information” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement, for a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), which is the nearest comparable U.S. GAAP financial measure (in thousands) on a reportable segment basis for the years ended December 31, 2016 and 2015.

During the fourth quarter, both revenue and Adjusted EBITDA declined in our Well Support Services segment primarily due to downtime associated with severe weather in certain core operating basins and the typical fourth quarter seasonal slowdown as customers exhausted their annual budgets and began budgeting for the coming year. Despite lower overall segment revenue and Adjusted EBITDA, revenue in our rig services service line increased slightly as pricing stabilized and our average daily working rig count increased prior to the effects of the seasonal slowdown. We witnessed stable, to slightly higher, rig services activity and pricing in our core operating regions in the Southwest, Rocky Mountains, California and Western Canada; however, the fragmented marketplace remains extremely competitive. After a slow start due to warm weather, our Western Canada rig services service line experienced increased utilization, which partially offset some of the utilization decline and competitive pricing experienced in the United States in both our rig services and fluids management service lines. In our fluids management service line, utilization was negatively impacted by the seasonal slowdown and pricing pressure due to the predatory pricing tactics of certain of our competitors. In our coiled tubing service line, pricing remained competitive and utilization was negatively affected by the seasonal slowdown, but we continued to enhance our overall market share position as completion activity increased and competitors continued to leave the marketplace.

Well Support Services Outlook

In 2017, we expect activity levels to gradually improve, as higher overall commodity prices have encouraged certain of our largest customers to begin allocating more capital towards well workover and maintenance, which could result in higher overall utilization and enhanced revenue growth in this segment. Additionally, in our rig services service line, we have recently witnessed opportunities to continue to grow market share due to our superior service quality and safety track record. In our fluids management service line, we continue to focus on quality work with core customers and to aggressively manage costs in order to maintain profitability while the market continues to suffer from overall low pricing. We have also won additional work in most of our core basins due to competitor service quality issues, and we have recently witnessed pockets of pricing improvement in select core regions. Despite these recent positive data points, the fluids management service line continues to suffer from significant over capacity and increased competition from continued infrastructure build-out. In our coiled tubing service line, we continue to high grade our customer base and have remained focused on higher margin completion oriented work and acid and nitrogen workover and maintenance work in select basins. We have experienced increases in activity, and pricing to a smaller extent, in select core basins, such as South Texas, and we continue to expand our market share in West Texas and the Mid-Continent. As a result, we are expecting modest increases in rig and truck hours as well as modest growth in coiled tubing units deployed during 2017 and 2018. Similarly, we are expecting pricing to remain flat with modest increases possible in rig services and fluids management, with more significant gains in coiled tubing due to a combination of better pricing, utilization and efficiency gains during 2017 and 2018. Despite these recent segment improvements, activity levels are dependent upon macroeconomic and commodity price stability, and the market remains competitive and customers remain highly price sensitive. We will continue with our strategy of aggressive cost control and focusing on markets and customers that generate positive Adjusted EBITDA. Our near-term strategy will continue to focus on enhancing margins and profitability, properly managing capital spending levels and positioning the business to capitalize on opportunities as the market recovers.

Other Services

Our Other Services segment consists of our smaller, non-core service lines that have either been divested, or are in the process of being divested, including our specialty chemical business (divested in June 2016), our equipment manufacturing and repair business (initial divestiture in January 2017, and remainder divested in February 2017) and our international coiled tubing operations in the Middle East (operations ceased late 2015, and began winding down in 2016).

Our Other Services segment contributed $7.6 million of revenue for the year ended December 31, 2016, representing approximately 0.8% of our total revenue, compared with $28.2 million of revenue for the year ended December 31, 2015, which represents a 73.1% year-over-year decrease. Adjusted EBITDA from this segment for the year ended December 31, 2016 was $(5.8) million compared with $(1.3) million for the year ended December 31, 2015, which represents a 335.3% year-over-year decrease. Like our core services lines, the businesses comprising our Other Services reportable business segment were negatively impacted by the widespread reduction in drilling, completion and production activity over the course of the year.

With respect to the fourth quarter of 2016, revenue from our Other Services segment was $1.9 million, representing approximately 0.2% of our total revenue, compared to revenue of $2.0 million for the third quarter of 2016, which represents a 5.0% decrease quarter over quarter. Fourth quarter Adjusted EBITDA from this segment was ($1.2 million), compared to Adjusted EBITDA of ($2.1 million) for the third quarter of 2016, which represents a 42.9% sequential increase.

See “Note 14—Segment Information” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement, for a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), which is the nearest comparable U.S. GAAP financial measure (in thousands) on a reportable business segment basis for the years ended December 31, 2016 and 2015.

Unlike the utilization and pricing improvements witnessed in our core service lines in our Completion Services segment and Well Support Services segment, the majority of the businesses comprising our Other Services segment were negatively impacted by lower overall demand. Although the rig count has increased and commodity prices have stabilized, most customers are still hesitant to expand their capital budgets for additional services, which continues to negatively affect the service lines in this segment. During 2016, we re-evaluated our strategy pertaining to international expansion and suspended our coiled tubing operations in the Middle East indefinitely. With the exception of our artificial lift business, we are in the process of unwinding our footprint in the region, including selling assets and excess inventory to other operators in the region. Additionally, we divested our specialty chemical business on June 29, 2016 and began the process of selling our equipment manufacturing and repair service line, with the initial sale closing on January 25, 2017, and the remaining sale closing on February 28, 2017. In line with the discontinuance of these small, ancillary service lines and divisions, we now currently manage our business through two reportable segments. Accordingly, on a go forward basis beginning with our quarterly report for the period ended March 31, 2017, we will only disclose two reportable segments.

Operating Overview & Strategy

Our results of operations in our core service lines are driven primarily by four interrelated, fluctuating variables: (1) the drilling, completion and production activities of our customers, which is primarily driven by oil and natural gas prices and directly affects the demand for our services; (2) the price we are able to charge for our services, which is primarily driven by the level of demand for our services and the supply of equipment capacity in the market; (3) the cost of products and labor involved in providing our services, and our ability to pass those costs on to our customers; and (4) our activity, or “utilization” levels, and service performance.

Our operating strategy is focused on maintaining high asset utilization levels to maximize revenue generation while controlling cost to gain a competitive advantage and drive returns. We believe that the quality and efficiency of our service execution and aligning with customers who recognize the value that we provide through efficiency gains are central to our efforts to support utilization and grow our business. However, asset utilization is not necessarily indicative of our financial and/or operational performance and should not be given undue reliance. Given the volatile and cyclical nature of activity drivers in the U.S. onshore oilfield services industry, coupled with the varying prices we are able to charge for our services and the cost of providing those services, among other factors, operating margins can fluctuate widely depending on supply and demand at a given point in the cycle.

Historically, our utilization levels have been highly correlated to U.S. onshore spending by our customers as a group. Generally, as capital spending by our customers increases, drilling, completion and production activity also increases, resulting in increased demand for our services, and therefore more days or hours worked (as the case may be). Conversely, when drilling, completion and production activity levels decline due to lower spending by our customers, we generally provide fewer services, which results in fewer days or hours worked (as the case may be). Additionally, during periods of decreased spending by our customers, we may be required to discount our rates or provide other pricing concessions to remain competitive and support utilization, which negatively impacts our revenue and operating margins. During periods of pricing weakness for our services, we may not be able to reduce our costs accordingly, and our ability to achieve any cost reductions from our suppliers typically lags behind the decline in pricing for our services, which could further adversely affect our results. For additional information about factors impacting our business and results of operations, see “—Industry Trends and Outlook.”

Management evaluates the performance of our reportable business segments primarily based on Adjusted EBITDA because management believes Adjusted EBITDA provides important information about the activity and profitability of our lines of business within each reportable business segment and aids us in analytical comparisons for purposes of, among other things, efficiently allocating our assets and resources. Our management team also monitors asset utilization, among other factors, for purposes of assessing our overall activity levels and customer demand. For our Completion Services operations, we measure our asset utilization levels primarily by the total number of days that our asset base works on a monthly basis, based on the available working days per month, which excludes scheduled maintenance days. We generally consider an asset to be working such days that it is at or in transit to a job location, regardless of the number of hours worked or whether it generated any revenue during such time. In our Well Support Services operations, we measure activity levels primarily by the number of hours our assets work on a monthly basis, based on the available working days per month. However, given the variance in revenue and profitability from job to job, depending on the type of service to be performed and the equipment, personnel and consumables required for the job, as well as competitive factors and market conditions in the region in which the services are performed, asset utilization cannot be relied on as indicative of our financial or operating performance. For additional information, see “—Our Reportable Business Segments.”

Industry Trends and Outlook

We face many challenges and risks in the industry in which we operate. Although many factors contributing to these risks are beyond our ability to control, we continuously monitor these risks and have taken steps to mitigate them to the extent practicable. In addition, while we believe that we are well positioned to capitalize on available growth opportunities, we may not be able to achieve our business objectives and, consequently, our results of operations may be adversely affected. See the factors described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report for additional information about the known material risks that we face.

General Industry Trends

The oil and gas industry has traditionally been volatile and is influenced by a combination of long-term, short-term and cyclical trends, including the domestic and international supply and demand for oil and gas, current and expected future prices for oil and gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by oil and gas companies to their drilling, completion and workover budgets. The oil and gas industry is also impacted by general domestic and international economic conditions, political instability in oil producing countries, government regulations (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity, weather conditions, and other factors that are beyond our control. Severe declines and sustained weakness and volatility in commodity prices over the course of 2015 and for most of 2016, and the consequent negative impact on the level of drilling, completion and production activity and capital expenditures by our customers, adversely affected the demand for our services. However, relative to the first half of 2016, crude oil prices, in particular, have increased substantially compared to all-time lows experienced in February of 2016, and customers have gradually increased activity, which resulted in improved operational and financial performance in both the third and fourth quarters of 2016.

Demand for our services tends to be extremely volatile and cyclical, as it is a direct function of our customers’ willingness to make operating and capital expenditures to explore for, develop and produce hydrocarbons in the United States and, to a lesser extent, in Western Canada. Our customers’ willingness to undertake such activities and expenditures depends largely upon prevailing industry conditions that are influenced by numerous factors which are beyond our control, including, among other things, current and expected future levels of oil and gas prices and the perceived stability and sustainability of those prices, which, in turn, is driven primarily by the supply of, and demand for, oil and gas. Oil and gas prices, and therefore the level of drilling, completion and workover activity by our customers, historically have been extremely volatile and are expected to continue to be highly volatile. For example, during 2015 and in early 2016, NYMEX crude oil prices reached their lowest levels since 2009, declining to as low as $26.21 per barrel. Natural gas prices declined significantly in 2009 and have remained depressed relative to pre-2009 levels.

Declines or sustained weakness in oil and gas prices influences our customers to curtail their operations, reduce their capital expenditures, and request pricing concessions to reduce their operating costs. The demand for drilling, completion and workover services is driven by available investment capital for such activities and in a lower oil and gas price environment, demand for service and maintenance generally decreases as oil and gas producers decrease their activity and expenditures. Because the type of services that we offer can be easily “started” and “stopped,” and oil and gas producers generally tend to be less risk tolerant when commodity prices are low or volatile, we typically experience a more rapid decline in demand for our services compared with demand for other types of energy services. A prolonged low level of customer activity, such as we experienced in 2015 and early 2016, adversely affects our financial condition and results of operations.

Competition and Demand for Our Services

We operate in highly competitive areas of the oilfield services industry with significant potential for excess capacity. Completion and well servicing equipment can be moved from one region to another in response to changes in levels of activity and market conditions, which may result in an oversupply of such equipment in any particular area. Utilization and pricing for our services have in the past been negatively affected by increases in supply relative to demand in our core operating areas and geographic markets.

Additionally, the demand for our services depends primarily on the level of spending by oil and gas companies for drilling, completion and production activities, which is affected by short-term and long-term trends in oil and natural gas prices and numerous other factors over which we have no control. Severe declines and sustained weakness and volatility in commodity prices over the course of 2015, and for most of 2016, and the consequent negative impact on the level of drilling, completion and production activity and capital expenditures by our customers, adversely affected the demand for our services. This, in turn, negatively impacted our ability to maintain adequate utilization of our asset base and to negotiate pricing at levels generating sufficient margins.

Our revenues and earnings are directly affected by changes in utilization and pricing levels for our services, which fluctuate in direct response to changes in the level of drilling, completion and production activity by our customers. Pressure on pricing for our services, including due to competition and industry and/or economic conditions, may impact, among other things, our ability to maintain utilization and profitability. During periods of declining pricing for our services, we may not be able to reduce our costs accordingly, which could further adversely affect our results. Furthermore, even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset any rising costs. Also, we may not be able to successfully increase prices without adversely affecting our utilization levels. The inability to maintain our utilization and pricing levels, or to increase our prices as costs increase, could have a material adverse effect on our business, financial position and results of operations.

Our competitors include many large and small energy service companies, including some of the largest integrated oilfield services companies that possess substantially greater financial and other resources than we do. Our larger competitors’ greater resources could allow them to compete more effectively than we can, including by reducing prices for services in our core operating areas. Our major competitors for our Completion Services include Halliburton, Schlumberger, Keane Group, RPC, Inc., FTS International, Inc. (formerly known as Frac Tech Services), Basic Energy Services, Superior Energy Services, CalFrac Well Services, a significant number of regional, mostly-private businesses, and to a smaller extent, both Weatherford International and Baker Hughes, both of which have recently announced plans to exit the hydraulic fracturing business. Our major competitors for our Well Support Services include Key Energy Services, Basic Energy Services, Superior Energy Services, Precision, Forbes and Pioneer Energy Services, as well as a significant number of mostly-private, regional businesses.

Generally, we believe that the principal competitive factors in the markets that we serve are price, technical expertise, equipment capacity, work force capability, safety record, reputation and experience. Although we believe our customers consider all of these factors, price is often the primary factor in determining which service provider is awarded work, particularly during times of weak commodity prices such as those we experienced from late 2014 through mid-2016. Throughout this severe, prolonged downturn for our industry, our customer base demonstrated a more intense focus and placed a higher priority on receiving the lowest service cost pricing possible. Additionally, projects for certain of our core service lines are often awarded on a bid basis, which tends to further increase competition based primarily on price. During this downturn, our utilization and pricing levels were also negatively impacted by predatory pricing from certain large competitors, who elected to operate at negative margins for these services. During healthier market conditions, we believe many of our customers choose to work with us based on the safety, performance and quality of our crews, equipment and services, although even then, we must be competitive in our pricing. We seek to differentiate ourselves from our major competitors by our operating philosophy, which is focused on delivering the highest quality customer service and equipment, coupled with superior execution and operating efficiency. As part of this strategy, we target high volume, high efficiency customers with service intensive, 24-hour work, which is where we believe we can differentiate our services from our competitors.

See “—General Industry Trends” for additional discussion of the market challenges within our industry.

Current Market Conditions and Outlook

The challenging market conditions experienced through the first half of 2016 began to abate towards the latter part of the third quarter as commodity prices began to stabilize and customers began re-initiating their drilling and completion programs. In our Completion Services segment, we experienced increasing utilization levels as customers accelerated completion activity to take advantage of higher commodity prices. In some cases, we were able to increase pricing slightly within some of our core service lines primarily due to a lack of available service capacity in select core operating basins. In our Well Support Services segment, customers began to allocate slightly more capital towards well maintenance and workover activities as commodity prices stabilized, which particularly enhanced the financial performance of our workover rig, plug & abandonment and other specialty services service lines. Despite the increased activity levels, the operating environment remains competitive, and we continue to evaluate alternatives to further rightsize our service lines with current market conditions. Additionally, as discussed above under “—Our Reportable Business Segments—Completion Services—Completion Services Outlook” and “—Our Reportable Business Segments—Well Support Services—Well Support Services Outlook,” we are expecting improved activity levels and pricing across several of our business lines during 2017 and 2018.

Despite the recent improvement in commodity prices and customer activity levels, we are taking a measured approach regarding potential operational and financial improvement in 2017. As long as macroeconomic conditions remain stable and commodity prices continue to improve, we would expect higher levels of activity from the majority of our customer base in 2017, which should result in continued operational and financial improvement, especially in our Completion Services segment. In our hydraulic fracturing service line, we continued to deploy approximately ten horizontal and three small vertical fracturing fleets during the fourth quarter, and based on current projections and customer discussions, we expect to add an additional horizontal fracturing fleet into service by the end of the first quarter of 2017. In our cased-hole wireline and pumpdown service line, we deployed two additional wireline trucks and three additional pumpdown units in the fourth quarter, and if completion activity continues to increase, we would expect to add more wireline trucks and pumpdown units into service by the end of the first quarter of 2017.

Conditions within our Well Support Service segment remain more challenged, as both pricing and the operational environment remain competitive. During the fourth quarter, our average daily workover rig count per work day increased by approximately 4.0% to 145 workover rigs, but our average daily counts for both fluids management trucks and frac tanks declined by approximately 8.0% to 640 trucks and 18.0% to 1,054 frac tanks, respectively. Our fluids management service line continues to struggle with extremely competitive pricing from both private and public peers, lower overall completion activity levels compared to prior peak levels and continued competition from infrastructure build-out. In our coiled tubing service line, our average deployed unit count remained flat in the fourth quarter, totaling 25 units, as both market conditions and service pricing have remained competitive. As completion activity increases and select competitors continue to the leave the marketplace, we expect higher overall activity levels to result in higher utilization and enhanced overall profitability. However, until customers start allocating significantly more capital towards workover and maintenance of existing wells, we would expect only gradual increases in both utilization and pricing within the majority of our Well Support Services’ service lines in 2017.

We are actively monitoring the market and managing our business in line with demand for services, and we will make adjustments as necessary to effectively respond to changes in market conditions. Our top priorities remain to drive revenue by maximizing utilization, improve margins through cost controls, protect and grow market share by focusing on the quality and efficiency of our service execution and ensure we are strategically positioned to capitalize on future market improvement.

See “—Liquidity and Capital Resources” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report.

Results of Operations

The following is a comparison of our results of operations for the year ended December 31, 2016, compared to the year ended December 31, 2015, and a comparison of our results of operations for the year ended December 31, 2015, compared to the year ended December 31, 2014. Our results for the 2016 and 2015 years include the financial and operating results of Old C&J for the entire period and the completion and production services business in the United States and Canada (the “C&P Business”) of Nabors from the March 24, 2015 (the “Merger Effective Time”) through December 31, 2016. Results for periods prior to March 24, 2015 reflect the financial and operating results of Old C&J exclusively, and do not include the financial and operating results of the C&P Business. Accordingly, comparisons of the 2016 and 2015 results to prior years may not be meaningful.

We revised our reportable segments during the first quarter of 2015 in connection with the Nabors Merger. As a result of the revised reportable segment structure, we restated the corresponding items of reportable segment information for the 2014 year.

Results for the Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

The following table summarizes the change in our results of operations for the year ended December 31, 2016, compared to the year ended December 31, 2015 (in thousands):

	Years Ended December 31,
	2016	2015	$ Change
Completion Services:
Revenue	$543,958	$1,138,521	$(594,563)
Operating income (loss)	$(253,513)	$(754,874)	$501,361
Well Support Services:
Revenue	$419,597	$582,142	$(162,545)
Operating income (loss)	$(430,808)	$(159,165)	$(271,643)
Other Services:
Revenue	$7,587	$28,226	$(20,639)
Operating income (loss)	$(51,778)	$(69,129)	$17,351
Corporate / Elimination:
Revenue	$—	$—	$—
Operating income (loss)	$(133,909)	$(115,154)	$(18,755)
Combined:
Revenue	$971,142	$1,748,889	$(777,747)

	Years Ended December 31,
	2016	2015	$ Change
Costs and expenses:
Direct costs	947,255	1,523,194	(575,939)
Selling, general and administrative expenses	229,267	239,697	(10,430)
Research and development	7,718	16,704	(8,986)
Depreciation and amortization	217,440	276,353	(58,913)
Impairment Expense	436,395	791,807	(355,412)
Loss on disposal of assets	3,075	(544)	3,619

Operating income (loss)	(870,008)	(1,098,322)	228,314
Other income (expense):
Interest expense, net	(157,465)	(82,086)	(75,379)
Other income (expense), net	9,504	8,773	731

Total other expenses, net	(147,961)	(73,313)	(74,648)

Loss before reorganization items and income taxes	(1,017,969)	(1,171,635)	153,666
Reorganization items	55,330	—	55,330
Income tax expense (benefit)	(129,010)	(299,093)	170,083

Net income (loss)	$(944,289)	$(872,542)	$(71,747)

Revenue

Revenue decreased $777.7 million, or 44.5%, for the year ended December 31, 2016, as compared to the year ended December 31, 2015. The decrease in revenue was primarily due to (i) a decrease of $594.6 million in our Completion Services segment as a result of significantly lower utilization and pricing levels across this segment caused by the extremely competitive market environment given the severe decline in U.S. onshore drilling and completion activity, partially offset by the fact that revenue for the corresponding prior year period only included C&P Business Completion Services revenue from the Merger Effective Time to December 31, 2015. The $162.5 million decrease in revenue in our Well Support Services segment was primarily due to the unprecedented low levels of customer activity during 2016 in areas that typically maintain moderate levels of well support services activity, partially offset by the fact that revenue for the corresponding prior year period only included C&P Business Well Support Services revenue from the Merger Effective Time to December 31, 2015. The $20.6 million decrease in our Other Services segment was primarily due to continued weak demand for our services driven by the low commodity prices characterizing this severe, prolonged industry downturn.

Direct Costs

Direct costs decreased $575.9 million, or 37.8%, to $947.3 million for the year ended December 31, 2016, as compared to $1.5 billion for the year ended December 31, 2015. The decrease in direct costs was primarily due to the corresponding decrease in revenue which was negatively impacted by overall lower utilization levels across our Completion Services and Well Support Services segments resulting from the extremely competitive market environment caused by the severe decline in U.S. onshore drilling and completion activity as well as the unprecedented slowdown in well support services activity, and partially offset by the shorter period for the C&P Business from the Merger Effective Time to December 31, 2015, as noted above. As utilization fell in our Completion Services segment, we strategically stacked additional equipment, closed unprofitable facilities, reduced head count and aggressively cut costs in order to further lower our operational cost structure. Similarly, in our Well Support Services segment, we exited select service lines in certain basins, closed unprofitable facilities and further reduced head count.

As a percentage of revenue, direct costs increased to 97.5% for the year ended December 31, 2016, up from 87.1% for the year ended December 31, 2015, primarily due to substantially lower pricing for our services due to competitive market conditions resulting from the rapid and sustained decline in commodity prices, partially offset by reductions to our cost structure, as noted above.

Selling, General and Administrative Expenses (“SG&A”) and Research and Development Expenses (“R&D”)

SG&A decreased $10.4 million, or 4.4%, to $229.3 million for the year ended December 31, 2016, as compared to $239.7 million for the year ended December 31, 2015. The decrease in SG&A was primarily due to a $32.1 million decrease in acquisition-related costs and a $12.6 million decrease in employee related costs as a result of headcount reductions. These amounts are partially offset by $30.4 million in costs related to the Chapter 11 Proceeding and related restructuring activities, by a $2.0 million increase in legal fees and settlements as a result of the Chapter 11 Proceeding and by the fact that SG&A associated with the C&P Business was only incurred from the Merger Effective Time to December 31, 2015.

We also incurred $7.7 million in R&D for the year ended December 31, 2016, as compared to $16.7 million for the corresponding prior year period. The decrease in R&D was primarily due to our cost control initiatives, which included scaling back our R&T business line and initiatives and delaying certain projects.

Depreciation and Amortization Expense (“D&A”)

D&A decreased $58.9 million, or 21.3%, to $217.4 million for the year ended December 31, 2016 as compared to $276.4 million for the same period in 2015. The decrease in D&A was primarily the result of significant impairment charges recorded during 2015 and the first half of 2016 due to the steep decline in asset utilization levels related to the sustained downturn in the oil and gas industry.

Impairment Expense

Due to a severe downturn in the oil and gas industry, and the resulting weakness in demand for our services, we determined that it was necessary to test goodwill for impairment and to test property, plant and equipment (“PP&E”) and other intangible assets for recoverability during the third and fourth quarters of 2015 and throughout 2016. Based on our assessment, we recorded impairment expense of $436.4 million for the year ended December 31, 2016, consisting of $314.3 million of goodwill impairment related to impairment of all remaining goodwill associated with our Well Support Services segment, along with $61.0 million related to other intangible assets and $61.1 million related to PP&E within each of our Completion Services, Well Support Services, and Other Services segments.

Impairment expense for the year ended December 31, 2015 was $791.8 million and consisted of $385.0 million of goodwill impairment related to the Completion Services and Other Services segments, $393.1 million of PP&E impairment related to the Completion Services and Other Services segments, and $13.7 million related to other intangible assets.

Reorganization items

Reorganization items of $55.3 million for the year ended December 31, 2016 are primarily related to professional fees of $41.2 million, contract termination settlements of $20.3 million and revisions of estimated claims of $0.8 million, partially offset by $5.2 million in related party settlements and $1.8 million in vendor claims adjustments in connection with our Chapter 11 Proceeding.

Interest Expense, net

Interest expense increased $75.4 million, or 91.8%, to $157.5 million for the year ended December 31, 2016. The increase is primarily due to $91.9 million of accelerated amortization of original issue discount and deferred financing costs, which we fully amortized as of June 30, 2016 as a result of our entry into a restructuring support agreement related to our Chapter 11 Proceeding, and due to $3.5 million in interest expense primarily related to higher levels of borrowings under our Original Credit Agreement and DIP Facility, partially offset by $20.0 million of lower interest expense due to the Chapter 11 Proceeding in that interest expense subsequent to a Chapter 11 filing is recognized only to the extent that it will be paid during the cases or that it is probable that it will be an allowed claim. As a result, we did not accrue interest that we believed was not probable of being treated as an allowed claim in the Chapter 11 Proceeding.

Income Taxes

We recorded an income tax benefit of $129.0 million for the year ended December 31, 2016, at an effective rate of 12.0%, compared to income tax benefit of $299.1 million for the year ended December 31, 2015, at an effective rate of 25.5%. The decrease in the effective tax rate is primarily due to valuation allowances applied against certain deferred tax assets, including net operating loss carryforwards. The effective rate, and resulting benefit, is less than the expected statutory rate primarily due to impairment charges that were not deductible for tax, the impact of permanent differences, including non-deductible reorganization costs and the valuation allowance reducing the carrying value of certain deferred tax assets.

Results for the Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

The following table summarizes the change in our results of operations for the year ended December 31, 2015, when compared to the year ended December 31, 2014 (in thousands):

	Years Ended December 31,
	2015	2014	$ Change
Completion Services:
Revenue	$1,138,521	$1,400,133	$(261,612)
Operating income (loss)	$(754,874)	$187,615	$(942,489)
Well Support Services:
Revenue	$582,142	$188,256	$393,886
Operating income (loss)	$(159,165)	$28,471	$(187,636)
Other Services:
Revenue	$28,226	$19,555	$8,671
Operating income (loss)	$(69,129)	$16,579	$(85,708)
Corporate / Elimination:
Revenue	$—	$—	$—
Operating income (loss)	$(115,154)	$(108,921)	$(6,233)
Combined:
Revenue	$1,748,889	$1,607,944	$140,945
Costs and expenses:
Direct costs	1,523,194	1,179,227	343,967
Selling, general and administrative expenses	239,697	182,518	57,179
Research and development	16,704	14,327	2,377
Depreciation and amortization	276,353	108,145	168,208
Impairment Expense	791,807	—	791,807
Loss on disposal of assets	(544)	(17)	(527)

Operating income	(1,098,322)	123,744	(1,222,066)

	Years Ended December 31,
	2015	2014	$ Change
Other income (expense):
Interest expense, net	(82,086)	(9,840)	(72,246)
Other income (expense), net	8,773	598	8,175

Total other expenses, net	(73,313)	(9,242)	(64,071)

Income before income taxes	(1,171,635)	114,502	(1,286,137)
Income tax expense	(299,093)	45,679	(344,772)

Net income	$(872,542)	$68,823	$(941,365)

Revenue

Revenue increased $140.9 million, or 8.8%, for the year ended December 31, 2015, as compared to the year ended December 31, 2014. The increase in revenue was primarily due to our significantly larger asset base and expanded operations as a result of the Nabors Merger and the incremental impact of $822.2 million of revenue contributed by the C&P Business, offset by a $681.3 million decrease in revenue from Old C&J due to significantly lower utilization and pricing levels across our Completion Services segment resulting from the extremely competitive market environment caused by the decline in U.S. onshore drilling and completion activity.

Direct Costs

Direct costs increased $344.0 million, or 29.2%, to $1.5 billion for the year ended December 31, 2015, as compared to $1.2 billion for the year ended December 31, 2014, primarily due to our significantly larger asset base and expanded operations as a result of the Nabors Merger, including additional direct costs of $697.6 million from the C&P Business, partially offset by a $353.7 million decrease in direct cost attributable to Old C&J.

As a percentage of revenue, direct costs increased to 87.1% for the year ended December 31, 2015, up from 73.3% for the year ended December 31, 2014, primarily due to substantially lower pricing for our services due to competitive market conditions resulting from the rapid decline in commodity prices, partially offset by reductions to our cost structure achieved through our supply chain and procurement synergy savings following the Nabors Merger.

Selling, General and Administrative Expenses and Research and Development Expenses

SG&A increased $57.2 million, or 31.3%, to $239.7 million for the year ended December 31, 2015, as compared to $182.5 million for the year ended December 31, 2014. Excluding an increase of $22.5 million in acquisition-related costs, the remaining increase in SG&A for the year ended December 31, 2015 was primarily driven by a significantly greater employee base as a result of the Nabors Merger, partially offset by the implementation of our integration plan following the Nabors Merger and market-driven cost control initiatives, including reductions in headcount and facilities.

We also incurred $16.7 million in R&D for the year ended December 31, 2015, as compared to $14.3 million for the corresponding prior year period. We remain committed to investing in key technologies that will lower our cost base for key inputs, enhance synergy savings and improve our operational capabilities and efficiencies. However, as part of our cost control measures, during the latter half of 2015, we scaled back our R&T business line and delayed certain projects.

Depreciation and Amortization Expense

D&A increased $168.2 million, or 155.5%, to $276.4 million for the year ended December 31, 2015 as compared to $108.1 million for the same period in 2014. The increase in D&A was primarily related to our significantly larger asset base as a result of the Nabors Merger, as well as the deployment of new equipment in the Old C&J core service lines.

Impairment Expense

Due to the continued downturn in the oil and gas industry, and the resulting further deterioration in demand for our services, we determined that it was necessary to test goodwill for impairment and to test PP&E and intangible assets for recoverability during the third quarter of 2015 and again during the fourth quarter of 2015. As a result, we recorded impairment expense of $791.8 million for the year ended December 31, 2015, consisting of $385.0 million of goodwill impairment related to the Completion Services and Other Services segments, $393.1 million of PP&E impairment related to the Completion Services, Well Support Services, and Other Services segments, and $13.7 million related to other intangible assets.

No impairment expense was incurred for the year ended December 31, 2014.

Interest Expense, net

Interest expense increased $72.2 million, or 734.2%, to $82.1 million for the year ended December 31, 2015 due to higher levels of borrowings, primarily to finance the Nabors Merger.

Income Taxes

We recorded an income tax benefit of $299.1 million for the year ended December 31, 2015, at an effective rate of 25.5%, compared to income tax expense of $45.7 million for the year ended December 31, 2014, at an effective rate of 39.9%. The decrease in the effective tax rate is primarily due to a pre-tax loss in the current year, as compared to pre-tax income in the prior year. The effective rate, and resulting benefit, is less than the expected statutory rate primarily due to impairment charges that were not deductible for tax, the impact of permanent differences on the tax rate and the recognition of non-deductible acquisition related costs.

Liquidity and Capital Resources

Sources of Liquidity and Capital Resources

Our primary uses of cash are for operating costs and expenditures and capital expenditures. The energy services business is capital-intensive, requiring significant investment to maintain, upgrade and purchase equipment to meet our customers’ needs and industry demand. Our capital requirements consist primarily of:

•	growth capital expenditures, which are capital expenditures made to acquire additional equipment and other assets, increase our service lines, expand geographically or advance other strategic initiatives for the purpose of growing our business; and

•	capital expenditures related to our existing equipment, such as maintenance, refurbishment and other activities to extend the useful life of partially or fully depreciated assets.

In addition, in prior periods, a significant amount of our cash flow was used to service our indebtedness; however, as a result of the Chapter 11 Proceeding, substantially all of our debt was discharged and we expect that interest expense will be a smaller component of our expenses in the near term. Our primary sources of liquidity have historically included cash flows from operations and borrowings under debt facilities. Future cash flows are subject to a number of variables, and are highly dependent on the drilling, completion and production activity by our customers, which in turn is highly dependent on oil and gas prices.

Additionally, we currently have only $63.4 million of available borrowing capacity under our New Credit Facility. Accordingly, we may seek to access capital from other sources, such as the capital markets and/or increase the borrowing capacity under our New Credit Facility. If, however, we are not able to access needed capital, we may be required to reduce our expenditures which would limit our ability to grow and could adversely affect our operating results, financial conditions and cash flows.

During 2016, we initially relied on cash from operations and our Original Credit Agreement (as defined herein) for liquidity. However, prior to commencement of the Chapter 11 Proceeding in May 2016, we breached a financial covenant under our Original Credit Agreement and were prohibited from making any further borrowings under such facility. As a result, after that date, our principal source of liquidity was limited to cash on hand. As part of the Chapter 11 Proceeding, on July 29, 2016, we entered into the DIP Credit Agreement, providing the $100 million DIP Facility that was intended to provide the Company with sufficient liquidity to fund the administration of the Chapter 11 Proceeding. On the Plan Effective Date, we repaid all amounts outstanding under the DIP Facility with the proceeds from the Rights Offering and the DIP Facility was canceled and discharged. As a result of the debt-to-equity conversion feature of the Restructuring Plan, we emerged from the Chapter 11 Proceeding substantially debt free. On the Plan Effective Date, we entered into a New Credit Facility with PNC Bank, National Association, as administrative agent. For additional information about the New Credit Facility, see “Description of Indebtedness—Description of the New Credit Facility” below. For additional information about the Chapter 11 Proceeding and emergence, see “Our History and Reorganization” in this prospectus supplement and “Risk Factors” in our Annual Report and “Note 2—Chapter 11 Proceeding and Emergence” and “Note 5—Debt and Capital Lease Obligations” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement.

Financial Condition and Cash Flows

The net cash provided by or used in our operating, investing and financing activities is summarized below (in thousands):

	Years Ended December 31,
	2016	2015	2014
Cash flow provided by (used in):
Operating activities	$(107,372)	$103,005	$181,837
Investing activities	(26,927)	(825,156)	(343,412)
Financing activities	174,264	734,126	157,178
Effect of exchange rate on cash	(1,282)	3,908	—

Decrease (increase) in cash and cash equivalents	$38,683	$15,883	$(4,397)

Cash Provided by (Used in) Operating Activities

Net cash from operating activities decreased $210.4 million for the year ended December 31, 2016 as compared to the corresponding period in 2015. The decrease in operating cash flow was primarily due to (i) the increase in net loss during the year ended December 31, 2016, after excluding the effects of changes in non-cash items and (ii) the decline in cash collections of accounts receivable due to higher collection levels during the second and third quarters of 2015 from accounts acquired as part of the Nabors Merger, partially offset by positive changes in operating assets and liabilities which included (i) a decrease in the use of cash to satisfy obligations related to accounts payable and accrued liabilities due to higher disbursement levels during the second and third quarters of 2015 from trade payables acquired in connection with the Nabors Merger and (ii) a decrease in the use of cash related to accounts payable and accrued expenses during the third and fourth quarters of 2016 both resulting from the automatic stay associated with the Chapter 11 Proceeding.

Net cash provided by operating activities decreased $78.8 million for the year ended December 31, 2015 as compared to the corresponding period in 2014. The decrease in operating cash flow was primarily due to (a) the decline in net income during the year ended December 31, 2015, after excluding the effects of changes in non-cash items, (b) cash used to satisfy obligations related to accounts payable and accrued liabilities in connection with the Nabors Merger and (c) incremental cash used to pay down accounts payable, partially offset by positive changes which included an increase in cash provided from the collection of accounts receivable acquired in connection with the Nabors Merger and operating assets and liabilities related to normal fluctuations in the timing of cash collections and cash requirements.

Cash Flows Used in Investing Activities

Net cash used in investing activities decreased $798.2 million for the year ended December 31, 2016 as compared to the corresponding period in 2015. This decrease was primarily due to the cash consideration of $693.6 million paid at the closing of the Nabors Merger for the acquisition of the C&P Business during the first quarter of 2015 as well as a decline in capital expenditure purchases as a result of the sustained downturn in the oil and gas industry, partially offset by a $43.4 million purchase price reduction for the C&P Business related to a working capital adjustment during the third quarter of 2015 and proceeds from the divestiture of our specialty chemical business (divested in June 2016) and disposals of PP&E.

Net cash used in investing activities increased $481.7 million for the year ended December 31, 2015 as compared to the corresponding period in 2014. This increase was primarily due to the cash consideration of $693.6 million paid at the closing of the Nabors Merger for the acquisition of the C&P Business, partially offset by a $43.4 million purchase price reduction for the C&P Business related to a working capital adjustment and a decline in capital expenditure purchases as a result of the downturn in the oil and gas industry.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities decreased $559.9 million for the year ended December 31, 2016 as compared to the corresponding period in 2015. The decrease is primarily related to proceeds received from our Credit Agreement to fund the cash consideration portion of the acquisition of the C&P Business at the closing of the Nabors Merger, partially offset by the payoff of the long-term debt of Old C&J, both during the first quarter of 2015.

Net cash provided by financing activities increased $576.9 million for the year ended December 31, 2015 as compared to the corresponding period in 2014. The increase is primarily related to proceeds received from our Credit Agreement to fund the cash consideration portion of the acquisition of the C&P Business at the closing of the Nabors Merger as well as to pay off the long-term debt of Old C&J.

Description of our Indebtedness

Description of the New Credit Facility

We and certain of our subsidiaries, as the Borrowers, entered into the New Credit Facility on the Plan Effective Date and into the New Credit Facility Amendment on March 16, 2017. For a description of the New Credit Facility as amended, see “Description of Indebtedness.”

Debtor-in-Possession $100 Million Term Loan Facility

Prior to the execution of the New Credit Facility, certain of the debtors in the Chapter 11 Proceeding were parties to the DIP Facility which provided for borrowings of up to $100 million. In accordance with the Restructuring Plan, on the Plan Effective Date, we repaid all amounts outstanding under the DIP Facility with the proceeds from the Rights Offering and the DIP Facility was canceled and discharged.

Description of the Original Credit Agreement

On March 24, 2015, our Predecessor and certain of its subsidiaries entered into a credit agreement (the “Original Credit Agreement”) that provided for senior secured credit facilities in an aggregate principal amount of $1.66 billion, consisting of (a) a $600.0 million revolving credit facility and (b) a Term Loan B Facility in the aggregate principal amount of $1.06 billion, comprised of two tranches: (i) a tranche consisting of $575.0 million in original aggregate principal amount of term loans maturing on March 24, 2020 (the “Five-Year Term Loans”) and (ii) a tranche consisting of a $485.0 million in original aggregate principal amount of term loans maturing on March 24, 2022 (the “Seven-Year Term Loans”).

On the Plan Effective Date, except as otherwise specifically provided for in the Restructuring Plan, the obligations of the Debtors under the Original Credit Agreement, any guarantees, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any claim or equity interest (except as provided under the Restructuring Plan), were canceled as to the Debtors and their affiliates, and the reorganized Company and its affiliates ceased to have any obligations thereunder.

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2016 (in thousands):

Contractual Obligation	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
DIP Facility(1)	$25,538	$25,538	$—	$—	$—
Operating leases	25,599	6,934	7,394	5,822	5,449

Total	$51,137	$32,472	$7,394	$5,822	$5,449

(1)	Includes estimated interest costs at an interest rate of 10.0% along with related charges.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, as of December 31, 2016.

Critical Accounting Policies

For a discussion of our critical accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in Part II, Item 7 of our Annual Report.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Accounting Pronouncements” in Part II, Item 7 of our Annual Report.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2016, 2015 and 2014. Although the impact of inflation has been insignificant in recent years, it is still a factor in the U.S. economy, and we tend to experience inflationary pressure on the cost of our equipment, materials and supplies as increasing oil and natural gas prices increase activity in our areas of operations.

BUSINESS

We are a leading provider of well construction, well completion, well support and other complementary oilfield services to E&P companies in North America. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, directional drilling, coiled tubing, rig services, fluids management and other support services. We are headquartered in Houston, Texas and operate in all active onshore basins in the continental United States and Western Canada.

Our Reportable Business Segments and Strategy

As of December 31, 2016, our reportable business segments were:

•	Completion Services, which consists of the following service lines: (1) hydraulic fracturing; (2) Casedhole Solutions, which includes cased-hole wireline, pumpdown services, wireline logging, perforating, pressure pumping, well site make-up and pressure testing and other complementary services; (3) well construction services, specifically cementing and directional drilling services; and (4) research & technology (R&T), which is primarily engaged in the engineering and production of certain parts and components, such as perforating guns and addressable switches, which are used in the completion process.

•	Well Support Services, which consists of the following service lines: (1) rig services, including workover and other support services primarily used for routine repair and maintenance of oil and gas wells, re-drilling operations and plugging & abandonment operations; (2) fluids management services, which provides storage, transportation and disposal services for produced fluids and fluids used in the drilling, completion and workover of oil and gas wells; (3) coiled tubing services, primarily used for frac plug drill-out during completion operations and for well workover and maintenance; (4) artificial lift applications; and (5) other well support services.

•	Other Services, which consists of our smaller, non-core service lines that have either been divested, or are in the process of being divested, including our specialty chemical business (divested in June 2016), equipment manufacturing and repair (initial divestiture in January 2017, and remainder divested in February 2017) and our international coiled tubing operations in the Middle East (operations ceased late 2015, and began winding down in 2016).

In line with the discontinuance of these small, ancillary service lines and divisions, we now currently manage our business through two operating segments. Accordingly, on a go forward basis beginning with our quarterly report for the period ended March 31, 2017, we will only disclose two reportable segments. Each reportable business segment is described in more detail below; for additional financial information about each of our reportable business segments, including revenue from external customers and total assets by reportable business segment, see “Note 14—Segment Information” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement.

Our core service lines are primarily included in our Completion Services and Well Support Services segments. Operating results in our core service lines are driven primarily by four interrelated, fluctuating variables: (1) the drilling, completion and production activities of our customers, which is in turn primarily driven by oil and natural gas prices and directly affects the demand for our services; (2) the price we are able to charge for our services, which is in turn primarily driven by the level of demand for our services and the supply of equipment capacity in the market; (3) the cost of products and labor involved in providing our services, and our ability to pass those costs on to our customers; and (4) our activity, or “utilization” levels, and service performance.

Management evaluates the performance of our reportable segments primarily based on Adjusted EBITDA because it provides important information to us about the activity and profitability of our service lines within each segment and aids us in analytical comparisons for purposes of, among other things, efficiently allocating our assets and resources. Adjusted EBITDA is a non-GAAP financial measure computed as total earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net gain or loss on disposal of assets, acquisition-related costs, and certain non-routine items. For additional information about Adjusted EBITDA for each of our reportable business segments, see “Note 14—Segment Information” to our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement.

Our operating strategy is focused on maintaining high asset utilization levels to maximize revenue generation while controlling costs to gain a competitive advantage and drive returns. We believe that the quality and efficiency of our service execution and our alignment with customers who recognize the value that C&J provides through efficiency gains are central to our efforts to support utilization and grow our business. Although our management team monitors asset utilization, among other factors, for purposes of assessing our overall activity levels and customer demand, asset utilization cannot be relied on as the sole indicator of our financial and/or operational performance. Furthermore, given the volatile and cyclical nature of activity drivers in the U.S. onshore oilfield services industry, coupled with the varying prices we are able to charge for our services and the cost of providing those services, among other factors, operating margins can fluctuate widely depending on supply and demand at a given point in the cycle, and we therefore do not rely solely on operating margins as an indicator of financial performance. For additional information about factors impacting our business and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Industry Trends and Outlook.”

Completion Services

The core services provided through our Completion Services segment are hydraulic fracturing, cased-hole wireline and pumpdown services. We utilize our R&T division and in-house manufacturing capabilities, including our data acquisition and control instruments business, to offer a technologically advanced and efficiency focused range of completion techniques. Our strategy is to offer our completion services as a bundled package in order to provide an integrated, value-added solution and maximize efficiency for our customers. Our well construction services, specifically cementing and directional drilling services, as well as our R&T division, which includes our manufacturing capabilities, are also managed through our Completions Services segment.

Hydraulic Fracturing. As of March 31, 2017, our fleet was composed of approximately 820,000 HHP, and we were operating approximately 470,000 HHP that is capable of handling the most technically demanding well completions in conventional and unconventional high-pressure formations. We currently plan to deploy four to five additional fleets over the course of 2017, including a refurbished fleet in the second quarter of 2017 and a new fleet in the third quarter of 2017, each representing an additional 40,000 HHP of incremental active horsepower and with the new build fleet increasing our fleet capacity to 860,000 HHP. We leverage our R&T capabilities to provide customers with more efficient and effectively engineered frac designs, refracturing and other reservoir stimulation services that help regain production and increase well recovery. We also can provide our services using smaller frac fleets in response to customer demand for vertical fracs and restimulation services.

Casedhole Solutions. Through our Casedhole Solutions services line, we are an industry-leading provider of perforating, pumpdown, pipe recovery, pressure pumping, and wellsite make-up and pressure testing services. We currently operate 127 wireline trucks and 57 pumpdown units. Our R&T division’s in-house manufacturing capabilities are capable of supplying the hardware and perforating charges used in our operations, allowing us to manage costs and lead times and providing us with a competitive advantage that allows us to increase our returns. We are highly experienced in safely servicing deep, high-pressure, high-temperature wells in some of the most active onshore basins in the United States, and provide premium perforating services for both wireline and tubing-conveyed applications. We believe we are one of the most efficient providers of perforating services, and as such we are able to command a market premium for these services.

Cementing. Our cementing service line consists of 36 units operating in the Permian Basin and Northeast producing basins, each of which is equipped with full-service laboratory capabilities. Since acquiring this business in March 2015, we have been recognized as a leading provider in customer satisfaction surveys for both 2015 and 2016.

Directional Drilling. We manufacture premium drilling motors in-house through our R&T division and also offer directional drilling services to customers. In 2016, we began providing our USBS directional drilling motor for rent to other directional drilling providers, which has enabled our proprietary technology to gain additional exposure across our customer base. The USBS has the shortest bit to bend in the industry at 17 inches, compared to 30-40 inches for other motors in the market. This configuration allows us to drill the vertical curve and horizontal lateral in a single trip, thereby reducing overall drilling time of a typical horizontal well. In addition, we typically have superior drilling speeds in the horizontal lateral as a result of our motors’ ability to be rotated at higher speeds than conventional motors.

Not all of the assets in our Completion Services segment are utilized fully or at all at any time, due to, among other things, routine scheduled maintenance and downtime. Additionally, throughout 2016, in response to the challenging market conditions, we focused on various operational rightsizing measures to better align our assets with industry demand, which primarily included stacking or idling unproductive equipment and closing or consolidating facilities across our asset base within each business line. Going forward, we would expect certain rightsizing measures from 2016 to help us moderate select cost inflation even as the market continues to improve and we enter equipment back into service in 2017 and beyond.

The majority of revenue for this segment is generated by our hydraulic fracturing service line, and we consider our hydraulic fracturing service line and cased-hole wireline and pumpdown services line to be our core service lines within this reportable business segment.

For the year ended December 31, 2016, revenue from our Completion Services segment was $544.0 million, representing approximately 56.0% of our total revenue, with net loss of $253.8 million and Adjusted EBITDA of $(39.6) million.

Well Support Services

Our Well Support Services segment focuses on post-completion activities at the well site, and includes rig services, including workover and plug and abandonment services, fluids management, coiled tubing, artificial lift and other support services.

Rig Services. As part of our services that help prolong the productive life of an oil or gas well, we operate the second largest fleet of service rigs in North America, consisting of 459 workover and well servicing rigs throughout the continental U.S. and Western Canada. These service rigs range from 150 to 900 horsepower and are involved in the routine repair and maintenance of oil and gas wells, re-drilling operations and plugging and abandonment operations. Workover services can include deepening or extending wellbores into new formations by drilling horizontal or lateral wellbores, sealing off depleted production zones and accessing previously bypassed production zones, converting former production wells into injection wells for enhanced recovery operations and conducting major subsurface repairs due to equipment failures. Workover services may last from a few days to several weeks, depending on the complexity of the workover. Maintenance services provided with our rig fleet are generally required throughout the life cycle of an oil or gas well. Examples of these maintenance services include routine mechanical repairs to the pumps, tubing and other equipment, removing debris and formation material from wellbores, and pulling rods and other downhole equipment from wellbores to identify and resolve production problems. Maintenance services are generally less complicated than completion and workover related services and require less time to perform. Our rig fleet is also used in the process of permanently shutting-in oil or gas wells that are at the end of their productive lives. These plugging and abandonment services generally require auxiliary equipment in addition to a well servicing rig. The demand for plugging and abandonment services is not significantly impacted by the demand for oil and gas because well operators are required by state regulations to plug wells that are no longer productive.

Fluids Management. We provide a full range of fluids management services, including the storage, transportation and disposal of various fluids used in the drilling, completion and workover of oil and gas wells utilizing a service fleet of 1,121 fluid trucks and trailers and 4,243 portable tanks. This large fleet of trucks and trailers and portable tanks enable us to rapidly deploy our equipment across a broad geographic area. Included in our fleet of fluid trucks and trailers are over 70 specialized trucks and trailers that are optimized to transport condensate. We also own 29 private salt water disposal wells. Demand and pricing for our fluids management services generally correspond to demand for our rig services.

Coiled Tubing. We offer a complete range of coiled tubing services to help customers accomplish a wide variety of goals in their horizontal completion, workover and well maintenance projects. We operate a fleet of 44 coiled tubing units. Approximately 70 percent of our coiled tubing fleet consists of large diameter coil, meaning two inches or larger in diameter, which allows us to service wells with longer lateral lengths. Our coiled tubing services allow customers to complete projects quickly and safely across a wide spectrum of pressures, without having to shut in their wells.

We also provide artificial lift applications and other specialty well site support services.

The majority of revenue for this segment is generated by our rig services line, and we consider our rig services line, fluids management service line and coiled tubing service line to be our core service lines within this reportable business segment.

For the year ended December 31, 2016, revenue from our Well Support Services segment was $419.6 million, representing approximately 43.2% of our total revenue, with net loss of $426.7 million and Adjusted EBITDA of $17.5 million.

Other Services

Our Other Services segment consists of our smaller, non-core service lines that have either been divested, or are in the process of being divested, including our specialty chemical business (divested in June 2016), equipment manufacturing and repair (initial divestiture in January 2017, and remainder divested February 2017) and our international coiled tubing operations in the Middle East (operations ceased late 2015, and began winding down in 2016).

Our Other Services segment contributed $7.6 million of revenue for the year ended December 31, 2016, representing approximately 0.8% of our total revenue, with net loss of $58.8 million and Adjusted EBITDA of $(5.8) million.

Other Information About Our Business

Geographic Areas

We operate in all active onshore basins in the continental United States and Western Canada. During the year ended December 31, 2016, approximately $933.6 million, or 96.1%, of our consolidated revenue from external customers was derived from the United States, and the majority of our long lived assets were located in the United States. We also generated approximately $37.1 million, or 3.8%, of our 2016 consolidated revenue from rig services operations in Canada and approximately $0.4 million, or less than 0.1%, of our 2016 consolidated revenue from our artificial lift applications business in Ecuador and the Middle East.

From late 2011 through mid-2016, we worked to establish an operational presence in key countries in the Middle East, and opened offices in Dubai, Saudi Arabia and Oman. We were successful in winning a short-term contract to provide coiled tubing services in Saudi Arabia, which we completed in September 2015. However, we were not successful in winning any other work in Saudi Arabia or elsewhere in the region. Given the Company’s financial position and the severe industry downturn, coupled with changes in the Company’s executive management team with a resulting shift in short- and long-term growth strategy, in mid-2016 we re-evaluated our business plan with respect to international expansion generally, and the Middle East specifically. We determined that it was appropriate to significantly scale back our investment in this area to preserve liquidity and focus on the advancement of our core business in the United States. We are in the process of unwinding our footprint in the region, including selling assets and excess inventory to other operators in the region. The only business line we are currently offering in the Middle East is our artificial lift systems.

Seasonality

Our operations are subject to seasonal factors and our overall financial results reflect the seasonal variations that impact activity in our core business lines. Specifically, we typically have experienced a pause by our customers around the holiday season in the fourth quarter, which may be compounded as our customers exhaust their annual capital spending budgets towards year end. Additionally, our operations are directly affected by weather conditions. During the winter months our customers may delay operations or we may not be able to operate or move our equipment between locations during periods of heavy snow, ice or rain, and during the spring some areas impose transportation restrictions due to the muddy conditions caused by the spring thaws. During the summer months, our operations may be impacted by tropical weather systems.

Sales and Marketing

Sales of our Completion Services and Well Support Services are primarily generated by the efforts of our sales force. In our core business lines of hydraulic fracturing and rig services, these services are typically contracted well in advance for relatively long duration engagements, which results in sales backlogs that could be as long as several months during periods of high demand for our services. The remainder of our core business lines tends to be call-out type work and typically have no, or very limited, backlogs of sales.

Sales and marketing activities are typically performed through our local operations in each geographic region, with the exception of hydraulic fracturing, which is centralized to a specific sales team at the corporate level. For our other core business lines, we believe our local field sales personnel have a strong understanding of region-specific issues and customer operating procedures and, therefore, can effectively target marketing activities. We also have multiple corporate sales representatives that supplement our field sales efforts and focus on large accounts and selling technical services. Our sales representatives collaborate with our legal team to identify customer contracting needs in advance of potential operations, which we believe streamlines our customer onboarding process. Our sales representatives work closely with our local managers and field sales personnel to target compelling market opportunities. We facilitate teamwork among our sales representatives by basing a portion of their compensation on aggregate company sales targets rather than individual sales targets. We believe this emphasis on teamwork enables us to better serve our existing customers and will also allow us to further expand our customer base.

Customers

We serve a diverse group of independent and major national oil and gas companies that are active in our core areas of operations across the continental United States and in Western Canada. We monitor closely the financial condition of our customers, their capital expenditure plans and other indications of their drilling, completion and production services activity. In particular, we seek to identify distressed customers and apply what we believe to be appropriate business and legal measures to protect us from any defaults or failures to pay.

Our top ten customers accounted for approximately 46.0%, 53.6% and 51.1% of our consolidated revenue for the years ended December 31, 2016, 2015 and 2014, respectively. There were no individual customers that accounted for more than 10.0% of our consolidated revenues during the year ended December 31, 2016. For the year ended December 31, 2015, revenue from Oxy USA, Inc. represented 15.5% of our consolidated revenue. For the year ended December 31, 2014, revenue from Anadarko Petroleum Corporation individually represented 16.4% of our consolidated revenue. Other than those listed above, no other customer accounted for more than 10.0% of our consolidated revenue in 2016, 2015 or 2014. If we were to lose any material customer, we may not be able to redeploy our equipment at similar utilization or pricing levels and such loss could have an adverse effect on our business until the equipment is redeployed at similar utilization or pricing levels.

Competition

We operate in highly competitive areas of the oilfield services industry with significant potential for excess capacity. Completion and well servicing equipment can be moved from one region to another in response to changes in levels of activity and market conditions, which may result in an oversupply of such equipment in any particular area. Utilization and pricing for our services have in the past been negatively affected by increases in supply relative to demand in our core operating areas and geographic markets.

Additionally, the demand for our services depends primarily on the level of spending by oil and gas companies for drilling, completion and production activities, which is affected by short-term and long-term trends in oil and natural gas prices and numerous other factors over which we have no control. Severe declines and sustained weakness and volatility in commodity prices over the course of 2015, and for most of 2016, and the consequent negative impact on the level of drilling, completion and production activity and capital expenditures by our customers, adversely affected the demand for our services. This, in turn, negatively impacted our ability to maintain adequate utilization of our asset base and negotiate pricing at levels generating sufficient margins.

Our revenues and earnings are directly affected by changes in utilization and pricing levels for our services, which fluctuate in direct response to changes in the level of drilling, completion and production activity by our customers. Pressure on pricing for our services, including due to competition and industry and/or economic conditions, may impact, among other things, our ability to maintain utilization and profitability. During periods of declining pricing for our services, we may not be able to reduce our costs accordingly, which could further adversely affect our results. Furthermore, even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset any rising costs. Also, we may not be able to successfully increase prices without adversely affecting our utilization levels. The inability to maintain our utilization and pricing levels, or to increase our prices as costs increase, could have a material adverse effect on our business, financial position and results of operations.

Our competitors include many large and small energy service companies, including some of the largest integrated oilfield services companies that possess substantially greater financial and other resources than we do. Our larger competitors’ greater resources could allow them to compete more effectively than we can, including by reducing prices for services in our core operating areas. Our major competitors for our Completion Services include Halliburton, Schlumberger, Keane Group, RPC, Inc., FTS International, Inc. (formerly known as Frac Tech Services), Basic Energy Services, Superior Energy Services, CalFrac Well Services, a significant number of regional, mostly-private businesses, and to a smaller extent, both Weatherford International and Baker Hughes, both of which have recently announced plans to exit the hydraulic fracturing business. Our major competitors for our Well Support Services include Key Energy Services, Basic Energy Services, Superior Energy Services, Precision, Forbes and Pioneer Energy Services, as well as a significant number of mostly-private, regional businesses.

Generally, we believe that the principal competitive factors in the markets that we serve are price, technical expertise, equipment capacity, work force capability, safety record, reputation and experience. Although we believe our customers consider all of these factors, price is often the primary factor in determining which service provider is awarded work, particularly during times of weak commodity prices such as those we experienced from late 2014 through mid-2016. Throughout this severe, prolonged downturn for our industry, our customer base demonstrated a more intense focus and placed a higher priority on receiving the lowest service cost pricing possible. Additionally, projects for certain of our core service lines are often awarded on a bid basis, which tends to further increase competition based primarily on price. During this downturn, our utilization and pricing levels were also negatively impacted by predatory pricing from certain large competitors, who elected to operate at negative margins for these services. During healthier market conditions, we believe many of our customers choose to work with us based on the safety, performance and quality of our crews, equipment and services, although even then, we must be competitive in our pricing. We seek to differentiate ourselves from our major competitors by our operating philosophy, which is focused on delivering the highest quality customer service and equipment, coupled with superior execution and operating efficiency. As part of this strategy, we target high volume, high efficiency customers with service intensive, 24-hour work, which is where we believe we can differentiate our services from our competitors.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Industry Trends and Outlook” for additional discussion of the market challenges within our industry.

Research & Technology, Intellectual Property

Over the last several years we have significantly invested in technological advancement, including the development of a state-of-the-art R&T center staffed by a team of highly skilled engineers focused on developing innovative, fit-for-purpose solutions designed to enhance our service offerings, increase efficiencies, provide cost savings to our operations and add value for our customers. We believe that one of the strategic benefits of this business line is the ability to develop and implement new technologies and respond to changes in customer requirements and industry demand. Several of our R&T initiatives are generating monthly cost savings for our completion services operations, which is central to our overall strategy of proactively managing our costs to maximize returns. Additionally, several of these investments are delivering value-added products and services that, in addition to producing revenue, are generating demand from key customers. We believe these capabilities can provide a competitive advantage as customers look for innovative means for extracting oil and gas in the most economical and efficient way possible. However, as with our other service lines, over the last year we have been forced to implement meaningful cost reductions that significantly scaled back the size and resources of this business line.

We seek patent and trademark protections for our technology when we deem it prudent, and we aggressively pursue protection of these rights. We believe our patents and trademarks are adequate for the conduct of our business and that no single patent or trademark is critical to our business. We also rely, to a significant extent, on the technical expertise and know-how of our personnel to maintain our competitive position.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” for additional detail as to our investment in technological advancement.

Suppliers

We purchase raw materials (such as proppant, guar, acid, chemicals, completion fluids and coiled tubing strings) and finished products (such as fluid-handling equipment) used in our Completion Services segment and certain raw materials and finished products used in our Well Support Services segment from various third-party suppliers.

We are not materially dependent on any single supply source for these materials or products and we believe that we would be able to make satisfactory alternative arrangements in the event of any interruption in the supply of these materials and/or products by one of our suppliers. However, if alternative sources of supply are unavailable and we are unable to purchase the necessary materials and/or products needed for our business in a timely manner and in the quantities required, we may be delayed in providing our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, in the past, our industry has faced sporadic guar and proppant shortages and trucking shortages associated with hydraulic fracturing operations requiring work stoppages, which adversely impacted the operating results of several of our competitors. Additionally, increasing costs of certain raw materials, such as guar, may negatively impact demand for our services or the profitability of our business operations.

During the year ended December 31, 2016, Unimin Corporation and U.S. Silica Company supplied 8.4% and 5.2%, respectively, of the materials and/or products used in our Completion Services segment; but no single third party supplier supplied 5.0% or more of the materials and/or products used in our Well Support Services segment. Additionally, with respect to our Completion Services segment, as part of the Chapter 11 Proceeding we rejected all of our take or pay contracts for proppant and chemicals, which enabled us to negotiate two new proppant contracts covering approximately 80.0% of our forecasted volume needs for 2017 and beyond. In conjunction with the sale of our manufacturing business line, we also entered into a preferred supply agreement with a third party to supply us with components and finished goods to repair and refurbish certain of our stacked hydraulic fracturing equipment.

Quality, Health, Safety and Environmental Program

Our business involves the operation of heavy and powerful equipment which can result in serious injuries to our employees and third parties and substantial damage to property. We commit substantial resources toward employee safety and QHSE management training programs, as well as our extensive employee review process. We have comprehensive QHSE-focused training programs designed to minimize accidents in the workplace and improve the efficiency of our operations. We believe that our QHSE policies and procedures, which are reviewed internally for compliance with industry changes, provide a solid framework to ensure our operations minimize the hazards inherent in our work and meet regulatory requirements and customer demands. Further, we have developed our own QHSE management system to help ensure compliance with our procedures and processes in an effort to drive continuous improvement. Our reputation and proven safety record has allowed us to earn work certification from several industry leaders that we believe have some of the most demanding safety requirements, including ConocoPhillips, ExxonMobil, Chevron and Royal Dutch Shell.

Our record and reputation for safety is important to all aspects of our business. In the oilfield services industry, a critical competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. In recent years, many of our larger customers have placed an added emphasis on the safety records and quality management systems of their contractors. We strive to meet or exceed the safety and quality management requirements of our customers, and we believe our continued focus on safety will gain even further importance to our customers as the market improves.

Risk Management and Insurance

Our operations are subject to hazards inherent in the oil and gas industry, including blowouts, explosions, cratering, fires, oil spills, surface and underground pollution and contamination, hazardous material spills, loss of well control, loss of or damage to the wellbore, formation or underground reservoir, damaged or lost equipment, and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, loss of oil and natural gas production, suspension of operations, environmental and natural resources damage and damage to the property of others. Additionally, because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in personal injury or death, damage to or destruction of equipment and the property of others and hazardous material spills. If a serious accident were to occur involving our employees, equipment and/or services, it could result in C&J being named as a defendant in lawsuits asserting large claims for damages.

Despite our efforts to maintain high safety standards, we from time to time have suffered accidents, and it is likely that we will experience accidents in the future. In addition to the property and personal losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability, and our relationship with customers, employees and regulatory agencies. Any significant increase in the frequency or severity of these incidents, or the general level of compensatory payments, could adversely affect the cost of, or our ability to obtain, workers’ compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.

We maintain insurance policies for workers’ compensation, automobile liability, general liability, which also includes sudden and accidental pollution insurance, and property damage relating to catastrophic events, together with excess loss liability coverage. These insurance policies carry self-insured retention limits or deductibles on a per occurrence basis. We have deductibles per occurrence for: workers’ compensation of $1,000,000; automobile liability claims of $1,000,000; general liability claims, including sudden and accidental pollution claims, of $250,000, plus an additional annual aggregate deductible of $250,000; and property damage for catastrophic events of $25,000. The excess loss liability coverage is subject to a self-insured retention of $5,000,000 for each occurrence and in the aggregate.

With respect to the C&P Business that we acquired from Nabors in the Nabors Merger, and as a result of the settlement agreement negotiated with Nabors in connection the Chapter 11 Proceeding, we assumed, among other liabilities, all liabilities of the C&P Business to the extent arising out of or resulting from the operation of the C&P Business at any time before, at or after the closing of the Nabors Merger, including liability for death, personal injury and property damage resulting from or caused by the assets, products and services of the C&P Business; other than those liabilities specifically identified in the settlement agreement, as incorporated into the Restructuring Plan, for which Nabors maintains a continuing indemnification obligation.

As discussed below, our Master Service Agreements (“MSAs”) with our customers generally provide, among other things, that our customers generally assume (without regard to fault) liability for underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout. We retain the risk for any liability not indemnified by our customers in excess of our insurance coverage. Our insurance coverage may be inadequate to cover our liabilities. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable or on terms as favorable as our current arrangements.

We seek to enter into MSAs with each of our customers before providing any services. Our sales and operations teams work closely with our legal team to identify and prioritize MSAs for negotiation, which we believe increases the efficiency of our risk management efforts. These MSAs delineate our and our customers’ respective warranty and indemnification obligations with respect to the services we provide. With respect to warranty issues, our MSAs typically provide that our obligations are limited to replacing any defective good or services, or in the alternative, providing the customer with a refund. Our MSAs typically provide for knock-for-knock indemnification for all losses, which means that we and our customers assume (without regard to fault) liability for damages to our respective personnel and property. For catastrophic losses, our MSAs generally include industry-standard carve-outs from the knock-for-knock indemnities, pursuant to which our customers (typically the E&P company) assume (without regard to fault) liability for (i) damage to the well bore, including the cost to re-drill; (ii) damage to the formation, underground strata and the reservoir; (iii) damages or claims arising from loss of control of a well or a blowout; and (iv) allegations of subsurface trespass. Additionally, our MSAs often provide carve-outs to the “without regard to fault” concept that would permit, for example, us to be held responsible for events of catastrophic loss only if they arise as a result of our gross negligence or willful misconduct. Our MSAs typically provide for industry-standard pollution indemnities, pursuant to which we assume liability for surface pollution associated with our equipment and originating above the surface (without regard to fault), and our customer assumes (without regard to fault) liability arising from all other pollution, including, without limitation, underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout. In certain circumstances, we agree to exceptions from our MSAs’ catastrophic loss and pollution indemnities to the extent incidents arise from our gross negligence or willful misconduct.

The description of insurance policies set forth above is a summary of certain material terms of our insurance policies currently in effect and may change in the future as a result of market and/or other conditions. Similarly, the summary of MSAs set forth above is a summary of the material terms of the typical MSA that we have in place and does not reflect every MSA that we have entered into or may enter into in the future, some of which may contain indemnity structures and risk allocations between our customers and us that are different than those described here.

Employees

As of March 31, 2017, we had 5,385 employees. The delivery of our services requires personnel with specialized skills and experience who can perform physically demanding work. Subject to industry and local market conditions, the additional crew members needed for our core service lines in our Completion Services and Well Support Services segments are generally available for hire on relatively short notice.

Due to the severe deterioration in market conditions over the course of 2015 and through mid-2016, we significantly reduced our headcount as part of our continuing effort to align our business with the prolonged industry downturn and resulting reduction in demand for our services. During the latter part of the third quarter of 2016, the market conditions began to improve, as commodity prices appeared to stabilize and customers began to increase drilling activity. We are actively monitoring demand for our services and will seek to hire additional employees as needed to take advantage of available opportunities.

Our employees are not represented by any labor unions or covered by collective bargaining agreements. We consider our relations with our employees to be generally good.

Government Regulations and Environmental, Health and Safety Matters

For a discussion of government regulations and environmental, health and safety matters that impact or may impact us, see “Business—Government Regulations and Environmental, Health and Safety Matters” in Part I, Item 1 of our Annual Report.

MANAGEMENT

As of the Plan Effective Date, by operation of the Restructuring Plan and pursuant to the Company’s Certificate of Incorporation and Bylaws, as well as the Stockholders Agreement, the Board consists of seven members divided into three classes. The Company’s Bylaws provide that the Company’s Chief Executive Officer will serve on the Board, and the Stockholders Agreement provides that certain funds affiliated with and/or managed by certain of our largest stockholders have the right to designate nominees to serve on the Board as directors, subject in each case to maintaining certain levels of share ownership; specifically, (a) GSO may designate for nomination up to three directors to the Board and (b) Solus may designate for nomination up to two directors to the Board, as well as designating one non-voting observer to the Board. In addition, the Stockholders Agreement provides that the Board or a nominating committee thereof shall designate the Company’s Chief Executive Officer and one other director for nomination to the Board.

Name	Age	Position at the Company
Donald Gawick	59	President and Chief Executive Officer and Director Class III
E. Michael Hobbs	54	Chief Operating Officer
Mark Cashiola	42	Chief Financial Officer
Danielle Hunter	34	Executive Vice President, General Counsel, Chief Risk & Compliance Officer and Corporate Secretary
Patrick Bixenman	56	Chief Administrative Officer and President, Research & Technology
Edward Keppler	52	President, Corporate Operational Development
Timothy Wallace	55	President, Completion Services
Nicholas Petronio	71	President, Well Services
Patrick Murray(1)	74	Chairman of the Board, Director Class III
Stuart Brightman(1)	60	Director Class I
Michael Zawadzki(2)	36	Director Class I
John Kennedy(2)	64	Director Class II
Michael Roemer	58	Director Class II
Steven Mueller(2)	64	Director Class III

(1)	Messrs. Brightman and Murray were designated for nomination to the Board by Solus pursuant to the Stockholders Agreement.
(2)	Messrs. Zawadzki, Kennedy and Mueller were designated for nomination to the Board by GSO pursuant to the Stockholders Agreement.

Directors

Biographical information for each director of the Company is set forth below.

Donald Gawick. Mr. Gawick has served as a member of our Board since July 2016. He also currently serves as our President and Chief Executive Officer, a position he was appointed to in June 2016, having previously served as our Chief Operating Officer. Mr. Gawick was President and Chief Executive Officer of C&J’s wireline business, Casedhole Solutions, Inc. (“Casedhole Solutions”), from March 2010 through June 2012, when C&J acquired Casedhole Solutions. Mr. Gawick continued in his role of President of Casedhole Solutions until his promotion to Chief Operating Officer in October 2012. Mr. Gawick started his oilfield career in 1979 with Schlumberger and between 1979 and March 2010, he held numerous management positions with Schlumberger, focusing on operations and marketing, including oversight of all of Schlumberger’s oilfield business segments. In addition, he has held senior leadership positions in oilfield services in sales business and new technology development, service delivery and Health-Safety-Environmental management, with assignments throughout the United States, as well as in Canada, Europe, the Far East and Latin America. Mr. Gawick holds a Bachelor of Science degree in Electrical Engineering from the University of Manitoba.

Stuart Brightman. Mr. Brightman joined our Board in January 2017, effective upon emergence from the Chapter 11 Proceeding in accordance with the Restructuring Plan. Mr. Brightman has served as President and Chief Executive Officer of Tetra Technologies, Inc. (“Tetra”) since May 2009, at which time he was also appointed to serve on its board of directors. He served as Executive Vice President and Chief Operating Officer of Tetra from April 2005 to May 2009. Mr. Brightman also serves as chairman of the board of directors of Tetra’s CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco LP, one of Tetra’s consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman holds a Bachelor of Science degree from the University of Pennsylvania and a Master of Business Administration degree from the Wharton School of Business.

Michael Roemer. Mr. Roemer has served as a member of our Board since December 2010, and was reappointed to the Board of the reorganized Company in January 2017 effective upon emergence from the Chapter 11 Proceeding in accordance with the Restructuring Plan. Mr. Roemer previously served as the Chief Financial Officer of Hammond, Kennedy, Whitney & Company, Inc. (“HKW”), a private equity group, and as a partner in several affiliate funds of HKW from 2000 until January 2012. Upon his retirement from HKW, Mr. Roemer founded Roemer Financial Consulting, through which he provides financial accounting advice. Prior to joining HKW, Mr. Roemer served as a shareholder and Vice President of Flackman, Goodman & Potter, P.A., a public accounting firm, from 1988 to 2000. Mr. Roemer is a licensed Certified Public Accountant with over 35 years’ experience, and is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Roemer holds a Bachelor of Science degree in Accounting from the University of Rhode Island.

Michael Zawadzki. Mr. Zawadzki joined our Board in January 2017, effective upon emergence from the Chapter 11 Proceeding in accordance with the Restructuring Plan. Mr. Zawadzki is a Senior Managing Director with GSO Capital Partners, focused principally on the sourcing, execution, and management of investments in the energy sector. Mr. Zawadzki is a senior member of GSO’s energy team and sits on the investment committees for GSO’s energy funds. Since joining GSO in July 2006, Mr. Zawadzki has led or played a critical role in transactions totaling over $3 billion of invested capital. Prior to joining GSO, from 2004 to 2006, Mr. Zawadzki was with Citigroup Private Equity, where he completed numerous private equity and subordinated debt investments. From 2002 to 2004, Mr. Zawadzki worked in the investment banking division of Salomon Smith Barney, focused on the media and telecommunications industries. Mr. Zawadzki currently serves on the board of directors of Titan Energy (since October 2016), Sequel Energy Group (since November 2016), 3Bear Energy (since September 2016), and Community Development Capital Group (since November 2013). Mr. Zawadzki received a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania, where he graduated magna cum laude.

John Kennedy. Mr. Kennedy joined our Board in January 2017, effective upon emergence from the Chapter 11 Proceeding in accordance with the Restructuring Plan. Mr. Kennedy was President and Chief Executive Officer of Wilson International, a wholly-owned business unit of Smith International from 1999 to 2010 and of Schlumberger from August 2010 to May 2012. He joined Wilson International after having previously served as Senior Vice President and Chief Financial Officer of Smith International, Inc. from 1997 to 1999. Mr. Kennedy also served as Vice President of Finance and Chief Accounting Officer of Smith International from 1994 to 1997, also holding the title of Treasurer from 1991 to 1997. He has served as the Co-Chairman of the board of directors of MicroSeismic, Inc., a post he has held since January 2017, along with Chairman of the audit committee since January 2015. He was appointed to MicroSeismic’s board of directors in

September 2013. Mr. Kennedy also currently serves as an advisor to Sumitomo Corporation of the Americas and as Vice Chairman of the board of directors of Global Stainless Supply Inc., a wholly owned subsidiary of Sumitomo Corporation, positions which he has held since July 2015 and November 2015, respectively. Mr. Kennedy also currently serves as Vice Chairman of the Operating Segment Board of Directors of Sumitomo Corporation. Mr. Kennedy previously served on the board of directors for Edgen Group Inc. from January to November 2013 and CE Franklin Inc. from 1999 to May 2012. His career has spanned over 45 years in both executive finance and operating positions providing a broad range of expertise in acquisitions, divestitures, recapitalizations and reorganizations in companies with global operations. Mr. Kennedy is also a member of the Chartered Association of Corporate Treasurers (FCT). He graduated from Wimbledon College in 1970 and Farnborough College of Technology in 1973.

Steven Mueller. Mr. Mueller joined our Board in January 2017, effective upon emergence from the Chapter 11 Proceeding in accordance with the Restructuring Plan. Mr. Mueller serves as a Senior Advisor for First Reserve, a private equity fund focused on energy investments, having joined the First Reserve Senior Advisor Program in October 2016. Mr. Mueller served as a director of Southwestern Energy Company from July 2009 to May 2016, serving as Chairman of the board of directors from May 2014 to May 2016. Previously, Mr. Mueller served as the Chief Executive Officer of Southwestern Energy from May 2009 until his retirement in January 2016. Mr. Mueller also held the title of President of Southwestern Energy from May 2009 until December 2014, having previously served as the President and Chief Operating Officer since June 2008. He joined Southwestern Energy from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. From 2001 until its acquisition by Forest Oil in 2007, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 40 years of experience in the oil and gas industry and served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company and Belco Oil & Gas Company. Mr. Mueller holds a Bachelor of Science degree in Geologic Engineering from the Colorado School of Mines.

Patrick Murray. Mr. Murray joined our Board in January 2017, effective upon emergence from the Chapter 11 Proceeding in accordance with the Restructuring Plan. He currently serves as Chairman of the Board. In 2007, Mr. Murray retired from Dresser, Inc., where had been the Chairman of the Board and Chief Executive Officer since 2004. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray has been on the board of directors of Harvest Natural Resources (NYSE: HNR) since October, 2000. Mr. Murray also serves on the board of the World Affairs Council of Dallas Fort Worth, on the board of advisors for the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and as Chairman of the Board of Regents of Seton Hall University. Mr. Murray holds a Bachelor of Science degree in Accounting and a Master of Business Administration from Seton Hall University. He also served for two years in the U.S. Army as a commissioned officer.

Executive Officers

Biographical information for the Company’s executive officers who do not serve on the Board of Directors and so whose biographical information was not included above in “Directors” is set out below.

E. Michael Hobbs. Mr. Hobbs serves as C&J’s Chief Operating Officer, a position he has held since August 2016. He previously served as President of C&J’s Well Services division since June 2015. Mr. Hobbs was Chief Operating Officer of the Company’s wireline division, Casedhole Solutions, at the time C&J acquired it in June 2012. Following C&J’s acquisition of Casedhole Solutions through October 2012, he served as Vice President—

Operations for Casedhole Solutions. Mike first joined Casedhole Solutions in April 2010 as Vice President and General Manager for the Southern region, before being promoted to Chief Operating Officer in 2011. Mr. Hobbs is a 37-year veteran of the oilfield services industry, starting his career in 1980. He spent the early fourteen years of his career with Schlumberger, holding numerous operational and management positions in the Permian Basin. After leaving Schlumberger in 1997, Mr. Hobbs founded E.M. Hobbs, Inc. where he was influential in the development and implementation of many of the multi-stage completion procedures and techniques that are currently used today within the wireline service industry. Before leaving E.M. Hobbs, Inc. in 2004, Mr. Hobbs grew the company to 21 units in five locations in Texas and New Mexico. E.M. Hobbs is now known as E&P Wireline owned by Schlumberger.

Mark Cashiola. Mr. Cashiola serves as C&J’s Chief Financial Officer, a position he has held since June 2016. Mark joined C&J in January 2011 and previously served as the Company’s Vice President—Controller and Chief Accounting Officer. He has over 18 years of finance and accounting experience, the majority of which has been spent in the energy industry. Prior to joining C&J, Mark was Senior Controller for Precision Drilling Trust beginning in late 2008 through 2010 and Assistant Controller for Grey Wolf, Inc., prior to its acquisition by Precision, from 2005 through late 2008. Mark began his career in public practice working for Arthur Andersen, L.L.P. and KPMG, L.L.P. for a combined six years, most recently as Audit Manager. Mark received a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant in the State of Texas.

Danielle Hunter. Ms. Hunter serves as C&J’s Executive Vice President, General Counsel and Chief Risk & Compliance Officer, a position she has held since June 2016. She also serves as the Company’s Corporate Secretary. Ms. Hunter joined C&J in June 2011 and previously served as the Company’s Vice President—Corporate & Compliance and Associate General Counsel. Prior to joining C&J, Ms. Hunter practiced corporate / transactional law at Vinson & Elkins L.L.P. from 2007 through 2011, representing public and private companies and investment banking firms in numerous capital markets offerings, and mergers and acquisitions, primarily in the oil and gas industry. She also counseled clients with respect to corporate governance, compliance, SEC disclosure / reporting, and general corporate matters. Ms. Hunter served as a judicial law clerk to the Honorable Judge Tucker Melancon, United States District Court—Western District of Louisiana, from 2006 to 2007. Ms. Hunter graduated magna cum laude and order of the coif with a Juris Doctor from Tulane Law School in 2006.

Patrick Bixenman. Mr. Bixenman serves as C&J’s Chief Administrative Officer, a position he has held since August 2016. He also serves as President of C&J’s Research & Technology division, having joined C&J in October 2012 to build this division from the ground up. Through the Research & Technology division, C&J develops products and provides technical support to C&J’s legacy core service lines of hydraulic fracturing, coiled tubing and wireline services. Pat also initiated development of drilling products that allowed the Company to enter the directional drilling services business. Prior to joining C&J, Pat was employed by Schlumberger from 1985 through 2012, where he gained significant technology development and manufacturing experience in wireline logging, coiled tubing, completions tools, artificial lift, drill stem testing, and subsea intervention trees. While employed by Schlumberger, Mr. Bixenman held numerous key management positions, including Engineering Manager, Manufacturing Center Manager and Technology Center Manager. Mr. Bixenman graduated from Tennessee Technology University with a B.S. in Mechanical Engineering in 1983 and Rice University with a Masters in Mechanical Engineering in 1988.

Edward Keppler. Mr. Keppler serves as C&J’s President of Corporate Operational Development, a position he has held since October 2016. He is responsible for structural and tactical operational issues across all of C&J’s service lines to provide strategic direction and support through the development of standards, processes, and systems to increase efficiency and quality for C&J’s operations. Mr. Keppler previously served as President of the Company’s Drilling & Completion Services division from March 2015 to October 2016. Prior to assuming the role of President—Drilling & Completion Services in March 2015, he served as the Company’s Senior Vice President—Corporate Oilfield Operations from July 2013. Mr. Keppler first joined C&J with the Company’s acquisition of its wireline business, Casedhole Solutions, in June 2012. He previously served as the President of

Casedhole Solutions from October 2012 through July 2013, having joined Casedhole Solutions as its Vice President and General Manager for the North Region in May 2010. Prior to joining Casedhole Solutions, Mr. Keppler was employed by Schlumberger from 1991 through 2010, where he gained significant wireline experience in the North American market with extensive expertise in cased-hole operations, perforating, open-hole logging, and wellbore formation sampling. While employed by Schlumberger, Mr. Keppler held numerous key management positions, including wireline district manager in six different locations, regional operations manager for the state of Alaska, Engineering Sustaining Manager and Cased-Hole Service Delivery Manager for the U.S. Mr. Keppler’s last position before joining Casedhole Solutions was Global Wireline Technical Support Manager for Weatherford. Mr. Keppler graduated from New Mexico State University with a Bachelor of Science in Mechanical Engineering in 1990.

Timothy Wallace. Mr. Wallace serves as President of C&J’s Drilling & Completion Services division, a position he has held since October 2016. Tim previously served as the Company’s Senior Vice President of Sales & Marketing for the Drilling & Completion Services division, a position he was appointed to in January 2016. Tim served as C&J’s Senior Vice President-Casedhole Solutions from July 2013 through January 2016. Tim first joined C&J with the Company’s acquisition of its wireline business, Casedhole Solutions, in June 2012, and from that time through July 2013 he served as C&J’s Vice President of Wireline Operations. Mr. Wallace joined Casedhole Solutions in October 2011 as the Southwest Regional Wireline Operations Manager. Before arriving at Casedhole Solutions, Mr. Wallace was employed for 28 years with Schlumberger. While at Schlumberger, he held positions in operations management, sales management, software project management, corporate sales, field sales and field operations at various locations in North America, with extensive international travel. Mr. Wallace graduated from Louisiana Tech University with a Bachelor of Science in Petroleum Engineering in 1984.

Nicholas Petronio. Mr. Petronio serves as President of C&J’s Well Services division, a position he has held since August 2016. He previously served as Senior Vice President for Operational Development in the Well Services division, having joined the Company in March 2015 when C&J combined with the completion and production services business of Nabors A veteran of the oil and gas industry, Mr. Petronio served as Assistant to the Chairman of Nabors from 2010 to 2015. He was President of Pool Well Services in Houston, a subsidiary of Nabors, from 1999 to 2010. The company operated a fleet of more than 750 workover rigs and 350 oilfield trucks and managed a workforce of 3,400 that provided well services to customers in eight states. Pool was renamed Nabors Well Services in 2005. Mr. Petronio joined Pool as Construction Manager in 1978 and held numerous roles of increasing responsibility within the company, including Vice President of Equipment and Environmental Affairs and Senior Vice President of Eastern U.S. Operations before being named President in 1999. Mr. Petronio started his career in 1968 with General Dynamics’ Electric Boat division before joining Marathon-LeTourneau as a as a technical manager from 1976 to 1978. Mr. Petronio earned a Bachelor of Science in Civil Engineering from the University of Rhode Island and a Masters in Civil Engineering (Applied Mechanics) from the University of Connecticut. Nick is a past President of the Association of Energy Services Companies (AESC). He is currently a Registered Professional Engineer in the State of Texas.

SELLING STOCKHOLDER

The following table sets forth information as to the beneficial ownership of our common stock as of February 24, 2017 and after giving effect to the sale of the common stock offered hereby by the selling stockholder. The information set forth below relating to the selling stockholder as of February 24, 2017 is based on information supplied to us by the selling stockholder on or prior to that date. We have not sought to verify such information. The selling stockholder may hold or acquire at any time shares of our common stock in addition to the shares offered by this prospectus and may have acquired additional shares of our common stock since the date on which the information reflected herein was provided to us. Additionally, the selling stockholder may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since such date. Other information about the selling stockholder may also change over time.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power.

Name and Address of Selling Stockholder	Common Stock Owned Prior to This Offering		Shares of Common Stock Offered Hereby	Common Stock Owned After This Offering(2)
	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)		Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
GSO Capital Solutions Fund II (Luxembourg) S.a.r.l.(3)	7,520,635	13.4%	1,000,000	6,520,635	11.6%

(1)	Percentage of our common stock beneficially owned is based on 56,220,376 shares of common stock outstanding as of February 24, 2017, together with any shares of common stock which the person has the right to acquire beneficial ownership within 60 days, including through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Shares of common stock which the person has the right to acquire beneficial ownership on February 24, 2017 and within 60 days thereafter are deemed outstanding for computing the percentage of beneficial ownership of such person, but are not deemed outstanding for computing the percentage of any other person.
(2)	Assumes that the selling stockholder disposes of all of the shares of the common stock offered hereby and does not acquire beneficial ownership of any additional shares of common stock.
(3)

Reflects securities directly held by GSO Capital Solutions Fund II (Luxembourg) S.a.r.l. (“GSO CSF II Lux”). The sole shareholder of GSO CSF II Lux is GSO Capital Solutions Fund II LP. The general partners of GSO Capital Solutions Fund II LP are GSO Capital Solutions Associates II (Delaware) LLC and GSO Capital Solutions Associates II (Cayman) Ltd. GSO Holdings I L.L.C. is the managing member of GSO Capital Solutions Associates II (Delaware) LLC and a shareholder of GSO Capital Solutions Associates II (Cayman) Ltd. Blackstone Holdings II L.P. is a managing member of GSO Holdings I L.L.C., an affiliate of GSO Capital Partners LP and The Blackstone Group L.P., with respect to securities beneficially owned by GSO Capital Solutions Associates II (Delaware) LLC. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, each of Bennett J.

Goodman and J. Albert Smith III serves as an executive of GSO Holdings I L.L.C. and may be deemed to have shared voting power and/or investment power with respect to the securities held by GSO CSF II Lux. Michael Zawadzki, an employee of GSO Capital Partners LP and/or one of its affiliates, is a member of the Board. Mr. Zawadzki disclaims beneficial ownership of our common stock held by GSO CSF II Lux. Each of the foregoing entities and individuals disclaims beneficial ownership of the shares held directly by GSO CSF II Lux (other than GSO CSF II Lux to the extent of its direct holdings). In the ordinary course of business, GSO Capital Partners LP and its affiliates, including Blackstone, manage, advise or sub-advise certain funds whose portfolio companies may have relationships with us. The address of GSO CSF II Lux is 345 Park Avenue, 31st Floor, New York, New York 10154.

DESCRIPTION OF INDEBTEDNESS

Description of the New Credit Facility

The Borrowers entered into the New Credit Facility dated the Plan Effective Date, with PNC Bank, National Association, as administrative agent (the “Lender”), and on March 16, 2017 entered into the New Credit Facility Amendment.

The New Credit Facility allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of (a) $100 million or (b) a borrowing base, which borrowing base is based upon the value of the Borrowers’ accounts receivable and inventory, subject to eligibility criteria and customary reserves which may be modified in the Lender’s permitted discretion. The New Credit Facility also contains an availability block, which will reduce the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10 to 1.0.

The New Credit Facility also provides for the issuance of letters of credit, which would reduce borrowing capacity thereunder. The maturity date of the New Credit Facility is January 6, 2021.

If at any time the amount of loans and other extensions of credit outstanding under the New Credit Facility exceed the borrowing base, the Borrowers may be required, among other things, to prepay outstanding loans immediately.

The Borrowers’ obligations under the New Credit Facility are secured by liens on a substantial portion of the Borrowers’ personal property, subject to certain exclusions and limitations. Upon the occurrence of certain events, additional collateral, including a portion of the Borrowers’ real properties, may also be required to be pledged. Each of the Borrowers is jointly and severally liable for the obligations of the other Borrowers under the New Credit Facility.

At the Borrowers’ election, interest on borrowings under the New Credit Facility will be determined by reference to either LIBOR plus an applicable margin of 4.0% per annum or an “alternate base rate” plus an applicable margin of 3.0% per annum. Beginning after the fiscal year ending on or about December 31, 2017, these margins will be subject to a step-down of 0.50% in the event that the Company achieves a fixed charge coverage ratio of 1.15 to 1.0 or greater. Interest will be payable quarterly for loans bearing interest based on the alternative base rate and on the last day of the interest period applicable to LIBOR-based loans. The Borrowers will also be required to pay a fee on the unused portion of the New Credit Facility equal to 1.0% per annum in the event that utilization is less than 50.0% of the total commitment and 0.75% per annum in the event that utilization is greater than or equal to 50.0% of the total commitment.

A termination fee of 1.00% of the maximum amount available will be payable if the loans are repaid in full and the New Credit Facility is terminated prior to the first anniversary of the Plan Effective Date.

The New Credit Facility contains covenants that limit the Borrowers’ and their subsidiaries’ ability to incur additional indebtedness, grant liens, make loans or investments, make distributions, merge into or consolidate with other persons, make capital expenditures or engage in certain asset dispositions including a sale of all or substantially all of the Company’s assets. The New Credit Facility Amendment modified certain of these covenants to increase the amount of growth capital expenditures we are permitted to make during the 2017 fiscal year from $25 million to $60 million.

The New Credit Facility also contains the following financial covenants:

•	a minimum liquidity covenant under which the Borrowers must not permit availability under the New Credit Facility, plus certain unrestricted cash and cash equivalents, to be less than $100 million as of the last day of each fiscal month through the fiscal month ending August 31, 2017; and

•	a fixed charge coverage ratio under which Borrowers must maintain a fixed charge coverage ratio of at least 1.0 to 1.0 as of the last day of any fiscal month on or after September 30, 2017 on which, (a) for any date occurring through (and including) December 31, 2017, availability under the New Credit Facility, plus certain unrestricted cash and cash equivalents, is less than $50 million and (b) for any date occurring from and after January 1, 2018, availability under the New Credit Facility, plus certain unrestricted cash and cash equivalents, is less than $40 million.

The fixed charge coverage ratio is generally defined in the New Credit Facility as the ratio of (i) EBITDA minus certain capital expenditures and cash taxes paid to (ii) the sum of cash interest expenses, scheduled principal payments on borrowed money and certain distributions.

These summaries of the New Credit Facility and the New Credit Facility Amendment do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the New Credit Facility, which is filed as an exhibit to the registration statement of which this prospectus supplement is a part, and the New Credit Facility Amendment, which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 20, 2017.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock currently trades on the NYSE MKT, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding Warrants or options, or the vesting of restricted stock awards, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the completion of this offering, we will have an aggregate of approximately 62,220,376 shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. This excludes, in each case as of March 31, 2017:

•	7,035,560 shares of common stock authorized for issuance as equity awards under the Management Incentive Plan;

•	1,175,488 shares of common stock issuable pursuant to outstanding Warrants; and

•	2,360,166 shares of common stock issuable pursuant to Warrants (subject to adjustments pursuant to the terms of the Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors after the Plan Effective Date pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims.

Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. Shares of our common stock issued under the Restructuring Plan (other than 736,374 shares which constitute restricted securities under Rule 144) are freely transferrable without restriction or further registration pursuant to Section 1145(a)(1) of the Bankruptcy Code and may be resold by the holders thereof without registration other than by any holder that constitutes an “underwriter” with respect to such securities. Resales by persons who received our common stock pursuant to the Restructuring Plan that constitute “underwriters” as defined in Section 1145(b) would not be exempted by Section 1145 from registration under the Securities Act. Such persons would only be permitted to sell such securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act or another applicable exemption.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus supplement, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned restricted shares of our common stock for at least six months, would be entitled to sell an unlimited number of such restricted shares provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction.

Our affiliates, or persons selling shares of our common stock on behalf of our affiliates, who have beneficially owned shares of our common stock for at least six months are entitled pursuant to Rule 144 to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately 562,203 shares as of March 31, 2017; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors, the selling stockholder and the parties to the Registration Rights Agreement have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending May 30, 2017, except with the prior written consent of the Representatives. See “Underwriting.”

Registration on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under the Management Incentive Plan. As a result, shares issued pursuant to such stock incentive plan, including upon exercise of stock options or the vesting of restricted stock awards, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates. 7,035,560 shares of common stock are authorized for issuance as equity awards under the Management Incentive Plan as of March 31, 2017.

Registration Rights

As described above in “Our History and Reorganization—Registration Rights Agreement,” we entered into the Registration Rights Agreement with certain of our stockholders, including the selling stockholder, pursuant to which such stockholders have the right, subject to various conditions and limitations, to demand the filing of a registration statement covering their shares of our common stock and to demand the Company to support underwritten sales of such shares, subject to the lock-up agreements described above and limitations specified in the Registration Rights Agreement. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of our common stock to significantly decline.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of our common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether the investment will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan; and

•	whether the acquisition or holding of the shares of our common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (see “—Prohibited Transaction Issues”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which we, any of the underwriters or any of our or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of our common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws. Accordingly, each purchaser or holder of shares of our common stock or any interest therein will be deemed to have represented by its acquisition or holding of such shares that (a) it is not a Plan and its acquisition or holding of such shares is not made on behalf of or with “plan assets” of any Plan or (b) its acquisition or holding of such shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any applicable Similar Laws.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of our common stock. Purchasers of shares of our common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of our common stock comply with the fiduciary responsibility rules of ERISA and do not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of shares of our common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” (generally, property held for investment). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this discussion does not address the alternative minimum tax, the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This discussion also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holders’ holding period for our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the

non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below (the “Representatives”). Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we and the selling stockholder have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	1,642,308
Credit Suisse Securities (USA) LLC.	1,642,308
Morgan Stanley & Co. LLC	1,938,462
Barclays Capital Inc.	312,308
Deutsche Bank Securities Inc.	312,308
Evercore Group L.L.C.	366,154
Wells Fargo Securities, LLC	312,308
Blackstone Advisory Partners L.P.	118,461
Jefferies LLC	118,461
PNC Capital Markets LLC	118,461
Seaport Global Securities LLC	118,461

Total	7,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.78 per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,050,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The shares are listed on the NYSE MKT under the symbol “CJ.” We have been approved to list our common stock on the NYSE under the symbol “CJ” following the completion of this offering.

The following table shows the underwriting discounts and commissions that we and the selling stockholder have agreed to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by us		Paid by Selling Stockholder
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$1.625	$1.625	$1.625	$1.625
Total	$9,750,000	$11,456,250	$1,625,000	$1,625,000

We have also agreed to pay Evercore Group L.L.C. (“Evercore”) $1 million upon consummation of this offering as consideration for Evercore’s provision of financial advisory services to us. In addition, we have agreed to reimburse Evercore for its reasonable expenses incurred in connection with the provision of such services.

We estimate that the total expenses of this offering payable by us will be $1.5 million.

We have agreed that we will not, during the period ending May 30, 2017, without the prior written consent of the Representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions, including, without limitation, the issue and sale of our common stock pursuant to our Management Incentive Plan, the issue of any shares of common stock pursuant to the Warrants, and the offer, issue and sale of shares of our common stock, subject to certain limitations, in connection with acquisitions or strategic investments. The Representatives in their sole discretion may waive these restrictions at any time without notice.

Our officers and directors, the selling stockholder and the parties to the Registration Rights Agreement have agreed that, during the period ending May 30, 2017, they will not, without the prior written consent of the Representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The foregoing restrictions are subject to certain exceptions, including, without limitation, the sale of common stock pursuant to this offering, exercises of options to purchase shares of common stock pursuant to our Management Incentive Plan, and the transfer of common stock to certain affiliates, subject to such affiliates agreeing to be bound by the same restrictions. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE MKT, the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In addition, in recognition of their efforts, certain of our executive officers and key employees are expected to receive cash bonuses ranging from approximately $27,000 to $158,000 in connection with completion of this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Kirkland & Ellis, LLP, Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the selling stockholder by Davis Polk & Wardwell, LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of C&J Energy Services, Ltd. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the securities offered by this prospectus supplement. This prospectus supplement, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus supplement regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the securities offered by this prospectus supplement, reference is made to the registration statement, including the exhibits and schedules thereto. Copies of the registration statement and other materials we file with the SEC may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus supplement forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the

SEC, from the date of this prospectus supplement until the termination of each offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016;

•	Our Registration Statement on Form 8-A filed with the SEC on March 3, 2017; and

•	Our Current Reports on Form 8-K filed with the SEC on each of May 29, 2015, January 6, 2017, January 9, 2017, January 13, 2017, February 6, 2017, March 7, 2017 and March 20, 2017.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

C&J Energy Services, Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

Attention: Investor Relations

Telephone: (713) 260-9986

Email: investors@cjenergy.com

We also maintain a website at www.cjenergy.com. However, the information contained in or accessible from our corporate website is not incorporated into this prospectus supplement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

C&J Energy Services, Inc.:

We have audited the accompanying consolidated balance sheets of C&J Energy Services Ltd. and subsidiaries (Debtor-in-Possession) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&J Energy Services Ltd. and subsidiaries (Debtor-in-Possession) as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

March 2, 2017

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$64,583	$25,900
Accounts receivable, net of allowance of $2,951 and $7,917 as of December 31, 2016 and 2015 respectively	137,222	274,691
Inventories, net	54,471	102,257
Prepaid and other current assets	37,392	72,560
Deferred tax assets	6,020	9,035

Total current assets	299,688	484,443
Property, plant and equipment, net of accumulated depreciation of $683,189 and $499,894 at December 31, 2016 and 2015, respectively	950,811	1,210,441
Other assets:
Goodwill	—	307,677
Intangible assets, net	76,057	147,861
Deferred financing costs, net of accumulated amortization of $6,396 as of December 31, 2015	—	14,355
Other noncurrent assets	35,045	34,175

Total assets	$1,361,601	$2,198,952

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$75,193	$184,859
Payroll and related costs	18,287	10,516
Accrued expenses	59,129	52,069
DIP Facility	25,000	—
Current portion of debt and capital lease obligations	—	13,433
Related party payables	—	28,206
Other current liabilities	3,026	1,785

Total current liabilities	180,635	290,868
Deferred tax liabilities	15,613	149,151
Long-term debt and capital lease obligations, net of original issue discount and financing costs of $86,368 as of December 31, 2015	—	1,108,123
Other long-term liabilities	18,577	18,167

Total liabilities not subject to compromise	214,825	1,566,309
Liabilities subject to compromise	1,445,346	—
Commitments and contingencies
Shareholders’ equity
Common shares, par value of $0.01, 750,000,000 shares authorized, 119,529,942 and 120,420,120 issued and outstanding as of December 31, 2016 and 2015, respectively	1,195	1,204
Additional paid-in capital	1,009,426	997,766
Accumulated other comprehensive loss	(2,600)	(4,025)
Retained deficit	(1,306,591)	(362,302)

Total shareholders’ equity (deficit)	(298,570)	632,643

Total liabilities and shareholders’ equity (deficit)	$1,361,601	$2,198,952

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Years Ended December 31,
	2016	2015	2014
Revenue	$971,142	$1,748,889	$1,607,944
Costs and expenses:
Direct costs	947,255	1,523,194	1,179,227
Selling, general and administrative expenses	229,267	239,697	182,518
Research and development	7,718	16,704	14,327
Depreciation and amortization	217,440	276,353	108,145
Impairment expense	436,395	791,807	—
(Gain) loss on disposal of assets	3,075	(544)	(17)

Operating income (loss)	(870,008)	(1,098,322)	123,744

Other income (expense):
Interest expense, net	(157,465)	(82,086)	(9,840)
Other income (expense), net	9,504	8,773	598

Total other income (expense)	(147,961)	(73,313)	(9,242)

Income (loss) before reorganization items and income taxes	(1,017,969)	(1,171,635)	114,502
Reorganization items	55,330	—	—
Income tax expense (benefit)	(129,010)	(299,093)	45,679

Net income (loss)	$(944,289)	$(872,542)	$68,823

Net income (loss) per common share:
Basic	$(7.98)	$(8.48)	$1.28

Diluted	$(7.98)	$(8.48)	$1.22

Weighted average common shares outstanding:
Basic	118,305	102,853	53,838

Diluted	118,305	102,853	56,513

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Net income (loss)	$(944,289)	$(872,542)	$68,823

Other comprehensive income (loss):
Foreign currency translation gain (loss), net of income tax (expense) benefit of ($31) and $1,369 as of December 31, 2016 and 2015, respectively	1,425	(3,980)	(45)

Comprehensive income (loss)	$(942,864)	$(876,522)	$68,778

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands)

	Common Shares		Additional Paid-in Capital	Other Comprehensive Loss	Retained Earnings (Deficit)	Total
	Number of Shares	Amount, at $0.01 par value
Balance, December 31, 2013	54,604	$546	$254,188	$—	$441,417	$696,151
Issuance of restricted shares, net of forfeitures	723	7	(7)	—	—	—
Employee tax withholding on restricted shares vesting	(153)	(2)	(4,376)	—	—	(4,378)
Issuance of common shares for stock options exercised	159	2	831	—	—	833
Tax effect of share-based compensation	—	—	2,118	—	—	2,118
Share-based compensation	—	—	18,350	—	—	18,350
Net income	—	—	—	—	68,823	68,823
Foreign currency translation loss, net of tax	—	—	—	(45)	—	(45)

Balance, December 31, 2014	55,333	553	271,104	(45)	510,240	781,852
Issuance of common shares, net of issuance costs	62,542	625	709,642	—	—	710,267
Issuance of restricted shares, net of forfeitures	2,613	26	3,006	—	—	3,032
Employee tax withholding on restricted shares vesting	(222)	(2)	(2,619)	—	—	(2,621)
Issuance of common shares for stock options exercised	154	2	451	—	—	453
Tax effect of share-based compensation	—	—	(2,367)	—	—	(2,367)
Share-based compensation	—	—	18,549	—	—	18,549
Net loss	—	—	—	—	(872,542)	(872,542)
Foreign currency translation loss, net of tax	—	—	—	(3,980)	—	(3,980)

Balance, December 31, 2015	120,420	1,204	997,766	(4,025)	(362,302)	632,643
Forfeitures of restricted shares	(576)	(6)	6	—	—	—
Employee tax withholding on restricted shares vesting	(314)	(3)	(494)	—	—	(497)
Tax effect of share-based compensation	—	—	(5,592)	—	—	(5,592)
Share-based compensation	—	—	17,740	—	—	17,740
Net loss	—	—	—	—	(944,289)	(944,289)
Foreign currency translation gain, net of tax	—	—	—	1,425	—	1,425

Balance, December 31, 2016	119,530	$1,195	$1,009,426	$(2,600)	$(1,306,591)	$(298,570)

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$(944,289)	$(872,542)	$68,823
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	217,440	276,353	108,145
Impairment expense	436,395	791,807	—
Inventory write-down	35,350	31,109	—
Contingent consideration adjustment	(4,700)	(11,147)	—
Deferred income taxes	(129,533)	(273,144)	33,185
Provision for doubtful accounts, net of write-offs	1,735	8,071	600
Equity (earnings) loss from unconsolidated affiliate	5,663	(500)	(471)
(Gain) loss on disposal of assets	3,075	(544)	(17)
Share-based compensation expense	17,740	18,549	18,350
Amortization of deferred financing costs	48,310	10,926	1,168
Accretion of original issue discount	52,414	6,187	—
Reorganization items	30,611	—	—
Changes in operating assets and liabilities:
Accounts receivable	137,075	278,150	(135,784)
Inventories	4,244	21,123	(50,001)
Prepaid expenses and other current assets	24,447	(26,821)	(12,154)
Accounts payable	(75,016)	(168,607)	132,420
Payroll and related costs and accrued expenses	35,028	17,400	14,157
Income taxes receivable (payable)	3,604	(108)	(301)
Other	(6,965)	(3,257)	3,717

Net cash provided by (used in) operating activities	(107,372)	103,005	181,837
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(57,909)	(166,321)	(307,598)
Proceeds from disposal of property, plant and equipment	32,809	4,468	719
Payments made for business acquisitions, net of cash acquired	(1,419)	(663,303)	(33,533)
Investment in unconsolidated subsidiary	(408)	—	(3,000)

Net cash used in investing activities	(26,927)	(825,156)	(343,412)
Cash flows from financing activities:
Proceeds from revolving debt	174,000	338,000	229,000
Payments on revolving debt	(10,600)	(532,000)	(64,000)
Proceeds from term loans	—	1,001,400	—
Payments on term loans	(2,650)	(7,950)	—
Proceeds from DIP Facility	23,000	—	—
Payments of capital lease obligations	(2,388)	(3,874)	(4,165)
Financing costs	(1,009)	(55,450)	(2,265)
Proceeds from issuance of common shares for stock options exercised	—	453	833
Registration costs associated with issuance of common shares	—	(1,465)	—
Employee tax withholding on restricted shares vesting	(497)	(2,621)	(4,378)
Excess tax benefit (expense) from share-based compensation	(5,592)	(2,367)	2,153

Net cash provided by financing activities	174,264	734,126	157,178

Effect of exchange rate on cash	(1,282)	3,908	—

Net increase (decrease) in cash and cash equivalents	38,683	15,883	(4,397)
Cash and cash equivalents, beginning of year	25,900	10,017	14,414

Cash and cash equivalents, end of year	$64,583	$25,900	$10,017

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Nature of Business and Summary of Significant Accounting Policies

C&J Energy Services, Inc., a Delaware corporation (the “Successor” and together with its consolidated subsidiaries and for periods subsequent to the Plan Effective Date as defined below, “C&J” or the “Company”) is a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies in North America. The Company offers a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, directional drilling, coiled tubing, service rigs, fluids management and other support services. The Company is headquartered in Houston, Texas and operates in all active onshore basins in the continental United States and Western Canada.

C&J’s business was founded in Texas in 1997 as a partnership and converted to a Delaware corporation (“Old C&J”) in 2010 in connection with an initial public offering that was completed in July 2011 with a listing on the New York Stock Exchange (“NYSE”) under the symbol “CJES.” In 2015, Old C&J combined with the completion and production services business (the “C&P Business”) of Nabors Industries Ltd. (“Nabors”) in a transaction (referred to herein as the “Nabors Merger”) that nearly tripled the Company’s size, significantly expanding the Company’s Completion Services business and adding Well Support Services to the Company’s service offering. Upon the closing of the Nabors Merger, Old C&J became a subsidiary of C&J Energy Services Ltd. (the “Predecessor” and shares of common stock of Old C&J were converted into common shares of the Predecessor on a 1-for-1 basis. Due to the severe industry downturn, on July 20, 2016, the Predecessor and certain other subsidiaries of the Company (the “Debtors” or the “Reorganized Debtors”) filed voluntary petitions for reorganization seeking relief under the provisions of Chapter 11 with the United States Bankruptcy Court in the Southern District of Texas, Houston Division (“Bankruptcy Court”). These Chapter 11 cases were being administered under the caption “In re: CJ Holding Co., et al., Case No. 16-33590”, and the Predecessor commenced ancillary proceedings in Canada on behalf of the Canadian Entities and a provisional liquidation proceeding in Bermuda on behalf of the Bermudian Entities (collectively, the “Chapter 11 Proceeding”). Throughout the Chapter 11 Proceeding, the Debtors continued operations and management of their assets in the ordinary course as debtors-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the United States Bankruptcy Code and orders of the Bankruptcy Court.

On January 6, 2017 (the “Plan Effective Date”), the Predecessor substantially consummated the plan of reorganization (the “Restructuring Plan”) and emerged from the Chapter 11 cases, as part of the transactions undertaken pursuant to the Restructuring Plan, the Predecessor equity was canceled and the Predecessor transferred all of its assets and operations to the Successor. As a result, the Company became the Successor issuer to the Predecessor. See Note 2 - Chapter 11 Proceeding and Emergence for additional information about the Chapter 11 Proceeding and emergence from the Chapter 11 bankruptcy.

C&J was listed on the New York Stock Exchange (“NYSE”) under the symbol “CJES”. Contemporaneously with the commencement of the Chapter 11 Proceeding, trading in the Predecessor’s common shares on the NYSE was suspended and such shares were ultimately delisted from the NYSE. On July 21, 2016, the Predecessor’s common shares began trading on the OTC Markets Group Inc.’s (“OTC”) Pink® Open Market under the symbol “CJESQ.” On January 12, 2017, trades in the Successor’s common stock began trading on the OTC “Grey marketplace” under the symbol “CJJY”.

Basis of Presentation and Principles of Consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all of the accounts of C&J and its consolidated subsidiaries. All significant inter-company transactions and account balances have been eliminated upon consolidation.

The Company’s results for the year ended 2015 include results from the C&P Business from the closing of the Nabors Merger on March 24, 2015 through December 31, 2015. Results for periods prior to March 24, 2015

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reflect the financial and operating results of Old C&J, and do not include the financial and operating results of the C&P Business.

Correction of Immaterial Errors. During the fourth quarter of 2015, the Company recorded out-of-period adjustments to correct the overstatement from the over-accrual of direct costs related to periods from 2008 through December 31, 2014, resulting in a $9.8 million increase to net income. In evaluating whether these errors, individually and in the aggregate, and the corrections of the errors had a material impact to the periods such errors and corrections related to, the Company evaluated both the quantitative and qualitative impact to its consolidated financial statements for such periods. In assessing the quantitative impact, the Company considered the errors in each impacted period relative to the amount of reported direct costs, net income or loss, and current and total liabilities. The Company considered a number of qualitative factors, including, among others, that the errors and the correction of the errors (i) did not change a net loss into net income or vice versa, (ii) did not have an impact on the Company’s debt covenant compliance and (iii) did not result in a change in the Company’s earnings trends when considering the overall competitive and economic environment within which it operated from 2008 through December 31, 2014. Based upon the Company’s quantitative and qualitative evaluation, it determined that the errors and the correction of such errors did not have a material impact to prior periods, individually or in the aggregate, and were not material to the year ending December 31, 2015.

Reclassifications. Certain reclassifications have been made to prior period amounts to conform to current period financial statement presentation, including changes in accounting principle from the adoption of Accounting Standards Update (“ASU”) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs which requires deferred financing costs to be presented on the balance sheet as a direct deduction from the carrying amount of a debt liability, consistent with debt discounts. Because ASU 2015-03 was applied on a retrospective basis, deferred financing costs of $34.0 million related to the Company’s Term Loan B facility have been reclassified to long-term debt and capital lease obligations as of December 31, 2015. These reclassifications had no effect on the consolidated financial position, results of operations or cash flows of the Company.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used in, but are not limited to, determining the following: allowance for doubtful accounts, valuation of long-lived assets and intangibles, useful lives used in depreciation and amortization, inventory reserves, income taxes and liabilities subject to compromise. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, or as additional information is obtained and as the Company’s operating environment changes.

Cash and Cash Equivalents. For purposes of the consolidated statement of cash flows, cash is defined as cash on-hand, demand deposits, and short-term investments with initial maturities of three months or less. The Company maintains its cash and cash equivalents in various financial institutions, which at times may exceed federally insured amounts. Management believes that this risk is not significant. Cash balances related to the Company’s captive insurance subsidiaries, which totaled $16.1 million and $18.3 million at December 31, 2016 and December 31, 2015, respectively, are included in cash and cash equivalents in the consolidated balance sheets, and the Company expects to use these cash balances to fund the operations of the captive insurance subsidiaries and to settle future anticipated claims.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are generally stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based upon a

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

review of outstanding receivables, historical collection information and existing economic conditions. Provisions for doubtful accounts are recorded when it is deemed probable that the customer will not make the required payments at either the contractual due dates or in the future. At December 31, 2016 and 2015, the allowance for doubtful accounts totaled $3.0 million and $7.9 million, respectively. Bad debt expense of $1.7 million, $8.1 million and $0.7 million was included in selling, general, and administrative expenses on the consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014, respectively.

Inventories. Inventories for the Completion Services segment consist of finished goods, including equipment components, chemicals, proppants, supplies and materials for the segment’s operations. Inventories for the Other Services segment consists of raw materials, work-in-process and finished goods, including equipment components, supplies and materials.

Inventories are stated at the lower of cost or market (net realizable value) on a first-in, first-out basis and appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. As a result of unfavorable oil and gas industry market conditions that have continued to deteriorate, the Company determined that the market values of certain inventory items were below their cost basis and recorded expense of $35.4 million and $31.1 million to direct costs for the years ended December 31, 2016 and 2015 respectively.

Inventories consisted of the following (in thousands):

	As of December 31,
	2016	2015
Raw materials	$16,367	$34,720
Work-in-process	5,022	13,574
Finished goods	38,091	58,657

Total inventory	59,480	106,951
Inventory reserve	(5,009)	(4,694)

Inventory, net	$54,471	$102,257

Property, Plant and Equipment. Property, plant and equipment (PP&E) are reported at cost less accumulated depreciation. Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to expense when incurred. Refurbishments are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operating income.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The cost of property and equipment currently in service is depreciated, on a straight-line basis, over the estimated useful lives of the related assets, which range from three to 25 years. Depreciation expense was $206.7 million, $261.8 million, and $97.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. Major classifications of property, plant and equipment and their respective useful lives were as follows (in thousands):

	Estimated Useful Lives	As of December 31,
		2016	2015
Land	Indefinite	$46,000	$44,592
Building and leasehold improvements	5-25 years	121,915	153,320
Office furniture, fixtures and equipment	3-5 years	29,435	28,709
Machinery and equipment	3-10 years	1,219,645	1,225,505
Transportation equipment	5 years	179,426	224,057

		1,596,421	1,676,183
Less: accumulated depreciation		(683,189)	(499,894)

		913,232	1,176,289
Construction in progress		37,579	34,152

Property, plant and equipment, net		$950,811	$1,210,441

PP&E are evaluated on a quarterly basis to identify events or changes in circumstances (“triggering events”) that indicate the carrying value of certain PP&E may not be recoverable. PP&E are reviewed for impairment upon the occurrence of a triggering event. An impairment loss is recorded in the period in which it is determined that the carrying amount of PP&E is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows independent of the cash flows of other groups of assets with such cash flows to be realized over the estimated remaining useful life of the primary asset within the asset group, excluding interest expense. The Company determined the lowest level of identifiable cash flows that are independent of other asset groups to be at the service line level, which consists of the well services, hydraulic fracturing, coiled tubing, wireline, pumpdown, directional drilling, cementing, artificial lift applications, international coiled tubing, equipment manufacturing and repair services and data acquisition and control instruments provider service lines as well as the research and technology (“R&T”) service line. If the estimated undiscounted future net cash flows for a given asset group is less than the carrying amount of the related assets, an impairment loss is determined by comparing the estimated fair value with the carrying value of the related assets. The impairment loss is then allocated across the asset group’s major classifications.

The Company concluded that the sharp fall in commodity prices during the second half of 2014 constituted a triggering event that resulted in a significant slowdown in activity across the Company’s customer base, which in turn has increased competition and put pressure on pricing for its services throughout 2015 and 2016. Although the severity and extent of this continued downturn is uncertain, absent a significant recovery in commodity prices, activity and pricing levels may continue to decline in future periods. As a result of the triggering event during the fourth quarter of 2014, PP&E recoverability testing was performed throughout 2015 and 2016 on the asset groups in each of the Company’s service lines. For the 2016 year, the recoverability testing for the coiled tubing, directional drilling, cementing, artificial lift applications and international coiled tubing asset groups yielded an estimated undiscounted net cash flow that was less than the carrying amount of the related assets. The estimated fair value for each respective asset group was compared to its carrying value, and impairment expense of $61.1 million was recognized during 2016 and allocated across each respective asset group’s major classification. The impairment charge was primarily related to underutilized equipment in the

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Completion Services and Other Services segments. The fair value of these assets was based on the projected present value of future cash flows that these assets are expected to generate. Should industry conditions not significantly improve or worsen, additional impairment charges may be required in future periods.

On June 29, 2016, the Company sold a majority of the assets comprising their specialty chemicals supply business, including PP&E, for approximately $9.3 million of net cash.

PP&E impairment expense for the years ended December 31, 2016 and 2015 were recognized across each asset group as follows (in thousands):

	Years Ended December 31,
	2016	2015
Hydraulic Fracturing	$—	$255,283
Coiled Tubing	36,130	94,546
Cementing	11,814	—
Directional Drilling	1,933	6,625
International Coiled Tubing	4,663	6,931
Equipment Manufacturing and Repair Services	3,238	13,847
Specialty Chemicals	—	3,070
Artificial lift	2,784	—
Research and Technology	518	12,777

Total PP&E impairment expense	$61,080	$393,079

Goodwill, Indefinite-Lived Intangible Assets and Definite-Lived Intangible Assets. Goodwill is allocated to the Company’s three reporting units: Completion Services, Well Support Services and Other Services, all of which are consistent with the presentation of the Company’s three reportable segments. At the reporting unit level, the Company tests goodwill for impairment on an annual basis as of October 31 of each year, or when events or changes in circumstances, referred to as triggering events, indicate the carrying value of goodwill may not be recoverable and that a potential impairment exists.

Judgment is used in assessing whether goodwill should be tested for impairment more frequently than annually. Factors such as unexpected adverse economic conditions, competition, market changes and other external events may require more frequent assessments. During the third quarter of 2015, sustained low commodity price levels and the resulting impact on the Company’s results of operations, coupled with the sustained weakness in the Company’s share price were deemed triggering events that led to an interim period test for goodwill impairment. During the first quarter of 2016, commodity price levels remained depressed which materially and negatively impacted the Company’s results of operations, and the further declines in the Company’s share price led to another interim period test for goodwill impairment. See Note 6 - Goodwill and Other Intangible Assets for further discussion on impairment testing results.

Before employing detailed impairment testing methodologies, the Company may first evaluate the likelihood of impairment by considering qualitative factors relevant to each reporting unit, such as macroeconomic, industry, market or any other factors that have a significant bearing on fair value. If the Company first utilizes a qualitative approach and determines that it is more likely than not that goodwill is impaired, detailed testing methodologies are then applied. Otherwise, the Company concludes that no impairment has occurred. Detailed impairment testing, or Step 1 testing, involves comparing the fair value of each reporting unit to its carrying value, including goodwill. Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit. If the fair value exceeds carrying value, then it is concluded that no

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step, or Step 2 testing, includes hypothetically valuing the tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess, not to exceed the carrying value.

The Company’s Step 1 impairment analysis involves the use of a blended income and market approach. Significant management judgment is necessary to evaluate the impact of operating and macroeconomic changes on each reporting unit. Critical assumptions include projected revenue growth, fleet count, utilization, gross profit rates, sales, general and administrative (“SG&A”) rates, working capital fluctuations, capital expenditures, discount rates, terminal growth rates, and price-to-earnings multiples. The Company’s market capitalization is also used to corroborate reporting unit valuations.

Similar to goodwill, indefinite-lived intangible assets are subject to annual impairment tests or more frequently if events or circumstances indicate the carrying amount may not be recoverable.

Definite-lived intangible assets are amortized over their estimated useful lives. Along with PP&E, these intangibles are reviewed for impairment when a triggering event indicates that the asset may have a net book value in excess of recoverable value. In these cases, the Company performs a recoverability test on its PP&E and definite-lived intangible assets by comparing the estimated future net undiscounted cash flows expected to be generated from the use of these assets to the carrying amount of the assets for recoverability. If the estimated undiscounted cash flows exceed the carrying amount of the assets, an impairment does not exist and a loss will not be recognized. If the undiscounted cash flows are less than the carrying amount of the assets, the assets are not recoverable and the amount of impairment must be determined by fair valuing the assets.

For further discussion of the application of this accounting policy regarding impairments, please see Note 6 - Goodwill and Other Intangible Assets.

Deferred Financing Costs. Costs incurred to obtain term debt financing are presented on the balance sheet as a direct deduction from the carrying amount of the term debt, consistent with debt discounts, and accreted over the term of the loan using the effective interest method. Costs incurred to obtain revolver based financing are capitalized and amortized over the term of the loan using the effective interest method. These costs are classified within interest expense on the consolidated statements of operations and were $48.3 million, $10.9 million and $1.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. Accumulated amortization of deferred financing costs was $58.8 million and $10.5 million at December 31, 2016 and 2015, respectively. As of December 31, 2016, and prior to emergence from the Chapter 11 Proceeding, deferred financing costs were fully amortized to zero.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service is complete or the equipment has been delivered to the customer, the amount is fixed or determinable and collectibility is reasonably assured, as follows:

Completion Services Segment

Hydraulic Fracturing Revenue. Through its hydraulic fracturing service line, the Company provides hydraulic fracturing services on a spot market basis or pursuant to contractual arrangements, such as term contracts and pricing agreements. Under either scenario, revenue is recognized and customers are invoiced upon

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the completion of each job, which can consist of one or more fracturing stages. Once a job has been completed to the customer’s satisfaction, a field ticket is written that includes charges for the service performed and the consumables (such as fluids and proppants) used during the course of service. The field ticket may also include charges for the mobilization and set-up of equipment, the personnel on the job, any additional equipment used on the job, and other miscellaneous consumables.

Rates for services performed on a spot market basis are based on an agreed-upon hourly spot market rate for a specified number of hours of service.

Pursuant to pricing agreements and other contractual arrangements which the Company may enter into from time to time, such as those associated with an award from a bid process, customers typically commit to targeted utilization levels based on a specified number of hours of service at agreed-upon pricing, but without termination penalties or obligations to pay for services not used by the customer. In addition, the agreed-upon pricing is typically subject to periodic review, as specifically defined in the agreement, and may be adjusted upon the agreement of both parties.

Casedhole Solutions Revenue. Through its Casedhole Solutions service line, the Company provides cased-hole wireline, pumpdown services, wireline logging, perforating, pressure pumping, well site make-up and pressure testing and other complementary services, on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few hours to multiple days. The Company typically charges the customer for these services on a per job basis at agreed-upon spot market rates. Revenue is recognized based on a field ticket issued upon the completion of the job.

Revenue from Materials Consumed While Performing Certain Completion Services. The Company generates revenue from consumables used during the course of providing services.

With respect to hydraulic fracturing services, the Company generates revenue from the fluids, proppants and other materials that are consumed while performing a job. For services performed on a spot market basis, the required consumables are typically provided by the Company and the customer is billed for those consumables at cost plus an agreed-upon markup. For services performed on a contractual basis, when the consumables are provided by the Company, the customer typically is billed for those consumables at a negotiated contractual rate. When consumables are supplied by the customer, the Company typically charges handling fees based on the amount of consumables used.

Other Completion Services. The Company generates revenue from certain smaller well construction service lines, specifically cementing and directional drilling services, and R&T which is primarily engaged in the engineering and production of certain parts and components, such as perforating guns and addressable switches, which are used in the completion process.

With respect to its directional drilling services, the Company provides these services on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few days to multiple weeks. The Company typically charges the customer for these services on a per day basis at agreed-upon spot market rates depending on the level of services required and the complexity of the job. Revenue is recognized and customers are invoiced upon the completion of each job. Once a job has been completed to the customer’s satisfaction, a field ticket is written that includes charges for the service performed.

With respect to its cementing services, the Company provides these services on a spot market or project basis. Jobs for these services are typically short-term in nature and are generally completed in a few hours. The Company typically charges the customer for these services on a per job basis at agreed-upon spot market rates or

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agreed-upon job pricing for a particular project. Revenue is recognized and customers are invoiced upon the completion of each job. Once a job has been completed to the customer’s satisfaction, a field ticket is written that includes charges for the service performed and the consumables (such as blended bulk cement and chemical additives) used during the course of service.

Well Support Services Segment

Rig Services Revenue. Through its rig service line, the Company provides workover and well servicing rigs that are primarily used for routine repair and maintenance of oil and gas wells, re-drilling operations and plugging and abandonment operations. These services are provided on an hourly basis at prices that approximate spot market rates. Revenue is recognized and a field ticket is generated upon the earliest of the completion of a job or at the end of each day. A rig services job can last anywhere from a few hours to multiple days depending on the type of work being performed. The field ticket includes the base hourly rate charge and, if applicable, charges for additional personnel or equipment not contemplated in the base hourly rate.

Fluids Management Services Revenue. Through its fluids management service line, the Company primarily provides storage, transportation and disposal services for fluids used in the drilling, completion and workover of oil and gas wells. Rates for these services vary and can be on a per job, per hour or per load basis, or on the basis of quantities sold or disposed. Revenue is recognized upon the completion of each job or load, or delivered product, based on a completed field ticket.

Coiled Tubing Services Revenue. Through its coiled tubing service line, the Company provides a range of coiled tubing services primarily used for frac plug drill-out during completion operations and for well workover and maintenance, primarily on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few hours to multiple days. Revenue is recognized upon completion of each day’s work based upon a completed field ticket. The field ticket includes charges for the services performed and the consumables (such as stimulation fluids, nitrogen and coiled tubing materials) used during the course of service. The field ticket may also include charges for the mobilization and set-up of equipment, the personnel on the job, any additional equipment used on the job, and other miscellaneous consumables. The Company typically charges the customer for the services performed and resources provided on an hourly basis at agreed-upon spot market rates.

In addition, ancillary to coiled tubing services revenue, the Company generates revenue from stimulation fluids, nitrogen, coiled tubing materials and other consumables used during those processes.

Other Special Well Site Services Revenue. Through its other special well site service line, the Company primarily provides fishing, contract labor, and tool rental services for completion and workover of oil and gas wells. Rates for these services vary and can be on a per job, per hour or on the basis of rental days per month. Revenue is recognized based on a field ticket issued upon the completion of each job or on a monthly billing for rental services provided.

With respect to its artificial lift applications, the Company generates revenue primarily from the sale of manufactured equipment and products. Revenue is recognized upon the completion, delivery and customer acceptance of each order.

Other Services Segment

Revenue within the Other Services Segment is generated from certain of the Company’s smaller, non-core service lines that have either been divested or are in the process of being divested, such as, equipment manufacturing and repair operations and the Company’s international coiled tubing operations in the Middle East.

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Share-Based Compensation. The Company’s share-based compensation plans provide the ability to grant equity awards to the Company’s employees, consultants and non-employee directors. As of December 31, 2016, only nonqualified stock options and restricted shares had been granted under such plans. The Company values option grants based on the grant date fair value by using the Black-Scholes option-pricing model and values restricted stock grants based on the closing price of C&J’s common shares on the grant date. The Company recognizes share-based compensation expense on a straight-line basis over the requisite service period for the entire award. Further information regarding the Company’s share-based compensation arrangements and the related accounting treatment can be found in Note 8 – Share-Based Compensation.

Fair Value of Financial Instruments. The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, the DIP Facility (as defined in Note 5 - Debt and Capital Lease Obligations). The recorded values of cash and cash equivalents, accounts receivable, accounts payable and the DIP Facility approximate their fair values given the short-term nature of these instruments.

Equity Method Investments. The Company has investments in joint ventures which are accounted for under the equity method of accounting as the Company has the ability to exercise significant influence over operating and financial policies of the joint venture. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings and losses of these investments. The Company eliminates all significant intercompany transactions, including the intercompany portion of transactions with equity method investees, from the consolidated financial results.

The carrying value of the Company’s equity method investments at December 31, 2016 and December 31, 2015 was $9.0 million and $14.3 million, respectively, and is included in other noncurrent assets on the consolidated balance sheets. The Company’s share of the net income (loss) from the unconsolidated affiliates was approximately ($5.7) million for the year ended December 31, 2016 and approximately $0.5 million for each of the years ended December 31, 2015 and 2014, and is included in other expense, net, on the consolidated statements of operations.

Income Taxes. We are subject to income and other similar taxes in all areas in which we operate. When recording income tax expense, certain estimates are required because: (a) income tax returns are generally filed months after the close of our annual accounting period; (b) tax returns are subject to audit by taxing authorities and audits can often take years to complete and settle; and (c) future events often impact the timing of when we recognize income tax expenses and benefits.

The Company accounts for income taxes utilizing the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the likelihood and extent that deferred tax assets will be realized, consideration is given to projected future taxable income and tax planning strategies. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

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The Company has federal, state and international net operating loss carryforwards that will expire in the years 2021 through 2036. After considering the scheduled reversal of deferred tax liabilities, projected future taxable income, the potential limitation on use of NOLs under Section 382 and tax planning strategies and tax planning strategies, the Company established a valuation allowance due to the uncertainty regarding the ultimate realization of the deferred tax assets associated with its carryforwards.

On the Plan Effective Date, the Company believes it experienced an ownership change for purposes of Internal Revenue Code Section 382 as result of its Restructuring Plan and that its pre-change NOLs are subject to an annual limitation. The ownership change and resulting annual limitation on use of NOLs are not expected to result in the expiration of the Company’s NOL carryforwards if it is able to generate sufficient future taxable income within the carryforward periods. However, the limitation on the amount of NOL available to offset taxable income in a specific year may result in the payment of income taxes before all NOLs have been utilized. Additionally, a subsequent ownership change may result in further limitation on the ability to utilize existing NOLs and other tax attributes.

The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that is greater than 50.0% likely of being realized upon ultimate settlement with a taxing authority. Previously recognized tax positions are reversed in the first period in which it is no longer more-likely-than-not that the tax position would be sustained upon examination. Income tax related interest and penalties, if applicable, are recorded as a component of the provision for income tax expense. The Company recorded income tax expense for unrecognized tax benefits equal to $6.5 million and zero for the periods ending December 31, 2016 and December 31, 2015 respectively.

Earnings Per Share. Basic earnings per share is based on the weighted average number of common shares (“common shares”) outstanding during the applicable period and excludes shares subject to outstanding stock options and shares of restricted stock. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the period plus, when their effect is dilutive, incremental shares consisting of shares subject to outstanding stock options and restricted stock.

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The following is a reconciliation of the components of the basic and diluted earnings per share calculations for the applicable periods:

	Years Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
Numerator:
Net income (loss) attributed to common shareholders	$(944,289)	$(872,542)	$68,823

Denominator:
Weighted average common shares outstanding - basic	118,305	102,853	53,838
Effect of potentially dilutive securities:
Stock options	—	—	2,245
Restricted stock	—	—	430

Weighted average common shares outstanding - diluted	118,305	102,853	56,513

Net income (loss) per common share:
Basic	$(7.98)	$(8.48)	$1.28

Diluted	$(7.98)	$(8.48)	$1.22

A summary of securities excluded from the computation of basic and diluted earnings per share is presented below for the applicable periods:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Basic earnings per share:
Unvested restricted stock	1,529	2,610	1,448
Diluted earnings per share:
Anti-dilutive stock options	4,808	3,661	201
Anti-dilutive restricted stock	1,490	2,125	3

Potentially dilutive securities excluded as anti-dilutive	6,298	5,786	204

On January 6, 2017, the Debtors substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. As part of the transactions undertaken pursuant to the Restructuring Plan, all of the existing shares of the Predecessor common equity that were used in the above earnings per share calculations were canceled as of the Plan Effective Date.

Recent Accounting Pronouncements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard, Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) that will supersede existing revenue recognition guidance under U.S. GAAP. In August 2015, the FASB issued an accounting standards update for a one-year deferral of the revenue recognition standard’s effective date for all entities, which changed the effectiveness to annual reporting periods beginning

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after December 15, 2017, including interim periods within that reporting period. The core principle of the new guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard creates a five step model that requires companies to exercise judgment when considering the terms of a contract and all relevant facts and circumstances. The standard allows for several transition methods: (a) a full retrospective adoption in which the standard is applied to all of the periods presented, or (b) a modified retrospective adoption in which the standard is applied only to the most current period presented in the financial statements, including additional disclosures of the standard’s application impact to individual financial statement line items. The Company is currently evaluating the impact, if any, of adopting this new accounting standard on its results of operations and financial position.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”), which changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. ASU 2015-11 is part of the FASB’s simplification initiative and applies to entities that measure inventory using a method other than last-in, first-out (“LIFO”) or the retail inventory method. The guidance will require prospective application at the beginning of the Company’s first quarter of fiscal 2018, but permits adoption in an earlier period. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 amends existing guidance on income taxes to require the classification of all deferred tax assets and liabilities as non-current on the balance sheet. The Company is required to adopt this ASU for years beginning after December 15, 2016, with early adoption permitted, and the guidance may be applied either prospectively or retrospectively. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU No. 2016-02 seeks to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. Unlike current U.S. GAAP, which requires only capital leases to be recognized on the balance sheet, ASU No. 2016-02 will require both operating and finance leases to be recognized on the balance sheet. Additionally, the new guidance will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. The amendments in ASU No. 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early application is permitted. The Company is currently evaluating the impact of adopting this new accounting standard on its results of operations and financial position.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), to simplify certain provisions in stock compensation accounting, including the simplification of accounting for a stock payment’s tax consequences. The ASU amends the guidance for classifying awards as either equity or liabilities, allows companies to estimate the number of stock awards they expect to vest, and revises the tax withholding requirements for stock awards. The amendments in ASU No. 2016-09 are effective for public companies for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early application is permitted. The Company is currently evaluating the impact of adopting this new accounting standard on its results of operations and financial position.

June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends U.S. GAAP by

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introducing a new impairment model for financial instruments that is based on expected credit losses rather than incurred credit losses. The new impairment model applies to most financial assets, including trade accounts receivable. The amendments in ASU 2016-13 are effective for interim and annual reporting periods beginning after December 15, 2019, although it may be adopted one year earlier, and requires a modified retrospective transition approach. The Company is currently evaluating the impact this standard will have on its results of operations and financial position.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), which requires an entity to recognize the income tax consequences of an intra-entity asset transfer, other than an intra-entity asset transfer of inventory, when the transfer occurs. The ASU is effective for the interim and annual reporting periods beginning after December 15, 2017, including interim periods within those fiscal years, and early application is permitted. The Company is currently evaluating the impact of adopting this new accounting standard on its results of operations and financial position.

Note 2 - Chapter 11 Proceeding and Emergence

Overview

On July 8, 2016, C&J and certain of its direct and indirect subsidiaries, including C&J Corporate Services (Bermuda) Ltd. (together with C&J, collectively the “Bermudian Entities”), C&J Energy Production Services-Canada Ltd. and Mobile Data Technologies Ltd. (together, the “Canadian Entities”), entered into a Restructuring Support and Lock-Up Agreement (the “Restructuring Support Agreement”), with certain lenders (the “Supporting Lenders”) holding approximately 90.0% of the secured claims and interests arising under the Credit Agreement, dated as of March 24, 2015 (as amended and otherwise modified, the “Credit Agreement”). The Restructuring Support Agreement contemplated the implementation of a restructuring of the Company, including eliminating all amounts owed under the Company’s Credit Agreement, through a debt-to-equity conversion and equity rights offering, which transaction was effectuated through the Restructuring Plan under Chapter 11 of Title 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”), which was subject to the approval of the Bankruptcy Court.

To implement the restructuring, on July 20, 2016 (the “Petition Date”), the Debtors filed voluntary petitions for reorganization (the “Bankruptcy Petitions”) seeking relief under the provisions of Chapter 11 with the Bankruptcy Court. These Chapter 11 cases were being administered under the caption “In re: CJ Holding Co., et al., Case No. 16-33590”, and the Company commenced ancillary proceedings in Canada on behalf of the Canadian Entities and a provisional liquidation proceeding in Bermuda on behalf of the Bermudian Entities. Throughout the Chapter 11 Proceeding, the Debtors continued operations and management of their assets in the ordinary course as debtors-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The Restructuring Support Agreement contained certain Restructuring Plan-related milestones, including deadlines: (a) to file the Restructuring Plan and related disclosure statement; (b) for entry of interim and final DIP orders; (c) for entry of the Disclosure Statement order; (d) for entry of the Confirmation Order; and (e) for the Plan Effective Date to occur. In accordance with the Restructuring Support Agreement, the Debtors filed the Restructuring Plan with the Bankruptcy Court on August 19, 2016, with a first amendment to the Restructuring Plan filed on September 28, 2016 and a second amendment filed on November 3, 2016. On November 4, 2016, the Bankruptcy Court approved the Disclosure Statement, finding that the Disclosure Statement contained adequate information as required by the Bankruptcy Code. The Debtors then launched a solicitation of acceptances of the Restructuring Plan, as required by the Bankruptcy Code. On December 16, 2016, the

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Confirmation Order confirming the Restructuring Plan was entered by the Bankruptcy Court. On January 6, 2017, the Debtors substantially consummated the Restructuring Plan and emerged from their Chapter 11 cases. As part of the transactions undertaken pursuant to the Restructuring Plan, C&J’s equity was canceled, and all of C&J’s assets and operations were transferred to the Successor, C&J Energy Services, Inc. As a result, the Successor became the successor issuer to the Predecessor.

The key terms of the restructuring included in the Restructuring Plan were as follows:

•	Debt-to-equity Conversion: The Supporting Lenders were issued new common equity in the reorganized Company (“New Equity”), and all of the existing shares of the Predecessor common equity were canceled as of the Plan Effective Date.

•	The Rights Offering: Certain of the Supporting Lenders (the “Backstop Parties”) agreed to provide an equity rights offering for an investment in the Successor in an amount of up to $200 million as part of the approved Restructuring Plan (the “Rights Offering”). The Rights Offering was consummated on the Plan Effective Date pursuant to a Backstop Commitment Agreement, which also provided for a commitment premium of 5.0% of the $200 million committed amount payable in New Equity to the Backstop Parties (the “Backstop Fee”). The Rights Offering shares were issued at a price that reflects a discount of 20.0% to the Restructuring Plan value, which was $750 million.

•	DIP Facility: Certain of the Supporting Lenders (the “DIP Lenders”) provided a superpriority secured delayed draw term loan facility to the Predecessor in an aggregate principal amount of up to $100 million (the “DIP Facility”). As further discussed below, on July 25, 2016, the Bankruptcy Court entered an order approving the Debtors’ entry into the DIP Facility on an interim basis, pending a final hearing. On July 29, 2016, the Debtors entered into a superpriority secured debtor-in-possession credit agreement, among the Debtors, the DIP Lenders and Cortland Capital Market Services LLC, as Administrative Agent (the “DIP Credit Agreement”), which set forth the terms and conditions of the DIP Facility. On September 25, 2016, the Bankruptcy Court entered a final order approving entry into the DIP Facility and DIP Credit Agreement. The Company repaid all amounts outstanding under the DIP Facility on the Plan Effective Date using proceeds from the Rights Offering.

•	The New Credit Facility: The Company and certain of its subsidiaries, as borrowers (the “Borrowers”), entered into a revolving credit and security agreement (the “New Credit Facility”) dated the Plan Effective Date, with PNC Bank, National Association, as administrative agent (the “Lender”). The New Credit Facility allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of $100 million and a borrowing base, which borrowing base is based upon the value of the Borrowers’ accounts receivable and inventory. The New Credit Facility also contains an availability block, which will reduce the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10:1.0. The New Credit Facility also provides for the issuance of letters of credit, which would reduce borrowing capacity thereunder. The maturity date of the New Credit Facility is January 6, 2021.

•	The New Warrants: On the Plan Effective Date, the Company issued new seven-year warrants exercisable on a net-share settled basis into up to 6.0% of the New Equity at a strike price of $27.95 per warrant (the “New Warrants”). New Warrants representing up to 2.0% of the New Equity were issued to existing holders of Predecessor common equity as a result of such holders voting as a class to accept the Restructuring Plan, and the remaining New Warrants representing up to 4.0% of the New Equity were issued to the Debtors’ general unsecured creditors.

•	Distributions: The DIP Lenders received payment in full in cash on the Plan Effective Date from cash on hand and proceeds from the Rights Offering. The Supporting Lenders received all of the New

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Equity, subject to dilution on account of the Management Incentive Plan (as defined below), the Rights Offering, the Backstop Fee and the New Warrants, along with all of the subscription rights under the Rights Offering. Under the Restructuring Plan, mineral contractor claimants will be paid in full in the ordinary course of business. Additionally, subject to the terms of the Restructuring Plan, certain other unsecured claimants will share in a $33.0 million cash recovery pool, plus a portion of the New Warrants, as described above.

•	Management Incentive Plan: 10.0% of the New Equity was reserved for a management incentive program to be issued to management of the reorganized Company after the Plan Effective Date at the discretion of the board of the reorganized Company (the “Management Incentive Plan”).

•	Governance: The board of the reorganized Company was appointed by the Supporting Lenders and includes the reorganized Company’s Chief Executive Officer.

Reorganization Process

On and after the Petition Date, the Bankruptcy Court issued certain additional interim and final orders with respect to the Company’s’ first-day motions and other operating motions that allowed the Company to operate the business in the ordinary course. The first-day motions provided for, among other things, the payment of certain pre-petition employee expenses and benefits, the use of the Company’s existing cash management system, the payment of certain pre-petition amounts to certain critical vendors and mineral lien claimants, the ability to pay certain pre-petition taxes and regulatory fees, and the payment of certain pre-petition claims owed on account of insurance policies and programs.

Subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically stayed the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim were stayed.

Under Section 365 and other relevant sections of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions, including Supporting Lender approval in accordance with the Restructuring Support Agreement.

Under Chapter 11, the Restructuring Plan determined the rights and satisfaction of claims and interests of various creditors and security holders and was subject to negotiation amongst the Debtors’ creditors, including the Supporting Lenders and other interested parties, and required Bankruptcy Court approval via the Confirmation Order. The Restructuring Plan, among other things, provides mechanisms for treatment of the Debtors’ pre-petition obligations, treatment of the Predecessor’s existing equity holders, potential income tax liabilities and certain corporate governance and administrative matters pertaining to the Successor.

Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before shareholders are entitled to receive any distribution or retain any property under a Chapter 11 plan. The ultimate recovery to creditors and shareholders was determined upon confirmation of the Restructuring Plan.

The Company filed schedules and statements with the Bankruptcy Court setting forth, among other things, the assets and liabilities of each of the Debtors. These schedules and statements were subject to further

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amendment or modification after filing. Certain holders of pre-petition claims that are not governmental units were required to file proofs of claim by the deadline for general claims, (the “bar date”), which was set by the Bankruptcy Court as November 8, 2016. Differences between amounts scheduled by the Debtors and claims by creditors will be investigated and will be reconciled and resolved to within an immaterial amount in connection with the claims resolution process. In light of the expected number of creditors, the claims resolution process may take considerable time to complete and is continuing after the Debtors emergence from bankruptcy. Accordingly, the ultimate number and amount of allowed claims is not presently known, nor can the ultimate recovery with respect to allowed claims be presently asserted. As of December 31, 2016, the Company estimated that approximately $960 million of filed claims had not yet been resolved.

Liabilities Subject to Compromise

As of December 31, 2016, the Company has segregated liabilities and obligations whose treatment and satisfaction were dependent on the outcome of its reorganization under the Chapter 11 Proceeding and has classified these items as liabilities subject to compromise. Generally, all actions to enforce or otherwise effect repayment of pre-petition liabilities of the Debtors, as well as all pending litigation against the Debtors, were stayed while the Company is subject to the Chapter 11 Proceeding. The ultimate amount and treatment for these types of liabilities will be subject to the claims resolution processes in the Chapter 11 Proceeding and the terms of the Restructuring Plan confirmed by the Bankruptcy Court in the Chapter 11 Proceeding. Liabilities subject to compromise includes only those liabilities that are obligations of the Debtors and excludes the obligations of the Company’s non-debtor subsidiaries. As noted above, those liabilities subject to compromise may vary significantly from the stated amounts of claims filed with the Bankruptcy Court.

Principal and accrued interest owed to the Supporting Lenders as of the Petition Date were settled via the issuance of New Equity under the Restructuring Plan. Interest expense incurred subsequent to the Petition Date was not accrued since it was not treated as an allowed claim under the Restructuring Plan. For the year ended December 31, 2016, the Company did not accrue interest totaling $60.5 million under the Credit Agreement subsequent to the Petition Date.

As of December 31, 2016, the Company classified the entire principal balance of the Revolving Credit Facility, the Five-Year Term Loans and the Seven-Year Term Loans (see Note 5 - Debt and Capital Lease Obligations for defined terms), as well as interest that was accrued but unpaid as of the Petition Date, as liabilities subject to compromise in accordance with ASC 852 - Reorganizations. The components of liabilities subject to compromise are as follows (in thousands):

December 31, 2016
Revolving Credit Facility	$284,400
Five-Year Term Loans	569,250
Seven-Year Term Loans	480,150

Total debt subject to compromise	1,333,800
Accrued interest on debt subject to compromise	37,516
Accounts payable and other estimated allowed claims	60,780
Related party payables	13,250

Total liabilities subject to compromise	$1,445,346

Reorganization Items

The Company classifies all income, expenses, gains or losses that were incurred or realized as a result of the Chapter 11 Proceeding as reorganization items in its consolidated statements of operations. In addition, the

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company reports professional fees and related costs associated with and incurred during the Chapter 11 Proceeding as reorganization items. The components of reorganization items are as follows (in thousands):

Year Ended December 31, 2016
Professional fees	$41,240
Contract termination settlements	20,383
Revision of estimated claims	782
Related party settlement	(5,226)
Vendor claims adjustment	(1,849)

Total reorganization items	$55,330

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the requirements of ASC 852 - Reorganizations, the following are condensed combined financial statements of the Debtor entities:

C&J ENERGY SERVICES LTD. AND CERTAIN SUBSIDIARIES (DEBTOR-IN-POSSESSION) (1)

CONDENSED COMBINED BALANCE SHEET

(In thousands)

(Unaudited)

December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$47,780
Accounts receivable, net of allowance of $2,951	136,608
Inventories, net	52,413
Prepaid and other current assets	36,801
Deferred tax assets	5,817

Total current assets	279,419
Property, plant and equipment, net of accumulated depreciation of $681,788	950,207
Intangible assets, net	59,934
Investments in non-debtor subsidiaries	7,489
Intercompany receivables from non-debtor subsidiaries	42,909
Other noncurrent assets	33,397

Total assets	$1,373,355

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$74,993
Accrued expenses and other	76,624
DIP Facility	25,000

Total current liabilities	176,617
Deferred tax liabilities	15,196
Intercompany payables to non-debtor subsidiaries	3,557
Other long-term liabilities	11,903

Total liabilities not subject to compromise	207,273
Liabilities subject to compromise	1,445,346

Total liabilities	1,652,619
Total shareholders’ deficit	(279,264)

Total liabilities and shareholders’ deficit	$1,373,355

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C&J ENERGY SERVICES LTD. AND CERTAIN SUBSIDIARIES (DEBTOR-IN-POSSESSION) (1)

CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

Year Ended December 31, 2016
Revenue	$970,837
Costs and expenses:
Direct costs	940,352
Selling, general and administrative expenses	238,679
Research and development	7,718
Depreciation and amortization	214,335
Impairment expense	423,216
(Gain) loss on disposal of assets	3,097

Operating loss	(856,560)
Other income (expense):
Interest expense, net	(155,132)
Equity in losses of non-debtor subsidiaries	(30,133)
Other income (expense), net	19,375

Total other income (expense)	(165,890)

Loss before reorganization items and income taxes	(1,022,450)
Reorganization items	55,330
Income tax benefit	(133,768)

Net loss	(944,012)

Comprehensive loss, net of income taxes:
Net loss	(944,012)
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	1,425

Comprehensive loss	$(942,587)

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C&J ENERGY SERVICES LTD. AND CERTAIN SUBSIDIARIES (DEBTOR-IN-POSSESSION) (1)

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

Year Ended December 31, 2016
Cash flows from operating activities:
Net loss	$(944,012)
Adjustments to reconcile net loss to net cash used in operating activities	855,421

Net cash used in operating activities	(88,591)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(54,499)
Proceeds from disposal of property, plant and equipment	32,786
Investment in unconsolidated affiliate	(408)
Payments made for business acquisitions, net of cash acquired	(1,419)
Investment in non-debtor subsidiaries	(8,244)
Payments made for intercompany receivables	(8,538)

Net cash used in investing activities	(40,322)
Cash flows from financing activities:
Proceeds from revolving debt	174,000
Payments on revolving debt	(10,600)
Payments on term loans	(2,650)
Proceeds from DIP Facility	23,000
Payments of capital lease obligations	(2,388)
Financing costs	(1,009)
Payments on non-debtor intercompany notes	(2,281)
Employee tax withholding on restricted shares vesting	(497)
Excess tax expense from share-based compensation	(5,592)

Net cash provided by financing activities	171,983

Effect of exchange rate changes on cash	(2,129)

Net increase in cash and cash equivalents	40,941
Cash and cash equivalents, beginning of period	6,839

Cash and cash equivalents, end of period	$47,780

(1)	As of December 31, 2016, the subsidiaries of C&J Energy Services Ltd. that had filed voluntary petitions seeking relief under the Chapter 11 Proceeding were CJ Holding Co.; Blue Ribbon Technology Inc.; C&J Corporate Services (Bermuda) Ltd.; C&J Energy Production Services-Canada Ltd.; C&J Energy Services, Inc.; C&J Spec-Rent Services, Inc.; C&J VLC, LLC; C&J Well Services Inc.; ESP Completion Technologies LLC; KVS Transportation, Inc.; Mobile Data Technologies Ltd.; Tellus Oilfield Inc.; Tiger Cased Hole Services Inc.; and Total E&S, Inc. The condensed combined balance sheet, the condensed combined statements of operations and comprehensive loss and the condensed combined statement of cash flows above include only those entities that were subject to Chapter 11 Proceeding as of December 31, 2016. All direct and indirect investments in debtor subsidiaries that were included in the condensed combined financial statements have been eliminated.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Liquidity

As of December 31, 2016, the Company had a cash balance of approximately $64.6 million, and $75.0 million of available borrowing capacity under the DIP Facility. As of December 31, 2016, the Company had borrowings totaling $25.0 million associated with the DIP Facility, all of which are classified as a current liability on the consolidated balance sheet.

As of December 31, 2016 and prior to Plan Effective Date, the Company’s primary sources of liquidity were from cash on hand and borrowings under the DIP Facility. On the Plan Effective Date, the Debtors emerged from the Chapter 11 Proceeding, and in connection with the Restructuring Plan, the Company closed on the $200 million Rights Offering. Proceeds from the Rights Offering were used to repay $25.0 million associated with the DIP Facility, and the DIP Facility was canceled and discharged. On the Plan Effective Date, the Company entered into the New Credit Facility, which allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of $100 million and a borrowing base, which borrowing base is based upon the value of the Company’s accounts receivable and inventory. The New Credit Facility also contains an availability block, which will reduce the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10:1.0. The New Credit Facility also provides for the issuance of letters of credit, which would further reduce borrowing capacity.

As of February 24, 2017, the Company had a cash balance of approximately $115.0 million and $63.4 million of available borrowing capacity under the Company’s New Credit Facility after taking into consideration the $20 million availability block and the Company’s current outstanding letters of credit of approximately $15.1 million (see Note 5 - Debt and Capital Lease Obligations for defined terms).

The Company’s ability to maintain adequate liquidity after emerging from the Chapter 11 Proceeding depends on its ability to successfully implement the Restructuring Plan, successful operation of its business, and appropriate management of operating expenses and capital spending. The Company’s anticipated liquidity needs are highly sensitive to changes in each of these and other factors.

Note 4 – Fresh Start Accounting

The Company will adopt the fresh start accounting provisions (“Fresh Start”) on the Plan Effective Date in connection with the Company’s emergence from bankruptcy. Although the effective date of the Restructuring Plan was January 6, 2017, the Company will account for the consummation of the Restructuring Plan as if it had occurred on January 1, 2017 and has implemented Fresh Start reporting as of that date. The adoption of Fresh Start accounting will result in a new reporting entity, the Successor, for financial reporting purposes. The presentation is analogous to that of a new business entity such that on the Plan Effective Date the Successor’s consolidated financial statements reflect a new capital structure with no beginning retained earnings or deficit and a new basis in the identifiable assets and liabilities assumed. In order to adopt Fresh Start accounting, the Company has to meet the following two conditions: (i) holders of existing voting shares of the Predecessor immediately before the Plan Effective Date received less than 50.0% of the voting shares of the Successor and (ii) the reorganization value of the Successor was less than its post-petition liabilities and estimated allowed claims.

As part of Fresh Start accounting, the Company is required to determine the reorganization value of the Successor upon emergence from the Chapter 11 Proceeding. Reorganization value approximates the fair value of the entity, before considering liabilities, and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The fair value of the Successor’s assets will be determined with the

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assistance of a third party valuation expert who is expected to use available comparable market data and quotations, discounted cash flow analysis, and other methods in determining the appropriate asset fair values. The reorganization value will be allocated to the Company’s individual assets based on their estimated fair values.

Enterprise value, which was used to derive reorganization value, represents the estimated fair value of an entity’s capital structure which generally consists of long term debt and shareholders’ equity. The Successor’s enterprise value, as approved by the Bankruptcy Court in support of the Restructuring Plan, was estimated to be $750 million which represented the mid-point of a determined range of $600 million to $900 million. The Successor’s enterprise value of $750 million was determined based upon $725.9 million of New Equity and New Warrants as approved by the Bankruptcy Court and $24.1 million of other liabilities that were not eliminated or discharged under the Restructuring Plan. The Successor’s enterprise value was determined with the assistance of a separate third party valuation expert who used available comparable market data and quotations, discounted cash flow analysis and other internal financial information and projections. This enterprise value combined with the Company’s Rights Offering was the basis for deriving equity value. The Company’s estimates of fair value are inherently subject to significant uncertainties and contingencies beyond its control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of the Company’s common stock subsequent to its emergence from bankruptcy may differ materially from the equity valuation derived for accounting purposes.

The unaudited pro forma balance sheet below summarizes the impact of the reorganization and the Fresh Start accounting as if the effective date of the emergence from bankruptcy had occurred on December 31, 2016. The reorganization value has been allocated to the assets acquired based upon their estimated fair values, as shown below. The estimated fair values of certain assets and liabilities, including property, plant and equipment, other intangible assets, taxes (including uncertain tax positions), and contingencies require significant judgments and estimates. C&J continues to assess the fair values of certain assets acquired and liabilities assumed, and these estimated fair values are preliminary and subject to material change (in thousands).

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Predecessor December 31, 2016	Reorganization Adjustments		Fresh Start Adjustments		Successor Pro forma December 31, 2016
		(Unaudited)		(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,583	$111,281	(b)(c)(d)(e)(f)(g)	$—		$175,864
Accounts receivable	137,222	—		—		137,222
Inventories, net	54,471	—		—		54,471
Prepaid and other current assets	37,392	—		—		37,392
Deferred tax assets	6,020	—		—		6,020

Total current assets	299,688	111,281		—		410,969
Property, plant and equipment, net	950,811	—		(349,435	) (h)	601,376
Other assets:
Intangible assets, net	76,057	—		(26,057	) (h)	50,000
Deferred financing costs	—	2,248	(g)	—		2,248
Other noncurrent assets	35,045	—		—		35,045

Total assets	$1,361,601	$113,529		$(375,492)		$1,099,638

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$75,193	$—		$—		$75,193
Payroll and related costs	18,287	—		—		18,287
Accrued expenses	59,129	(16,051	) (d)(e)	—		43,078
DIP Facility	25,000	(25,000	) (e)	—		—
Other current liabilities	3,026	—		—		3,026

Total current liabilities	180,635	(41,051)		—		139,584
Deferred tax liabilities	15,613	—		—		15,613
Other long-term liabilities	18,577	—		—		18,577

Total liabilities not subject to compromise	214,825	(41,051)		—		173,774
Liabilities subject to compromise	1,445,346	(1,445,346	) (a)(b)(c)			—
Commitments and contingencies
Shareholders’ equity:
Common stock	1,195	555		(1,195	) (i)	555
Additional paid-in capital	1,009,426	925,309	(a)(f)	(1,009,426	) (i)	925,309
Accumulated other comprehensive loss	(2,600)	—		2,600	(i)	—
Retained earnings (deficit)	(1,306,591)	674,062	(a)(c)(d)	632,529	(h)(i)	—

Total shareholders’ equity	(298,570)	1,599,926		(375,492)		925,864

Total liabilities and shareholders’ equity	$1,361,601	$113,529		$(375,492)		$1,099,638

(a)	To record the discharge of indebtedness under the old Credit Agreement in exchange for the New Equity and to reflect the issuance of the New Warrants.
(b)	To record the settlement of liabilities subject to compromise related to contract cures, 503(b)(9) claims and critical vendors.
(c)	To record the settlement of liabilities subject to compromise related to the general unsecured creditors.
(d)	To record the professional fees to be paid at or subsequent to emergence.
(e)	To record repayment of DIP Facility and related accrued interest.
(f)	To record the cash proceeds received from the $200 million rights offering.
(g)	To record deferred loan costs associated with the closing of the New Credit Facility.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(h)	To record the Fresh Start accounting adjustments based upon the individual net asset fair values.
(i)	To eliminate the historical equity of the Predecessor company in accordance with ASC 852, Reorganizations.

Note 5 - Debt and Capital Lease Obligations

Long term debt and capital lease obligations consisted of the following as of December 31, 2016 and 2015 (in thousands):

	As of December 31,
	2016	2015

Revolving Credit Facility	$284,400	$121,000
Five-Year Term Loans, net of original issue discount and deferred financing costs of $34,336 as of December 31, 2015	569,250	536,353
Seven-Year Term Loans, net of original issue discount and deferred financing costs of $52,032 as of December 31, 2015	480,150	429,330
Capital leases	—	34,873

Total debt and capital lease obligations	1,333,800	1,121,556

Less: liabilities subject to compromise	(1,333,800)	—
Less: current portion of long-term debt and capital lease obligations	—	(13,433)

Long-term debt and capital lease obligations	$—	$1,108,123

DIP Facility	$25,000	$—

On July 20, 2016, the Debtors filed Bankruptcy Petitions in the Bankruptcy Court seeking relief under Chapter 11 of the Bankruptcy Code under the caption “In re: CJ Holding Co., et al., Case No. 16-33590.” The filing of the Bankruptcy Petitions constituted an event of default with respect to the Company’s Credit Agreement. As a result, the Company’s pre-petition secured indebtedness under the Credit Agreement became immediately due and payable and any efforts to enforce such payment obligations were automatically stayed as a result of the Chapter 11 Proceeding. As of December 31, 2016, $1.3 billion of debt under the Company’s Credit Agreement was classified as liabilities subject to compromise.

Additional information regarding the Chapter 11 Proceeding is included in Note 2 - Chapter 11 Proceeding and Emergence.

New Credit Facility

On January 6, 2017, in connection with the emergence from bankruptcy, the Company entered into a revolving credit and security agreement (the “New Credit Facility”) with PNC Bank, National Association, as administrative agent (the “Lender”).

The New Credit Facility allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of $100 million and a borrowing base, which borrowing base is based upon the value of the Borrowers’ accounts receivable and inventory, subject to eligibility criteria and customary reserves which may be modified

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in the Lender’s permitted discretion. The New Credit Facility also contains an availability block, which will reduce the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10:1.0. The New Credit Facility also provides for the issuance of letters of credit, which would reduce borrowing capacity thereunder. The maturity date of the New Credit Facility is January 6, 2021.

If at any time the amount of loans and other extensions of credit outstanding under the New Credit Facility exceed the borrowing base, the Borrowers may be required, among other things, to prepay outstanding loans immediately.

The Borrowers’ obligations under the New Credit Facility are secured by liens on a substantial portion of the Borrowers’ personal property, subject to certain exclusions and limitations. Upon the occurrence of certain events, additional collateral, including a portion of the Borrowers’ real properties, may also be required to be pledged. Each of the Borrowers is jointly and severally liable for the obligations of the other Borrowers under the New Credit Facility.

At the Borrowers’ election, interest on borrowings under the New Credit Facility will be determined by reference to either LIBOR plus an applicable margin of 4.0% per annum or an “alternate base rate” plus an applicable margin of 3.0% per annum. Beginning after the fiscal year ending on or about December 31, 2017, these margins will be subject to a step-down of 0.5% in the event that the Company achieves a fixed charge coverage ratio of 1.15:1.0 or greater. Interest will be payable quarterly for loans bearing interest based on the alternative base rate and on the last day of the interest period applicable to LIBOR-based loans. The Borrowers will also be required to pay a fee on the unused portion of the New Credit Facility equal to 1.0% per annum in the event that utilization is less than 50.0% of the total commitment and 0.75% per annum in the event that utilization is greater than or equal to 50.0% of the total commitment.

A termination fee of 1.0% of the maximum amount available will be payable if the loans are repaid in full and the New Credit Facility is terminated prior to the first anniversary of the Plan Effective Date.

The New Credit Facility contains covenants that limit the Borrowers’ and their subsidiaries’ ability to incur additional indebtedness, grant liens, make loans or investments, make distributions, merge into or consolidate with other persons, make capital expenditures or engage in certain asset dispositions including a sale of all or substantially all of the Company’s assets.

The New Credit Facility also contains certain financial covenants:

•	on or prior to August 31, 2017, a monthly minimum liquidity covenant equal to $100 million; and

•	beginning on September 30, 2017, a monthly minimum fixed charge coverage ratio of 1.0:1.0, tested only if (a) as of any month-end on or prior to December 31, 2017, liquidity is less than $50 million, and (b) as of any month-end thereafter, liquidity is less than $40 million.

DIP Facility

In connection with the commencement of the Chapter 11 Proceeding, the Company filed a motion seeking Bankruptcy Court approval of debtor-in-possession financing on the terms set forth in a contemplated $100 million Superpriority Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”). On July 25, 2016, the Bankruptcy Court entered an order approving, on an interim basis, the financing to be provided pursuant to the DIP Facility, and on July 29, 2016, the DIP Credit Agreement was entered into by and among the

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company, the other Debtors, the DIP Lenders and Cortland Capital Market Services LLC, as administrative agent on July 29, 2016, the Company accessed $25 million under the DIP Facility. On September 25, 2016, the Bankruptcy Court entered a final order (the “Final DIP Order”) authorizing the Debtors’ entry into the DIP Facility. In addition to approving the terms of the DIP Facility described above, the Final DIP Order contained a number of significant bankruptcy related provisions.

The borrowers under the DIP Facility were the Company and CJ Holding Co. All obligations under the DIP Facility were guaranteed by the Company’s subsidiaries that were debtors in the Bankruptcy cases. Borrowings under the DIP Credit Agreement were generally secured by superpriority priming liens on substantially all of the assets of the borrowers and guarantors.

Amounts outstanding under the DIP Facility bore interest based on, at the option of the borrower, the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus an applicable margin equal to 9.0% in the case of LIBOR loans and 8.0% in the case of base rate loans. The alternative base rate was equal to the highest of (i) the published ‘prime rate’, (ii) the Federal Funds Effective Rate (as defined in the DIP Credit Agreement) plus 0.5% and (iii) LIBOR plus 1.0%. The DIP Facility also required that the Company pay various fees to the DIP Lenders, including a commitment fee equal to 5.0% of the unused commitments thereunder. The DIP Facility could be prepaid from time to time without premium or penalty, except for a 2.0% prepayment penalty payable in the event the DIP facility was refinanced or replaced with the proceeds of another financing during the pendency of the Bankruptcy cases. The DIP Facility was scheduled to mature on March 31, 2017.

The Company was required under the terms of the DIP Credit Agreement to comply with various covenants and milestones, including the requirement to deliver periodic 13-week budgets. The DIP Credit Agreement contained a covenant requiring our actual receipts and expenditures to remain within a certain variance of the amounts set forth in such budgets.

The DIP Credit Agreement also contained customary restrictive covenants (in each case, subject to exceptions) that limited, among other things, the Company’s ability to create, incur, assume or suffer to exist liens or indebtedness, sell or otherwise dispose of assets, make certain restricted payments and investments, enter into transactions with affiliates, make capital expenditures and prepay certain indebtedness. The activities of the Company’s subsidiaries that were not debtors in the Bankruptcy cases were extremely limited pursuant to the DIP Credit Agreement.

In accordance with the Restructuring Plan, on the Plan Effective Date, the Company repaid all amounts outstanding under the DIP Facility with the proceeds from the Rights Offering and the DIP Facility was canceled and discharged.

Credit Agreement

On March 24, 2015, in connection with the closing of the Nabors Merger, the Company entered into a new credit agreement with Bank of America N.A., as administrative agent and other lending parties (the “Original Credit Agreement”). At the closing, the Original Credit Agreement provided for senior secured credit facilities in an aggregate principal amount of $1.66 billion, consisting of (i) a revolving credit facility (“Revolving Credit Facility” or the “Revolver”) in the aggregate principal amount of $600.0 million and (ii) a term loan B facility (“Term Loan B”) in the aggregate principal amount of $1.06 billion. The Company simultaneously repaid all amounts outstanding and terminated Old C&J’s prior credit agreement; no penalties were due in connection with such repayment and termination. The borrowers under the Revolver are the Company and certain wholly-owned subsidiaries of the Company, specifically, CJ Lux Holdings S.à. r.l. and CJ Holding Co. The borrower under the Term Loan B is CJ Holding Co. All obligations under the Original Credit Agreement are guaranteed by the Company’s wholly-owned domestic subsidiaries, other than immaterial subsidiaries.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 29, 2015, the Company obtained and entered into a waiver and amendments to the Original Credit Agreement (as amended by the amendments, the “Amended Credit Agreement”). The Amended Credit Agreement, among other things, suspended the quarterly maximum Total Leverage Ratio (defined below) and quarterly minimum Interest Coverage Ratio (defined below) covenants set forth in the Original Credit Agreement. The suspension of these financial covenants commenced with the fiscal quarter ending September 30, 2015 and would last through the fiscal quarter ending June 30, 2017. Upon reinstatement of these covenants as of the quarter ending September 30, 2017, the required levels initially would be more lenient than those in effect under the terms of the Original Credit Agreement and would gradually adjust to those prior levels over the subsequent fiscal quarters (see Other Information below). The effectiveness of the covenant suspension was also subject to certain conditions that, among other things, would reduce the capacity of the Company to make investments and restricted payments through the quarter ending December 31, 2017.

On May 10, 2016, the Company obtained a temporary limited waiver agreement from certain of the lenders pursuant to which, effective as of March 31, 2016, such lenders agreed to not consider a breach of the Minimum Cumulative Consolidated EBITDA Covenant measured as of March 31, 2016 an event of default through May 31, 2016. Minimum Cumulative Consolidated EBITDA is defined as total earnings (loss) before net interest expense, income taxes, depreciation and amortization, other income (expense), and net gain or loss on disposal of assets, and excludes, among other things, stock based compensation expense, acquisition-related costs, and non-routine items.

On May 31, 2016, the Company obtained and entered into the Forbearance Agreement with certain of the lenders pursuant to which, among other things, such lenders agreed not to pursue default remedies against the Company with respect to its breach of the Minimum Cumulative Consolidated EBITDA Covenant or certain specified payment defaults.

On June 30, 2016, this forbearance was extended through July 17, 2016 pursuant to the Second Forbearance Agreement, and prior to the termination of the Second Forbearance Agreement, this forbearance period was once again extended through July 20, 2016. The Second Forbearance Agreement provided that the forbearance would terminate upon the occurrence of certain events, including the failure of the Company to enter into the Restructuring Support Agreement on or prior to July 8, 2016. On July 8, 2016, the Company entered into the Restructuring Support Agreement with the Supporting Lenders. The Restructuring Support Agreement contemplated the implementation of a restructuring of the Company through a debt-to-equity conversion and Rights Offering, which transaction was effectuated through the Restructuring Plan.

On July 20, 2016, the Debtors filed Bankruptcy Petitions in the Bankruptcy Court seeking relief under Chapter 11. Additional information, including definitions of capitalized defined terms, regarding the Chapter 11 Proceeding is included in Note 2 - Chapter 11 Proceeding and Emergence.

Revolving Credit Facility

The Revolver was scheduled to mature on March 24, 2020 (except that if any Five-Year Term Loans (as defined herein) had not been repaid prior to September 24, 2019, the Revolver was scheduled to mature on September 24, 2019). Borrowings under the Revolver are non-amortizing. Amounts outstanding under the Revolver bore interest based on, at the option of the borrower, LIBOR or an alternative base rate, plus an applicable margin determined pursuant to a pricing grid based on the ratio of consolidated total indebtedness of C&J and its subsidiaries to Consolidated EBITDA of C&J and its subsidiaries for the most recent four fiscal quarter period for which financial statements are available (the “Total Leverage Ratio”).

On July 20, 2016, the Debtors filed the Bankruptcy Petitions which constituted an event of default under the Credit Agreement and accelerated the Revolver indebtedness to become immediately due and payable; however,

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

any efforts to enforce such payment obligations were automatically stayed as a result of the Chapter 11 Proceeding. On the Plan Effective Date, pursuant to the Restructuring Support Agreement entered into on July 8, 2016, holders of the Revolver received their pro rata share of 100.0% of the New Equity in the reorganized company, subject to dilution from the issuance of New Equity on account of the Management Incentive Plan, the Rights Offering, the Backstop Fee and the New Warrants as discussed further in Note 2 - Chapter 11 Proceeding and Emergence.

Term Loan B Facility

Borrowings under the Term Loan B are comprised of two tranches: a tranche consisting of $575.0 million in aggregate principal amount of term loans maturing on March 24, 2020 (the “Five-Year Term Loans”) and a tranche consisting of a $485.0 million in aggregate principal amount of term loans maturing on March 24, 2022 (the “Seven-Year Term Loans”). The Company was required to make quarterly amortization payments in an amount equal to 1.0% per annum, with the remaining balance payable on the applicable maturity date. As of December 31, 2016 and 2015, the Company had borrowings outstanding under the Five-Year Term Loans and the Seven-Year Term Loans of $569.3 million and $480.2 million and $570.7 million and $481.4 million, respectively.

Five-Year Term Loans outstanding under the Term Loan B bore interest based on, at the option of the Company, (i) LIBOR subject to a floor of 1.0% per annum, plus a margin of 5.5%, or (ii) an alternative base rate, plus a margin of 4.5%. Seven-Year Term Loans outstanding under the Term Loan B bore interest based on, at the option of the Company, (i) LIBOR subject to a floor of 1.0% per annum, plus a margin of 6.25%, or (ii) an alternative base rate, plus a margin of 5.25%.

The alternative base rate was equal to the highest of (i) the Administrative Agent’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5%, or (iii) LIBOR plus 1.0%.

On July 20, 2016, the Debtors filed the Bankruptcy Petitions which constituted an event of default under the Credit Agreement and accelerated the Term Loan B Facility indebtedness to become immediately due and payable; however, any efforts to enforce such payment obligations were automatically stayed as a result of the Chapter 11 Proceeding. On the Plan Effective Date, pursuant to the Restructuring Support Agreement entered into on July 8, 2016, holders of the Term Loan B Facility debt received their pro rata share of 100.0% of the New Equity in the reorganized company, subject to dilution from the issuance of New Equity on account of the Management Incentive Plan, the Rights Offering, the Backstop Fee and the New Warrants as discussed further in Note 2 - Chapter 11 Proceeding and Emergence.

Capital Lease Obligations

In October 2016, the Company entered into amended lease agreements related to the Company’s corporate headquarters and its R&T facility, both originally entered into during 2013 and accounted for as capital leases. The Company determined that both amended lease agreements qualify as a new operating lease under ASC 840 - Leases, which resulted in accounting for the amended leases as a sale-leaseback pursuant to the requirements of ASC 840. The conversion from capital lease to operating lease accounting treatment resulted in the deferral of $6.3 million of gain. As of December 31, 2016, the Company had no capital lease obligations.

Interest Expense

As of June 30, 2016, based on the negotiations between the Company and the lenders, it became evident that the restructuring of the Company’s capital structure would not include a restructuring of the Company’s Revolving Credit Facility, the Five-Year Term Loans and the Seven-Year Term Loans, and these debt obligations, as demand obligations, would not be paid in the ordinary course of business over the term of these

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

loans. As a result, during the second quarter of 2016, the Company accelerated the amortization of the associated original issue discount and deferred financing costs, fully amortizing these amounts as of June 30, 2016. In addition, the Company has not accrued interest that it believes is not probable of being treated as an allowed claim in the Chapter 11 Proceeding. For the year ended December 31, 2016, the Company did not accrue interest totaling $60.5 million under the Credit Agreement subsequent to the Petition Date. For the year ended December 31, 2016, interest expense consisted of the following (in thousands):

	Years Ended December 31,
	2016	2015

Revolving Credit Facility	$8,504	$7,058
Five-Year Term Loans	23,330	29,302
Seven-Year Term Loans	21,762	27,557
DIP Facility	2,087	—
Capital leases	1,206	1,005
Accretion of original issue discount	4,193	6,187
Amortization of deferred financing costs	4,590	10,926
Original issue discount accelerated amortization	48,221	—
Deferred financing costs accelerated amortization	43,720	—
Interest income and other	(148)	51

Interest expense, net	$157,465	$82,086

Note 6 - Goodwill and Other Intangible Assets

During the first quarter of 2016, utilization and commodity price levels continued to fall towards unprecedented levels and the resulting negative impact on the Company’s results of operations, coupled with the sustained decrease in the Company’s stock price, were deemed triggering events that led to an interim period test for goodwill impairment. The Company chose to bypass a qualitative approach and instead opted to employ the detailed Step 1 impairment testing methodologies discussed below.

Income approach

The income approach impairment testing methodology is based on a discounted cash flow model, which utilizes present values of cash flows to estimate fair value. For the Completion Services and Well Support Services reporting units, the future cash flows were projected based on estimates of projected revenue growth, fleet and rig count, utilization, gross profit rates, SG&A rates, working capital fluctuations, and capital expenditures. For the Other Services reporting unit, the future cash flows were projected based primarily on estimates of future demand for manufactured and refurbished equipment as well as parts and service, gross profit rates, SG&A rates, working capital fluctuations, and capital expenditures. Forecasted cash flows for the three reporting units took into account known market conditions as of March 31, 2016, and management’s anticipated business outlook, both of which have been impacted by the sustained decline in commodity prices.

A terminal period was used to reflect an estimate of stable, perpetual growth. The terminal period reflects a terminal growth rate of 2.5% for all three reporting units, including an estimated inflation factor.

The future cash flows were discounted using a market-participant risk-adjusted weighted average cost of capital (“WACC”) of 14.5% for Completion Services, 14.0% for Well Support Services, and 16.0% for Other Services reporting units. These assumptions were derived from unobservable inputs and reflect management’s judgments and assumptions.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Market approach

The market approach impairment testing methodology is based upon the guideline public company method. The application of the guideline public company method was based upon selected public companies operating within the same industry as the Company. Based on this set of comparable competitor data, price-to-earnings multiples were derived and a range of price-to-earnings multiples was determined for each reporting unit. Selected market multiples were 10.6x for Completion Services, 10.5x for Well Support Services and 11.0x for Other Services reporting units.

The fair value determined under the market approach is sensitive to these market multiples, and a decline in any of the multiples could reduce the estimated fair value of any of the three reporting units below their respective carrying values. Earnings estimates were derived from unobservable inputs that require significant estimates, judgments and assumptions as described in the income approach.

The estimated fair value determined under the income approach was consistent with the estimated fair value determined under the market approach. The concluded fair value for the Completion Services and Well Support Services reporting units consisted of a weighted average, with an 80.0% weight under the income approach and a 20.0% weight under the market approach. The concluded fair value for the Other Services reporting unit consisted of a weighted average with a 50.0% weight under the income approach and a 50.0% weight under the market approach.

The results of the Step 1 impairment testing indicated potential impairment in the Well Support Services reporting unit. The goodwill associated with both the Completion Services and Other Services reporting units was completely impaired during the third quarter of 2015. As a way to validate the estimated reporting unit fair values, the total market capitalization of the Company was compared to the total estimated fair value of all reporting units, and an implied control premium was derived. Market data in support of the implied control premium was used in this reconciliation to corroborate the estimated reporting unit fair values.

Step 2 of the goodwill impairment testing for the Well Support Services reporting units was performed during the first quarter of 2016, and the results concluded that there was no value remaining to be allocated to the goodwill associated with this reporting unit. As a result, the Company recognized impairment expense of $314.3 million during 2016.

As of December 31, 2016, there is no goodwill remaining to be allocated across the Company’s three reporting units.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are as follows (in thousands):

	Completion Services	Well Support Services	Other Services	Total
As of December 31, 2014	$200,149	$15,085	$4,719	$219,953
Acquisitions	141,435	334,241	—	475,676
Impairment expense	(340,464)	(39,785)	(4,719)	(384,968)
Foreign currency translation and other adjustments	(1,120)	(1,864)	—	(2,984)

As of December 31, 2015	—	307,677	—	307,677
Measurement period adjustments	8	5,382	—	5,390
Impairment expense	(8)	(314,293)	—	(314,301)
Foreign currency translation and other adjustments	—	1,234	—	1,234

As of December 31, 2016	$—	$—	$—	$—

Indefinite-Lived Intangible Assets

The Company had approximately $6.0 million of intangible assets with indefinite useful lives, which are subject to annual impairment tests or more frequently if events or circumstances indicate the carrying amount may not be recoverable.

The Company’s intangible assets associated with intellectual property, research and development (“IPR&D”) consist of technology that is still in the testing phase; however, given the continued market downturn management has made the decision to postpone these projects. Based on the Company’s evaluation, it was determined that the IPR&D carry value of $6.0 million was impaired and written down to zero as of December 31, 2016.

Definite-Lived Intangible Assets

The Company reviews definite-lived intangible assets, along with PP&E, for impairment when a triggering event indicates that the asset may have a net book value in excess of recoverable value. During 2016, management determined the sustained low commodity price levels coupled with the sustained decrease in the Company’s share price were deemed triggering events that provided indicators that its definite-lived intangible assets may be impaired. The Company performed a recoverability test on all of its definite-lived intangible assets and PP&E by comparing the estimated future net undiscounted cash flows expected to be generated from the use of these assets to the carrying amounts of the assets for recoverability. If the estimated undiscounted cash flows exceed the carrying amount of the assets, an impairment does not exist and a loss will not be recognized. If the undiscounted cash flows are less than the carrying amount of the assets, the assets are not recoverable and the amount of impairment must be determined by fair valuing the assets.

Recoverability testing through June 30, 2016 resulted in the determination that certain intangible assets associated with the Company’s wireline and artificial lift lines of business were not recoverable. The fair value of the wireline and artificial lift assets was determined to be approximately $38.2 million and zero, respectively, resulting in impairment expense of $50.4 million and $4.6 million, respectively. For the year ended December 31, 2016, the Company recorded $55.0 million of impairment expense, as the intangible assets assessed were determined not to be recoverable. For the year ended December 31, 2015, recoverability testing

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

resulted in $11.2 million of impairment expense as the intangible assets assessed were determined not to be recoverable.

The changes in the carrying amounts of other intangible assets for the year ended December 31, 2016 are as follows (in thousands):

	Amortization Period	December 31, 2015	Impairment Expense	Amortization Expense	Move from Indefinite-Lived to Definite-Lived	Foreign Currency Translation Adjustment	December 31, 2016
Customer relationships	8-15 years	$122,814	$(41,990)	$—	$—	$2	$80,826
Trade name	10-15 years	42,580	(12,588)	—	—	2	29,994
Developed technology	5-15 years	19,897	—	—	1,610	9	21,516
Non-compete	4-5 years	2,710	(110)	—	—	—	2,600
Patents	10 years	373	(338)	—	—	—	35
IPR&D	Indefinite	7,598	(5,988)	—	(1,610)	—	—

		195,972	(61,014)	—	—	13	134,971
Less: accumulated amortization		(48,111)	—	(10,789)	—	(14)	(58,914)

Intangible assets, net		$147,861	$(61,014)	$(10,789)	$—	$(1)	$76,057

Amortization expense for the years ended December 31, 2016, 2015 and 2014 totaled $10.8 million, $14.5 million and $10.9 million, respectively.

Estimated amortization expense for each of the next five years and thereafter is as follows (in thousands):

Years Ending December 31,
2017	$9,045
2018	9,045
2019	9,034
2020	7,260
2021	6,686
Thereafter	34,987

$76,057

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Income Taxes

The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2016	2015	2014
Current provision:
Federal	$2,047	$(23,784)	$11,184
State	(1,588)	(2,265)	1,310
Foreign	64	100	—

Total current provision	523	(25,949)	12,494
Deferred (benefit) provision:
Federal	(122,302)	(248,279)	31,978
State	(8,864)	(20,553)	2,036
Foreign	1,633	(4,312)	(829)

Total deferred provision	(129,533)	(273,144)	33,185

Provision for income taxes	$(129,010)	$(299,093)	$45,679

The following table reconciles the statutory tax rates to the Company’s effective tax rate:

	Years Ended December 31,
	2016	2015	2014
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.3%	1.4%	3.0%
Domestic production activities deduction	—%	(0.2)%	(1.0)%
Effect of foreign losses	(2.0)%	(0.3)%	2.4%
Impairment	(8.8)%	(9.8)%	—%
Valuation allowance	(10.9)%	—%	—%
Other	(1.6)%	(0.6)%	0.5%

Effective income tax rate	12.0%	25.5%	39.9%

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s deferred tax assets and liabilities consisted of the following (in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Accrued liabilities	$25,470	$8,046
Allowance for doubtful accounts	2,630	7,364
Stock-based compensation	11,530	19,503
Inventory reserve	9,131	8,712
Net operating losses	231,360	68,821
163j interest limitation	58,426	15,345
Amortization of goodwill and intangible assets	4,526	—
Other	3,774	3,567

Total deferred tax assets	346,847	131,358
Deferred tax liabilities:
Prepaids	(2,123)	(9,677)
Earnout liabilities	—	(4,328)
Depreciation on property, plant and equipment	(179,428)	(228,981)
Amortization of goodwill and intangible assets	—	(28,033)
Other	(3,873)	(378)

Total deferred tax liabilities	(185,424)	(271,397)
Valuation allowances	(171,016)	(77)

Net deferred tax liability	$(9,593)	$(140,116)

The Company has approximately $530.6 million of U.S. federal net operating loss carryforwards (“NOLs”) which, if not utilized, will begin to expire in the year 2035 and state NOLs of approximately $224.4 million which, if not utilized, will expire in various years between 2025 and 2036. Additionally, the Company has approximately $105.5 million of NOLs in other jurisdictions which, if not utilized, will expire in various years between 2020 and 2036. As of December 31, 2016 we have recorded a deferred tax asset of approximately $231.4 million relating to NOLs. A valuation allowance of $171.0 million has been provided for NOLs that the Company believes are more likely than not to expire unutilized.

The Company’s U.S. federal income tax returns for the tax years 2013 through 2015 remain open to examination by the Internal Revenue Service under the applicable U.S. federal statute of limitations provisions. The various states in which the Company is subject to income tax are generally open to examination for the tax years after 2012. The Company’s 2015 Federal income tax return and the Company’s 2011, 2012 and 2013 Louisiana tax returns are currently under examination.

During the year ended December 31, 2016, the company realized tax expense of $1.6 million on the deferred charges relating to income tax expense on intercompany profits that resulted from the sale of our intellectual property rights outside of North America to our subsidiary in Luxembourg. The remaining $14.8 million of deferred charges are included within other noncurrent assets on the consolidated balance sheet. The deferred charges are amortized as a component of income tax expense over the economic life of the intellectual property.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of unrecognized tax benefit balances is as follows (in thousands):

	Years Ended December 31,
	2016	2015
Balance at beginning of year	$—	$—
Additions based on tax positions related to the current year	6,525	—
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Reductions for audit settlements	—	—
Reductions resulting from a lapse of applicable statute of limitations periods	—	—

Balance at end of year	$6,525	$—

The balances of unrecognized tax benefits, the amount of related interest and penalties is $6.5 million as of December 31, 2016, all of which is subject to reasonably possible changes in the next 12 months.

The Company classifies interest and penalties within the provision for income taxes. The Company recognized interest expense of zero in the provision for income taxes for each of the years ended December 31, 2016, 2015 and 2014.

Note 8 - Share-Based Compensation

Equity Plans

In connection with the Nabors Merger, the Company approved and adopted the C&J Energy Services 2015 Long Term Incentive Plan (the “2015 LTIP”), effective as of March 23, 2015, contingent upon the consummation of the Nabors Merger. The 2015 LTIP served as an assumption of the Old C&J 2012 Long-Term Incentive Plan, including the sub-plan titled the C&J International Middle East FZCO Phantom Equity Arrangement (the “2012 LTIP”), with certain non-material revisions made and no increase in the number of shares remaining available for issuance under the 2012 LTIP. Prior to the adoption of the 2015 LTIP, all share-based awards granted to Old C&J employees, consultants and non-employee directors were granted under the 2012 LTIP and, following the 2015 LTIP’s adoption, no further awards will be granted under the 2012 LTIP. Awards that were previously outstanding under the 2012 LTIP will continue and remain outstanding under the 2015 LTIP, as adjusted to reflect the Nabors Merger. At the closing of the Nabors Merger, restricted shares and stock option awards were granted under the 2015 LTIP to certain employees of the C&P Business and approximately 0.4 million C&J common shares underlying those awards were deemed part of the consideration paid to Nabors for the Nabors Merger.

The 2015 LTIP provides for the grant of share-based awards to the Company’s employees, consultants and non-employee directors. The following types of awards are available for issuance under the 2015 LTIP: incentive stock options and nonqualified stock options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, performance awards and share awards. As of December 31, 2016 only nonqualified stock options and restricted shares have been awarded under the 2015 LTIP and 2012 LTIP. No grants were issued during the year ended December 31, 2016.

A total of 4.3 million common shares were originally authorized and approved for issuance under the 2012 LTIP and on June 4, 2015, the shareholders of the Company approved the First Amendment to the 2015 LTIP, which increased the number of common shares that may be issued under the 2015 LTIP by approximately 3.6 million shares. The shareholders of the Company approved the Second Amendment to the 2015 LTIP in

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

February 2016, which increased the number of common shares that may be issued by approximately 6.0 million shares. Including the add-back of approximately 0.9 million restricted shares and 0.7 million options canceled or expired under the 2012 LTIP and 2015 LTIP during 2016, approximately 11.3 million shares were available for issuance under the 2015 LTIP as of December 31, 2016. The number of common shares available for issuance under the 2015 LTIP is subject to adjustment in the event of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, share dividend, share split or reverse share split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or any similar corporate event or transaction. The number of common shares available for issuance may also increase due to the termination of an award granted under the 2015 LTIP, the 2012 LTIP or the Prior Plans (as defined below), by expiration, forfeiture, cancellation or otherwise without the issuance of the common shares.

Prior to the approval of the 2012 LTIP, all share-based awards granted to Old C&J’s employees, consultants and non-employee directors were granted under the C&J Energy Services 2006 Stock Option Plan and subsequently under the C&J Energy Services 2010 Stock Option Plans (collectively known as the “Prior Plans”). No additional awards will be granted under the Prior Plans.

Stock Options

The fair value of each option award granted under the 2015 LTIP, the 2012 LTIP and the Prior Plans is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards are generally granted with an exercise price equal to the market price of the Company’s common shares on the grant date. For options granted prior to Old C&J’s initial public offering, which closed on August 3, 2011, the calculation of Old C&J’s share price involved the use of different valuation techniques, including a combination of an income and/or market approach. Determination of the fair value was a matter of judgment and often involved the use of significant estimates and assumptions. Additionally, due to the Company’s lack of historical volume of option activity, the expected term of options granted is derived using the “plain vanilla” method. In addition, expected volatilities have been based on comparable public company data, with consideration given to the Company’s limited historical data. The Company makes estimates with respect to employee termination and forfeiture rates of the options within the valuation model. The risk-free rate is based on the approximate U.S. Treasury yield rate in effect at the time of grant. No options were granted during the year ended December 31, 2016. During the year ended December 31, 2015, approximately 0.3 million replacement option awards were granted by the Company to employees in connection with the Nabors Merger.

The following table presents the assumptions used in determining the fair value of option awards during the year ended December 31, 2015. No stock options were granted by the Company for the year ended December 31, 2016 and for the year ended December 31, 2014.

Year Ended December 31,
2015

Expected volatility	52.3%
Expected dividends	None
Exercise price	$7.93 - $27.12
Expected term (in years)	0.3 - 4.3
Risk-free rate	0.03% - 1.3%

The weighted average grant date fair value of options granted during the year ended December 31, 2015, was $4.74.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Company’s stock option activity for the year ended December 31, 2016 is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at January 1, 2014	5,283	$11.69	6.36	$65,351
Granted	—	—	—	—
Exercised	(159)	5.23	—	—
Forfeited	(57)	29.00	—	—

Outstanding at December 31, 2014	5,067	$11.70	5.40	$21,395
Granted	267	10.49	—	—
Exercised	(154)	2.94	—	—
Forfeited	(61)	19.03	—	—

Outstanding at December 31, 2015	5,119	$11.82	4.41	$2,874
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(703)	3.19	—	—

Outstanding at December 31, 2016	4,416	$13.18	3.86	$—

Exercisable at December 31, 2016	4,416	$13.18	3.86	$—

The total intrinsic value of options exercised during the years ended December 31, 2016 and 2015 was zero and $0.6 million, respectively. As of December 31, 2016, there was no more remaining unrecognized compensation cost related to outstanding stock options.

Restricted Shares

Historically, restricted shares were valued based on the closing price of the Company’s common shares on the NYSE on the date of grant. During the year ended December 31, 2016 there were no restricted shares granted to employees and non-employee directors under the 2015 LTIP. During the year ended December 31, 2015 approximately 2.8 million restricted shares were granted to employees and non-employee directors under the 2015 LTIP, including approximately 0.6 million replacement restricted shares, at fair market values ranging from $3.55 to $15.10 per share.

To the extent permitted by law, the recipient of an award of restricted shares will have all of the rights of a shareholder with respect to the underlying common shares, including the right to vote the common shares and to receive all dividends or other distributions made with respect to the common shares. Dividends on restricted shares will be deferred until the lapsing of the restrictions imposed on the shares and will be held by the Company for the account of the recipient (either in cash or to be reinvested in restricted shares) until such time. Payment of the deferred dividends and accrued interest, if any, shall be made upon the lapsing of restrictions on the restricted shares, and any dividends deferred in respect of any restricted shares shall be forfeited upon the forfeiture of such restricted shares. As of December 31, 2016, the Company had not issued any dividends.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status and changes during the year ended December 31, 2016 of the Company’s shares of non-vested restricted shares is presented below:

	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)
Non-vested at January 1, 2016	3,271	$15.70
Forfeited	(576)	15.30
Vested	(1,797)	15.92

Non-vested at December 31, 2016	898	$15.34

As of December 31, 2016 and 2015, respectively, there were $8.9 million and $29.9 million of total unrecognized compensation cost related to restricted shares. That cost is expected to be recognized over a weighted-average period of 1.42 years. The weighted-average grant-date fair value per share of restricted shares granted during the year ended December 31, 2015 was $13.50.

As of December 31, 2016, the Company had 5.3 million stock options and restricted shares outstanding to employees and non-employee directors, 0.3 million of which were issued under the 2006 Plan, 3.9 million were issued under the 2010 Plan, 0.2 million were issued under the 2012 Plan and the remaining 0.9 million were issued under the 2015 Plan. As of December 31, 2015, the Company had 8.4 million stock options and restricted shares outstanding to employees and non-employee directors, 0.9 million of which were issued under the 2006 Plan, 4.0 million were issued under the 2010 Plan, 0.7 million were issued under the 2012 Plan and the remaining 2.8 million were issued under the 2015 Plan.

Share-based compensation expense was $17.7 million, $18.5 million and $18.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in selling, general and administrative expenses, direct costs and research and development on the consolidated statements of operations. The total income tax benefit recognized in the consolidated statements of operations in connection with share-based compensation expense was approximately $6.2 million, $6.5 million and $6.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Emergence from Chapter 11 Proceeding

On January 6, 2017, the Debtors substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. As part of the transactions undertaken pursuant to the Restructuring Plan, all of the existing shares of the Predecessor common equity were canceled as of the Plan Effective Date. As a result, on the Plan Effective Date all equity based awards issued under the equity plans discussed above were canceled as part of the Restructuring Plan, and the equity plans discussed above were dissolved.

Note 9 – Related Party Transactions

The Company obtained support services from Nabors Corporate Services, Inc., on a transitional basis, for the processing of payroll, benefits and certain administrative services of the C&P business in normal course following the completion of the Nabors Merger. As of December 31, 2015, the Company’s payable balance was $28.2 million and the support service fees incurred during 2015 totaled $136.4 million. During 2016 and prior to the Confirmation Date, the Company, the Official Committee of Unsecured Creditors of CJ Holding Co, the Steering Committee of Lenders under the Credit Agreement and the DIP Facility, and Nabors entered into a

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

mediated settlement agreement that was subsequently approved by the Bankruptcy Court whereby, among other things, Nabors was awarded two allowed proofs of claim totaling $13.25 million. As of December 31, 2016, the allowed proofs of claim are included in liabilities subject to compromise on the consolidated balance sheet.

The Company leases certain properties from Nabors, and Nabors leases certain properties from the Company. For the year ended December 31, 2016, the Company incurred obligations to Nabors of approximately $0.6 million under the leases, and Nabors incurred obligations to C&J of less than $0.1 million under the leases. The Company plans to continue the leasing arrangements with Nabors for the foreseeable future.

The Company provided certain services to Shehtah Nabors LP, a Nabors partnership with a third party, pursuant to a Management Agreement and a Cash Flow Sharing Agreement (collectively, “Shehtah Agreements”). Nabors incurred obligations to the Company of approximately $1.8 million under the Shehtah Agreements during 2016. There were no amounts due to the Company under the Shehtah Agreements at December 31, 2016.

The Company utilizes the services of certain saltwater disposal wells owned by Pyote Water Solutions, LLC, Pyote Water Systems, LLC, Pyote Water Systems II, LLC and Pyote Water Systems III, LLC (together “Pyote”) used in the disposal of certain fluids associated with oil and gas production. A former member of the Company’s Board of Directors, who served from March 24, 2015 until December 16, 2016, holds the position of President and Chief Manager of Pyote and serves as Chairman of the Board of Governors of Pyote. Amounts invoiced from Pyote totaled approximately $0.8 million and $0.6 million for the years ended December 31, 2016 and 2015, respectively. Amounts payable to this vendor at December 31, 2016 and 2015 were less than $0.1 million for both years. In addition, the Company provides certain workover rig services, fluid hauling services and plug and abandonment services to Pyote. Revenues from Pyote totaled approximately $0.3 million for the year ended December 31, 2015, and no services were provided to Pyote during 2016. There were no amounts due to the Company from Pyote at December 31, 2016.

The Company obtains trucking and crane services from certain vendors affiliated with two of its executive officers. For the year ended December 31, 2014, purchases from these vendors totaled $7.4 million, and there were no purchases from these vendors for the years ended December 31, 2016 and 2015.

The Company purchased certain of its equipment from vendors affiliated with a member of its Board of Directors. For the years ended December 31, 2015, and 2014, purchases from these vendors totaled $1.9 million and $5.7 million, respectively. Amounts payable to these vendors at December 31, 2015 were less than $0.1 million. There were no purchases from these vendors for the year ended December 31, 2016.

The Company obtains office space, equipment rentals, tool repair services and other supplies from vendors affiliated with several employees. For the years ended December 31, 2016, 2015 and 2014, purchases from these vendors totaled $0.5 million, $0.5 million and $1.0 million, respectively. Amounts payable to these vendors at December 31, 2016 and 2015 were less than $0.1 million for each respective year.

The Company has an unconsolidated equity method investment with a vendor that provided the Company with raw material for its discontinued specialty chemical business. For the years ended December 31, 2016, 2015 and 2014, purchases from this vendor were $1.7 million, $11.8 million and $21.8 million, respectively. Amounts payable to this vendor at December 31, 2016 and 2015 were $2.1 million and $1.5 million, respectively.

The Company obtained drilling fluids from a vendor which was affiliated with one of its employees. For the year ended December 31, 2015, purchases from this vendor totaled $2.1 million. Amounts due to this vendor at December 31, 2015 were $0.2 million. There were no purchases from this vendor for the year ended December 31, 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company obtains machined parts from a vendor which is affiliated with several of its employees. For the year ended December 31, 2014, purchases from this vendor totaled $0.4 million. There were no purchases from this vendor for the years ended December 31, 2016 and 2015.

Note 10 – Business Concentration

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited because the Company performs credit evaluations, sets credit limits, and monitors the payment patterns of its customers. Cash balances on deposits with financial institutions, at times, may exceed federally insured limits. The Company regularly monitors the institutions’ financial condition.

The Company’s top ten customers accounted for approximately 46.0%, 53.6% and 51.1% of the Company’s consolidated revenue for the years ended December 31, 2016, 2015 and 2014, respectively. For the year ended December 31, 2016, no individual customer accounted for 10.0% or more of the Company’s consolidated revenue. For the year ended December 31, 2015, revenue from one customer represented 15.5% of the Company’s consolidated revenue. For the year ended December 31, 2014 revenue from two customers individually represented 16.4% and 9.6% of the Company’s consolidated revenue. Other than those noted above, no other customer accounted for 10.0% or more of the Company’s consolidated revenue in 2016, 2015 or 2014. Revenue was earned from each of these customers within the Company’s Completion Services and Well Support Services segments.

Note 11 - Commitments and Contingencies

Environmental

The Company is subject to various federal, state and local environmental laws and regulations that establish standards and requirements for the protection of the environment. The Company continues to monitor the status of these laws and regulations. However, the Company cannot predict the future impact of such standards and requirements on its business, which are subject to change and can have retroactive effectiveness.

Currently, the Company has not been fined, cited or notified of any environmental violations or liabilities that would have a material adverse effect upon its consolidated financial position, liquidity or capital resources. However, management does recognize that by the very nature of its business, material costs could be incurred in the near term to maintain compliance. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible regulation or liabilities, the unknown timing and extent of the corrective actions which may be required, the determination of the Company’s liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.

Litigation

The Company is, and from time to time may be, involved in claims and litigation arising in the ordinary course of business. Because there are inherent uncertainties in the ultimate outcome of such matters, it is presently not possible to determine the ultimate outcome of any pending or potential claims or litigation against the Company; however, management believes that the outcome of those matters that are presently known to the Company will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent Consideration Liability

On May 18, 2015, the Company acquired all of the outstanding equity interests of ESP Completion Technologies LLC, a manufacturer of wellheads, artificial lift completion tools and electric submersible pumps for approximately $34.0 million and including a contingent consideration liability valued at approximately $14.4 million at the date of the acquisition. If the acquiree is able to achieve certain levels of EBITDA over a three-year period, the Company will be obligated to make future tiered payments of up to $29.5 million. The contingent consideration liability is remeasured on a fair value basis each quarter until it is paid or expires. As of December 31, 2016, the earn-out was estimated to have zero value.

Operating Leases

The Company leases certain property and equipment under non-cancelable operating leases. The remaining terms of the operating leases generally range from 1 to 11 years.

Lease expense under all operating leases totaled $10.0 million, $14.2 million and $14.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, the future minimum lease payments under non-cancelable operating leases were as follows (in thousands):

Years Ending December 31,

2017	$6,934
2018	4,205
2019	3,189
2020	2,985
2021	2,836
Thereafter	5,450

$25,599

Note 12 – Employee Benefit Plans

The Company maintains a contributory profit sharing plan under a 401(k) arrangement which covers all employees meeting certain eligibility requirements. Eligible employees can make annual contributions to the plan up to the maximum amount allowed by current federal regulations, but no more than 80.0% of compensation as noted in the plan document. The Company’s 401(k) contributions for the years ended December 31, 2016, 2015 and 2014 totaled zero, $4.8 million and $2.3 million, respectively.

Note 13 – Mergers and Acquisitions

2015

Merger between Old C&J and the C&P Business of Nabors

On March 24, 2015, Old C&J and Nabors completed the combination of Old C&J with the C&P Business. The resulting combined company was renamed C&J Energy Services Ltd. At the closing of the combination, Nabors received total consideration of $1.4 billion, subject to working capital adjustments, in the form of $688.1 million in cash, $5.5 million in cash to reimburse Nabors for operating assets acquired prior to March 24, 2015, and $714.8 million in C&J common shares. The C&J common share value was based upon Old C&J’s closing stock price on March 23, 2015 and consisted of approximately 62.5 million C&J common shares issued to Nabors and approximately 0.4 million designated C&J common shares attributable to replacement restricted

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

share and share option awards issued to certain employees of the C&P Business for the pre-acquisition-related employee service period. Upon the closing of the combination and as of December 31, 2015, Nabors owned approximately 53.0% of the outstanding and issued common shares of Old C&J, with the remainder held by former Old C&J shareholders.

On September 25, 2015, C&J and Nabors agreed to a working capital adjustment of $43.4 million in favor of C&J, which was accounted for as a reduction to the purchase price of the C&P Business.

The Nabors Merger was accounted for using the acquisition method of accounting for business combinations. In applying the acquisition method of accounting, Old C&J and Nabors were required to determine both the accounting acquirer and the accounting acquiree with the accounting acquirer deemed to be the party possessing the controlling financial interest. Irrespective of Nabors 53.0% common share ownership in C&J immediately following the closing of the Nabors Merger, Old C&J and Nabors determined that Old C&J possessed the controlling financial interest, based on, among other factors, the presence of a majority of Old C&J directors on the C&J board of directors and through the composition of C&J senior management consisting almost entirely of the executive officers of Old C&J. Old C&J and Nabors therefore concluded the business combination should be treated as a reverse acquisition with Old C&J as the accounting acquirer.

C&J financed the cash portion of the Nabors Merger and repaid previously outstanding revolver debt with borrowings drawn under the Original Credit Agreement which provided for senior secured credit facilities in an aggregate principal amount of $1.66 billion. See Note 5 – Debt and Capital Lease Obligations for further discussion on the Company’s Original Credit Agreement.

The purchase price was allocated to the net assets acquired based upon their estimated fair values, as shown below (in thousands). The estimated fair values of certain assets and liabilities, including accounts receivable, inventory, property plant and equipment, other intangible assets, taxes (including uncertain tax positions), and contingencies required significant judgments and estimates.

All of the goodwill associated with the Nabors Merger was allocated to the Completion Services and Well Support Services reporting units. As part of the Company’s interim test for goodwill impairment, during the third quarter of 2015, all of the goodwill allocated to the Completion Services reporting unit was written off. In addition, during the first quarter of 2016, all of the goodwill allocated to the Well Support Services reporting unit was written off. See Note 6 - Goodwill and Other Intangible Assets for further discussion.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purchase price was initially allocated to the net assets acquired during the first quarter of 2015 and subsequently adjusted during 2015 and in the first quarter of 2016 in connection with the measurement period based upon revised estimated fair values, as follows (in thousands):

	Amounts Recognized as of Merger Date	Measurement Period Adjustments (1)	Estimated Fair Value
Accounts receivable	$262,973	$11,079	$274,052
Inventory	35,491	(7,372)	28,119
Other current assets	8,857	(1,940)	6,917
Property, plant and equipment	1,024,622	(59,378)	965,244
Goodwill	444,162	12,684	456,846
Other intangible assets	28,300	13,700	42,000
Other assets	11,171	(2,913)	8,258

Total assets acquired	1,815,576	(34,140)	1,781,436

Accounts payable	(195,913)	19,610	(176,303)
Other current liabilities	(23,813)	(7,503)	(31,316)
Deferred income taxes	(187,515)	(21,368)	(208,883)

Total liabilities assumed	(407,241)	(9,261)	(416,502)

Net assets acquired	$1,408,335	$(43,401)	$1,364,934

(1)	The measurement period adjustments reflect changes in the estimated fair values of certain assets and liabilities, including income taxes. The measurement period adjustments were recorded to reflect new information obtained about facts and circumstances existing as of the date the Nabors Merger was consummated and did not result from intervening events subsequent to that date.

The fair value and gross contractual amount of accounts receivable acquired on March 24, 2015 was $274.1 million and $296.2 million, respectively. Based on the age of certain accounts receivable, a portion of the gross contractual amount was estimated to be uncollectible.

Property, plant and equipment assets acquired consist of the following fair values (in thousands) and ranges of estimated useful lives. As with fair value estimates, the determination of estimated useful lives requires judgments and assumptions.

	Estimated Useful Lives	Estimated Fair Value
Land	Indefinite	$42,741
Building and leasehold improvements	2-25	79,456
Office furniture, fixtures and equipment	2-5	2,845
Machinery & Equipment	2-10	628,791
Transportation equipment	2-5	166,457
Construction in progress		44,954

Property, plant and equipment		$965,244

Other intangibles were assessed a fair value of $42.0 million with a weighted average amortization period of approximately 11 years. These intangible assets consist of developed technology of $19.6 million, amortizable over 5 – 15 years, customer relationships of $13.0 million, amortizable over 15 years, trade name of $8.5 million, amortizable over ten years, and non-compete agreements of $0.9 million, amortizable over five years. The

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amount allocated to goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill was allocated between C&J’s Completion Services and Well Support Services reporting units on the basis of historical levels of EBITDA with $141.4 million allocated to Completion Services and $315.4 million allocated to Well Support Services. The goodwill recognized as a result of the Nabors Merger was primarily attributable to the expected increased economies of scale, capabilities, resources and geographic footprint of the combined company as well as the cost savings opportunities as C&J expected to capitalize on synergies from the new combined company. The tax deductible portion of goodwill and other intangibles is $60.8 million and $22.3 million, respectively.

The Company treated the Nabors Merger as a non-taxable transaction. Such treatment resulted in the acquired assets and liabilities having carryover basis for tax purposes. A deferred tax liability in the amount of $208.9 million was recorded to account for the differences between the preliminary purchase price allocation and carryover tax basis.

Acquisition-related costs associated with the Nabors Merger were expensed as incurred and totaled $42.7 million for the year ended December 31, 2015, and are included in selling, general and administrative expenses.

The results of operations for the C&P Business that have been included in C&J’s consolidated financial statements from the March 24, 2015 acquisition date through December 31, 2015 include revenue of $822.2 million and a net loss of $211.1 million. The following unaudited pro forma results of operations have been prepared as though the Nabors Merger was completed on January 1, 2014. Pro forma amounts are based on the purchase price allocation of the acquisition and are not necessarily indicative of results that may be reported in the future (in thousands, except per share data):

	Year Ended December 31, 2015	Year Ended December 31, 2014
Revenues	$2,114,671	$3,861,412
Net loss	$(879,231)	$(244,183)
Net loss per common share:
Basic	$(7.52)	$(2.09)

Diluted	$(7.52)	$(2.09)

Acquisition of Artificial Lift Provider

On May 18, 2015, the Company acquired all of the outstanding equity interests of ESP Completion Technologies LLC, a manufacturer of wellheads, artificial lift completion tools and electric submersible pumps (“Artificial Lift Provider”) for approximately $34.0 million consisting of cash of approximately $13.6 million, a holdback of $6.0 million, and an earn-out valued at approximately $14.4 million on the acquisition date.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the second quarter of 2016, C&J and the sellers agreed to a working capital adjustment of $0.5 million in favor of C&J, which was accounted for as a reduction to the purchase price of ESP Completion Technologies LLC. The adjusted purchase price of $33.5 million was allocated to the net assets acquired based upon their estimated fair values, as follows (in thousands):

Current assets	$5,822
Property, plant and equipment	2,529
Goodwill	24,219
Other intangible assets	5,173

Total assets acquired	37,743

Current liabilities	(1,927)
Deferred income taxes	(2,067)
Other liabilities	(276)

Total liabilities assumed	(4,270)

Net assets acquired	$33,473

If Artificial Lift Provider is able to achieve certain levels of EBITDA over a three-year period, the Company will be obligated to make future tiered payments of up to $29.5 million. This could result in a maximum total purchase price of $49.1 million. The potential payment is considered contingent consideration. At the acquisition date, the fair value of this earn-out was determined using a Monte Carlo simulation model over many simulated possible future outcomes which yielded a value of $14.4 million. The earn-out has been remeasured on a fair value basis each quarter and will continue to be remeasured each quarter until the contingent consideration is paid or expires. As of December 31, 2016, the earn-out was estimated to have zero value.

2014

Acquisition of Tiger

On May 30, 2014, the Company acquired all of the outstanding equity interests of Tiger for approximately $33.2 million, including working capital adjustments.

Tiger provides cased-hole wireline, logging, perforating, pipe recovery and tubing-conveyed perforating services. The acquisition of Tiger increased the Company’s existing wireline capabilities and provides a presence on the U.S. West Coast. The results of Tiger’s operations since the date of the acquisition have been included in the Company’s consolidated financial statements and are reflected in the Completion Services segment in Note 14 – Segment Information.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purchase price was allocated to the net assets acquired based upon their estimated fair values, as follows (in thousands):

Current assets	$3,851
Property and equipment	8,176
Goodwill	14,671
Other intangible assets	17,340

Total assets acquired	$44,038

Current liabilities	$1,223
Deferred income taxes	8,556
Other liabilities	1,015

Total liabilities assumed	$10,794

Net assets acquired	$33,244

Note 14 - Segment Information

In accordance with Accounting Standards Codification No. 280 - Segment Reporting the Company routinely evaluates whether its separate operating and reportable segments have changed. This determination is made based on the following factors: (1) the Company’s chief operating decision maker (“CODM”) is currently managing each operating segment as a separate business and evaluating the performance of each segment and making resource allocation decisions distinctly and expects to do so for the foreseeable future, and (2) discrete financial information for each operating segment is available.

The Company’s reportable segments are: (i) Completion Services, (ii) Well Support Services and (iii) Other Services. This segment structure reflects the financial information and reports used by the Company’s management, including its CODM, to make decisions regarding the Company’s business, including performance evaluation and resource allocation decisions. The Company revised its reportable segments during the first quarter of 2015 in connection with the Nabors Merger. As a result of the revised reportable segment structure, the Company has restated the corresponding items of segment information for the 2014 year. The following is a brief description of the Company’s three reportable segments:

Completion Services

Completion Services consists of the following service lines: (1) hydraulic fracturing; (2) Casedhole Solutions, which includes cased-hole wireline, pumpdown services, wireline logging, perforating, pressure pumping, well site make-up and pressure testing and other complementary services; (3) well construction services, specifically cementing and directional drilling services; and (4) R&T, which is primarily engaged in the engineering and production of certain parts and components, such as perforating guns and addressable switches, which are used in the completion process.

Well Support Services

Well Support Services consists of the following service lines: (1) rig services, including workover and other support services primarily used for repair and maintenance of oil and gas wells, re-drilling operations and plugging and abandonment operations; (2) fluids management services, which provides storage, transportation and disposal services for produced fluids and fluids used in the drilling, completion and workover of oil and gas wells; (3) coiled tubing services, primarily used for frac plug drill-out during completion operations and for well workover and routine maintenance; (4) artificial lift; and (5) other specialty well site services.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Services

Other Services consists of smaller, non-core business lines that have either been divested, or are in the process of being divested, including the specialty chemical business (divested in 2016), equipment manufacturing and repair business (in the process of being divested) and the Company’s international coiled tubing operations in the Middle East (operations ceased in 2016).

The following tables set forth certain financial information with respect to the Company’s reportable segments.

	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Year Ended December 31, 2016
Revenue from external customers	$543,958	$419,597	$7,587	$—	$971,142
Inter-segment revenues	1,049	224	29,115	(30,388)	—
Depreciation and amortization	131,237	84,105	2,307	(209)	217,440
Operating loss	(253,513)	(430,808)	(51,778)	(133,909)	(870,008)
Net loss	(253,845)	(426,716)	(58,757)	(204,971)	(944,289)
Adjusted EBITDA	(39,628)	17,460	(5,777)	(66,897)	(94,842)
Capital expenditures	15,622	16,295	8,451	17,541	57,909
As of December 31, 2016
Total assets	$692,437	$557,292	$52,978	$58,894	$1,361,601
Goodwill	—	—	—	—	—
Year Ended December 31, 2015
Revenue from external customers	$1,138,521	$582,142	$28,226	$—	$1,748,889
Inter-segment revenues	4,276	226	150,754	(155,256)	—
Depreciation and amortization	170,452	100,858	5,159	(116)	276,353
Operating loss	(754,874)	(159,165)	(69,129)	(115,154)	(1,098,322)
Net income (loss)	(755,704)	(163,103)	(68,584)	114,849	(872,542)
Adjusted EBITDA	39,851	79,966	(1,327)	(71,734)	46,756
Capital expenditures	79,211	55,612	30,444	1,054	166,321
As of December 31, 2015
Total assets	$968,438	$1,045,223	$124,328	$60,963	$2,198,952
Goodwill	—	307,677	—	—	307,677
Year Ended December 31, 2014
Revenue from external customers	$1,400,133	$188,256	$19,555	$—	$1,607,944
Inter-segment revenues	366	122	228,162	(228,650)	—
Depreciation and amortization	86,514	18,184	3,796	(349)	108,145
Operating income (loss)	187,615	28,471	16,579	(108,921)	123,744
Net income (loss)	187,536	28,471	16,029	(163,213)	68,823
Adjusted EBITDA	274,113	46,689	20,375	(88,231)	252,946
Capital expenditures	254,455	57,817	9,240	(13,914)	307,598
As of December 31, 2014
Total assets	$1,218,005	$209,490	$186,908	$(1,657)	$1,612,746
Goodwill	200,149	15,085	4,719	—	219,953

Management evaluates reportable segment performance and allocates resources based on total earnings (loss) before net interest expense, income taxes, depreciation and amortization, other income (expense), net gain or loss on disposal of assets, acquisition-related costs, and non-routine items (“Adjusted EBITDA”), because Adjusted EBITDA is considered an important measure of each reportable segment’s performance. In addition, management believes that the disclosure of Adjusted EBITDA as a measure of each reportable segment’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operating performance allows investors to make a direct comparison to competitors, without regard to differences in capital and financing structure. Investors should be aware, however, that there are limitations inherent in using Adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. An improving trend in Adjusted EBITDA may not be indicative of an improvement in the Company’s profitability. To compensate for the limitations in utilizing Adjusted EBITDA as an operating measure, management also uses U.S. GAAP measures of performance, including operating income (loss) and net income (loss), to evaluate performance, but only with respect to the Company as a whole and not on a reportable segment basis.

As required under Item 10(e) of Regulation S-K of the Securities Exchange Act of 1934, as amended, included below is a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), which is the nearest comparable U.S. GAAP financial measure (in thousands) on a consolidated basis for the years ended December 31, 2016, 2015 and 2014, and on a reportable segment basis for the years ended December 31, 2016, 2015 and 2014.

	Years Ended December 31,
	2016	2015	2014
Net income (loss)	$(944,289)	$(872,542)	$68,823
Interest expense, net	157,465	82,086	9,840
Income tax (benefit) expense	(129,010)	(299,093)	45,679
Depreciation and amortization	217,440	276,353	108,145
Other (income) expense, net	(9,504)	(8,773)	(598)
(Gain) loss on disposal of assets	3,075	(544)	(17)
Impairment expense	436,395	791,807	—
Immaterial accounts payable accrual correction	—	(13,190)	—
Acquisition-related costs	10,534	42,662	20,159
Severance, facility closures and other	31,498	5,849	35
Customer settlement/bad debt write-off	1,113	7,997	—
Incremental insurance reserve	—	3,035	—
Insurance settlement	—	—	880
Debt restructuring costs	30,401	—	—
Reorganization costs	55,330	—	—
Inventory write-down	35,350	31,109	—
Legal settlements	1,020	—	—
Share-based compensation expense acceleration	7,792	—	—
Insurance reserve true-up	548	—	—

Adjusted EBITDA	$(94,842)	$46,756	$252,946

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2016
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net loss	$(253,845)	$(426,716)	$(58,757)	$(204,971)	$(944,289)
Interest expense, net	706	(145)	—	156,904	157,465
Income tax benefit	—	—	—	(129,010)	(129,010)
Depreciation and amortization	131,237	84,105	2,307	(209)	217,440
Impairment expense	69,822	357,817	8,756	—	436,395
Debt restructuring costs	—	—	—	30,401	30,401
Reorganization costs	—	—	—	55,330	55,330
Other (income) expense, net	(374)	(3,947)	6,979	(12,162)	(9,504)
(Gain) loss on disposal of assets	(769)	(4,192)	3,060	4,976	3,075
Severance, facility closures and other	7,601	3,978	7,558	12,361	31,498
Acquisition-related costs	202	—	209	10,123	10,534
Share-based compensation expense acceleration	—	—	—	7,792	7,792
Customer settlement/bad debt write-off	375	738	—	—	1,113
Legal settlements	—	—	—	1,020	1,020
Insurance reserve true-up	—	—	—	548	548
Inventory write-down	5,417	5,822	24,111	—	35,350

Adjusted EBITDA	$(39,628)	$17,460	$(5,777)	$(66,897)	$(94,842)

	Year Ended December 31, 2015
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net income (loss)	$(755,704)	$(163,103)	$(68,584)	$114,849	$(872,542)
Interest expense, net	358	(41)	—	81,769	82,086
Income tax benefit	—	—	—	(299,093)	(299,093)
Depreciation and amortization	170,452	100,858	5,159	(116)	276,353
Impairment expense	617,047	134,331	40,429	—	791,807
Other (income) expense, net	472	3,979	(545)	(12,679)	(8,773)
(Gain) loss on disposal of assets	287	(899)	19	49	(544)
Acquisition-related costs	—	—	46	42,616	42,662
Severance, facility closures and other	2,303	2,248	608	690	5,849
Inventory write-downs	8,620	1,153	21,336	—	31,109
Customer settlement/bad debt write-off	4,269	3,728	—	—	7,997
Immaterial accounts payable accrual correction	(10,552)	(2,638)	—	—	(13,190)
Incremental insurance reserve	2,299	350	205	181	3,035

Adjusted EBITDA	$39,851	$79,966	$(1,327)	$(71,734)	$46,756

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2014
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net income (loss)	$187,536	$28,471	$16,029	$(163,213)	$68,823
Interest expense, net	463	—	—	9,377	9,840
Income tax expense	—	—	—	45,679	45,679
Depreciation and amortization	86,514	18,184	3,796	(349)	108,145
Other (income) expense, net	(384)	—	550	(764)	(598)
(Gain) loss on disposal of assets	(51)	34	—	—	(17)
Acquisition-related costs	—	—	—	20,159	20,159
Severance, facility closures and other	35	—	—	—	35
Insurance settlement	—	—	—	880	880

Adjusted EBITDA	$274,113	$46,689	$20,375	$(88,231)	$252,946

Note 15 – Quarterly Financial Data (unaudited)

Summarized quarterly financial data for the years ended December 31, 2016 and 2015 are presented below (in thousands, except per share amounts).

	Quarters Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Revenue	$269,615	$225,168	$232,537	$243,822
Operating loss	(500,416)	(182,437)	(85,553)	(101,602)
Loss before reorganization items and income taxes	(522,560)	(302,368)	(86,636)	(106,405)
Net loss	(428,412)	(291,116)	(106,390)	(118,371)
Net loss per common share:
Basic	$(3.65)	$(2.46)	$(0.90)	$(1.00)
Diluted	$(3.65)	$(2.46)	$(0.90)	$(1.00)

	Quarters Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenue	$401,216	$511,165	$427,497	$409,011
Operating loss	(30,202)	(77,350)	(493,338)	(497,432)
Loss before income taxes	(35,556)	(99,477)	(524,378)	(512,224)
Net loss	(30,663)	(65,121)	(455,016)	(321,742)
Net loss per common share:
Basic	$(0.51)	$(0.56)	$(3.89)	$(2.75)
Diluted	$(0.51)	$(0.56)	$(3.89)	$(2.75)

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Supplemental Cash Flow Disclosures

Listed below are supplemental cash flow disclosures for the year ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
	2016	2015	2014
Cash paid for interest	$19,153	$64,950	$8,525
Cash paid for (refunded from) income taxes	$(14,943)	$(13,815)	$16,125
Cash paid for reorganization items	$24,719	$—	$—
Non-cash investing and financing activity:
Capital lease obligations	$—	$—	$25,847
Change in accrued capital expenditures	$(3,182)	$(42,793)	$8,120
Non-cash consideration for business acquisition	$—	$735,125	$—

Note 17 – Subsequent Events

Emergence from Chapter 11 Proceeding

On January 6, 2017, the Predecessor substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. See Note 2 - Chapter 11 Proceeding and Emergence for additional information regarding confirmation of the Restructuring Plan and emergence from the Chapter 11 bankruptcy.

New Credit Facility

On January 6, 2017, in connection with the emergence from bankruptcy, the Company entered into the New Credit Facility with PNC Bank, National Association. See Note 5 - Debt and Capital Lease Obligations for additional information about the New Credit Facility.

Warrant Agreement

On the Plan Effective Date, by operation of the Restructuring Plan, the Company entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, which provides for the Company’s issuance of up to 1,180,083 New Warrants to former holders of common equity interests in the Predecessor on the Plan Effective Date and up to 2,360,166 New Warrants to the Debtors’ general unsecured creditors after the Plan Effective Date.

The New Warrants are exercisable from the date of issuance, or the Plan Effective Date, until 5:00 p.m., New York City time, on January 6, 2024. The New Warrants are initially exercisable for one share of the Company’s common stock, par value $0.01 per share, per New Warrant at an initial exercise price of $27.95 per New Warrant (the “Exercise Price”).

Cancellation of indebtedness

In accordance with the Restructuring Plan, on the Plan Effective Date, the obligations of the Predecessor with respect to the Original Credit Agreement indebtedness were canceled and discharged (collectively, the “Old C&J Debt”). The obligations of the Predecessor under the Old C&J Debt were canceled in exchange for 39,999,997 shares of common stock issued to certain holders of claims arising under the Original Credit Agreement.

C&J ENERGY SERVICES LTD. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Issuance of New Common Stock

On the Plan Effective Date, pursuant to the terms of the Restructuring Plan, the Successor issued an aggregate of 55,463,903 shares of its common stock to the Holders of Allowed Secured Lender Claims (as defined in the Restructuring Plan), including 15,463,906 shares of common stock issued in connection with the Rights Offering.

Management Incentive Plan

In accordance with the terms of the Restructuring Plan, effective January 6, 2017, a total of 8,046,021 shares of common stock were authorized, approved and reserved for future issuance under that certain 2017 C&J Energy Services, Inc. Management Incentive Plan (the “MIP”). On January 31, 2017, the board of directors (the “Board”) of the Company and the Compensation Committee of the Board approved grants of 12,603 shares of restricted stock under the MIP to the Company’s non-employee directors. The awards granted to the non-employee directors shall vest in full on the first anniversary of the date of grant, subject to each director’s continued service.

On February 5, 2017, the Board approved grants of restricted stock and nonqualified stock options under the MIP to certain of the Company’s executive officers totaling 369,246 shares of restricted stock and 255,570 nonqualified stock options. The awards granted to the executive officers effective as of February 5, 2017, shall vest according to the following schedule: (i) 34% vests immediately on the date of grant, (ii) 22% vests on the first anniversary of the date of grant, (iii) 22% vests on the second anniversary of the date of grant and (iv) 22% vests on the third anniversary of the date of grant, in each case, subject to each executive officer’s continued employment.

Effective as of February 5, 2017, 482,281 shares of restricted stock were granted under the MIP to certain of the Company’s non-executive employees. These awards granted to the non-executive employees shall vest according to the following schedule: (i) 34% vests immediately on the date of grant, (ii) 22% vests on the first anniversary of the date of grant, (iii) 22% vests on the second anniversary of the date of grant and (iv) 22% vests on the third anniversary of the date of grant, in each case, subject to each non-executive employees’ continued employment.

C&J ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and explanatory notes (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for C&J Energy Services Ltd. (the “Predecessor”) and its consolidated subsidiaries (collectively with the Predecessor, and for the periods prior to the Plan Effective Date (as defined below), the “Company”). The historical data provided for the year ended December 31, 2016 is derived from the Company’s audited consolidated financial statements.

The Pro Forma Financial Information has been prepared to give effect to the consummation of our Restructuring Plan (as defined below) and our adoption of fresh start accounting (“Fresh Start”) in accordance with ASC 852, in each case as if the transactions and related events had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations. These pro forma adjustments are described in further detail below and within the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the matters described above had occurred on the dates indicated, nor is such financial information necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments, as described below, are based upon currently available information and are subject to change based on a variety of factors, primarily the ongoing process of allocating our reorganization value to our assets. With respect to the Reorganization Adjustments (as defined below), the historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Restructuring Plan becoming effective, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016, expected to have a continuing impact on the Company’s consolidated results.

Background

On July 20, 2016, the Predecessor and certain of its subsidiaries (collectively with the Predecessor, the “Predecessor C&J Companies”) voluntarily filed petitions for reorganization seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), with ancillary proceedings filed in Canada and Bermuda (collectively, the “Chapter 11 Proceeding”).

On December 16, 2016, the Bankruptcy Court entered an order confirming the plan of reorganization (the “Restructuring Plan”) of the Predecessor C&J Companies. On January 6, 2017 (the “Plan Effective Date”), the Predecessor C&J Companies substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. As part of the transactions undertaken pursuant to the Restructuring Plan, effective on the Plan Effective Date, the Predecessor’s equity was canceled and the Predecessor transferred all of its assets and operations to C&J Energy Services, Inc. (the “Successor” and together with its consolidated subsidiaries for periods subsequent to the Plan Effective Date, “C&J” or the “Company”).

Reorganization Adjustments

The “Reorganization Adjustments” column of the Pro Forma Financial Information gives effect to the consummation of the Restructuring Plan, including the following transactions:

•	Debt-to-equity Conversion: The holders of allowed secured lender claims (the “Secured Lenders”) under the Predecessor’s Credit Agreement, dated as of March 24, 2015 and as amended and modified from time to time (the “Old Credit Agreement”), were issued new common equity in the Successor (“New Equity”) and all obligations under the Old Credit Agreement were canceled as of the Plan Effective Date.

•	The Rights Offering: The Company offered subscription rights to eligible Secured Lenders to purchase up to $200 million of New Equity at a price per share of $13.58 as part of the Restructuring Plan (the “Rights Offering”). The Rights Offering was consummated on the Plan Effective Date. Certain of the Secured Lenders agreed to provide backstop commitments for the Rights Offering and received 736,374 shares of New Equity as a put option premium.

•	The New Credit Facility: The Successor and certain of its subsidiaries, as borrowers (the “Borrowers”), entered into a revolving credit and security agreement (the “New Credit Facility”) dated the Plan Effective Date, with PNC Bank, National Association, as administrative agent. The New Credit Facility allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of (a) $100 million or (b) a borrowing base, which borrowing base is based upon the value of the Borrowers’ accounts receivable and inventory. The New Credit Facility also contains an availability block, which reduces the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10 to 1.0. The New Credit Facility also provides for the issuance of letters of credit, which reduce the borrowing capacity thereunder. The maturity date of the New Credit Facility is January 6, 2021.

•	The New Warrants: On the Plan Effective Date, the Company issued 1,180,083 new seven-year warrants exercisable on a net-share settled basis at a strike price of $27.95 per warrant (the “New Warrants”) to holders of the Predecessor’s common equity, and all of the Predecessor’s common equity was canceled as of the Plan Effective Date. The Company will issue up to 2,360,166 New Warrants (subject to adjustments pursuant to the terms of the New Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors after the Plan Effective Date pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims.

•	Distributions: The lenders under the Predecessor’s debtor-in-possession credit facility (the “DIP Facility”) received payment in full in cash of amounts outstanding thereunder on the Plan Effective Date from cash on hand and proceeds from the Rights Offering. In exchange for settlement of their allowed claims, each of the Predecessor’s general unsecured creditors will receive a pro rata share of the unsecured creditor recovery pool, which consists of cash and, when issued, up to 2,360,166 New Warrants (subject to adjustments pursuant to the terms of the New Warrants), pursuant to the terms of the Restructuring Plan. Amounts owed for professional fees associated with the consummation of the Restructuring Plan were paid in full in cash.

Fresh Start Adjustments

The Company has adopted the Fresh Start accounting provisions on January 1, 2017 in connection with the Company’s emergence from bankruptcy. The adoption of Fresh Start accounting results in a new reporting entity, the Successor, for financial reporting purposes. The presentation is analogous to that of a new business entity such that on the Plan Effective Date the Successor’s consolidated financial statements reflect a new capital structure with no beginning retained earnings or deficit and a new basis in the identifiable assets and liabilities assumed. In order to adopt Fresh Start accounting, the Company had to meet the following two conditions: (i) holders of existing voting shares of the Predecessor immediately before the Plan Effective Date received less than 50.0% of the voting shares of the Successor and (ii) the reorganization value of the assets immediately prior to the confirmation of the Restructuring Plan were less than the sum of post-petition liabilities and estimated allowed claims.

As part of Fresh Start accounting, the Company is required to determine the reorganization value of the Successor upon emergence from the Chapter 11 Proceeding. Reorganization value approximates the fair value of the entity, before considering liabilities, and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The fair value of the Successor’s assets was determined with the assistance of a third party valuation expert who used available comparable market data and quotations, discounted cash flow analysis, and other methods in determining the appropriate asset fair values. The reorganization value has been allocated to the Company’s individual assets based on preliminary estimates of their fair values, which are subject to change as our implementation of Fresh Start accounting continues.

Enterprise value, which was used to derive reorganization value, represents the estimated fair value of an entity’s capital structure which generally consists of long term debt and shareholders’ equity. The Successor’s enterprise value, as approved by the Bankruptcy Court in support of the Restructuring Plan, was estimated to be $750 million, which represented the mid-point of a determined range of $600 million to $900 million. The Successor’s enterprise value was determined with the assistance of a separate third party valuation expert who used available comparable market data and quotations, discounted cash flow analysis and other internal financial information and projections. This enterprise value combined with the Company’s Rights Offering was the basis for deriving equity value. The Company’s estimates of fair value are inherently subject to significant uncertainties and contingencies beyond its control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of the Company’s common stock subsequent to its emergence from bankruptcy may differ materially from the equity valuation derived for accounting purposes.

C&J ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	As of December 31, 2016
		Pro Forma Adjustments
	Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma
ASSETS
Current assets:

Cash and cash equivalents	$64,583	$111,281	(a)(b)(c)(d)(e)(f)(h)	$—		$175,864
Accounts receivable, net	137,222	—		—		137,222
Inventory	54,471	—		—		54,471
Prepaid and other current assets	37,392	—		—		37,392
Deferred tax assets	6,020	—		—		6,020

Total current assets	299,688	111,281		—		410,969

Property and equipment:
Land, buildings and improvements	167,915	—		(106,116	)(j)	61,799
Operating equipment	1,436,650	—		(907,906	)(j)	528,744
Furniture and fixtures	29,435	—		(18,602	)(j)	10,833

Total property and equipment	1,634,000	—		(1,032,624)		601,376
Less: Accumulated depreciation	(683,189)	—		683,189	(j)	—

Property and equipment, net	950,811	—		(349,435)		601,376
Other intangible assets, net of amortization	76,057	—		(26,057	)(j)	50,000
Other assets	35,045	2,248	(f)	—		37,293

TOTAL ASSETS	$1,361,601	$113,529		(375,492)		$1,099,638

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$75,193	$—		$—		$75,193
Payroll and related costs	18,287	—		—		18,287
Accrued expenses	59,129	(16,051	)(c)(d)	—		43,078
DIP Facility	25,000	(25,000	)(d)	—		—
Other current liabilities	3,026	—		—		3,026

Total current liabilities	180,635	(41,051)		—		139,584

Deferred tax liabilities	15,613	—		—		15,613
Other long term liabilities	18,577	—		—		18,577

Total liabilities not subject to compromise	214,825	(41,051)		—		173,774

Liabilities subject to compromise	1,445,346	(1,445,346	)(a)(b)(g)(i)	—		—

Shareholders’ equity:
Common stock	1,195	555	(e)(g)	(1,195	)(k)	555
Additional paid-in capital	1,009,426	925,309	(e)(g)	(1,009,426	)(k)	925,309
Accumulated other comprehensive loss	(2,600)	—		2,600	(k)	—
Retained earnings (deficit)	(1,306,591)	674,062	(b)(c)(g)	632,529	(j)(k)	—

Shareholders’ equity	(298,570)	1,599,926		(375,492)		925,864

TOTAL LIABILITIES AND EQUITY	$1,361,601	$113,529		$(375,492)		$1,099,638

C&J ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2016
		Pro Forma Adjustments
	Historical Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma

Revenue	$971,142	$—		$—		$971,142

Costs and expenses:
Direct costs	947,255			—		947,255
Selling, general and administrative expenses	229,267	(27,940	)(l)(m)	—		201,327
Research and development	7,718	—		—		7,718
Depreciation and amortization	217,440	(2,717	)(m)	(78,245	)(p)	136,478
Impairment expense	436,395	—		—		436,395
(Gain) loss on disposal of assets	3,075	—		—		3,075

Operating income (loss)	(870,008)	30,657		78,245		(761,106)

Other income (expense)
Interest income (expense), net	(157,465)	158,587	(n)	—		1,122
Other income (expense), net	9,504	—		—		9,504

Total other income (expense)	(147,961)	158,587		—		10,626

Loss before reorganization items and income taxes	(1,017,969)	189,244		78,245		(750,480)

Reorganization items	55,330	(55,330	)(l)	—		—
Income tax expense (benefit)	(129,010)	—	(q)	—	(q)	(129,010)

Net income (loss)	$(944,289)	$244,574		$78,245		$(621,470)

Net income (loss) per common share:
Basic	$(7.98)	$—		$—		$(11.20)

Diluted	$(7.98)	$—		$—		$(11.20)

Weighted average common shares outstanding:
Basic	118,305	—		—		55,464 (o)

Diluted	118,305	—		—		55,464 (o)

C&J ENERGY SERVICES LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and explanatory notes present the financial information of C&J Energy Services Ltd. assuming the consummation of the Restructuring Plan had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations.

The unaudited pro forma financial statements are provided for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Restructuring Plan had been consummated on the dates indicated, nor are such financial statements necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Restructuring Plan becoming effective, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016, expected to have a continuing impact on the Company’s consolidated results.

The following are descriptions of the columns included in the accompanying unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations:

Predecessor – Represents the historical condensed consolidated balance sheet of the Company as of December 31, 2016 and the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2016.

Pro Forma Adjustments – Represents the required adjustments to the condensed consolidated balance sheet as of December 31, 2016 and the year ended December 31, 2016, assuming the Restructuring Plan had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations, and for the adoption of Fresh Start accounting.

2.	Pro Forma Adjustments

Reorganization Adjustments – Balance Sheet

(a)	These adjustments reflect the settlement of $0.9 million in liabilities subject to compromise related to contract cures, claims under Section 503(b)(9) of the Bankruptcy Code and critical vendors.

(b)	These adjustments reflect the $33.0 million settlement of liabilities subject to compromise related to general unsecured creditors.

(c)	These adjustments reflect the professional fees to be paid at or subsequent to emergence with $13.6 million related to 2016 and accrued as of December 31, 2016, and $13.4 million related to the Plan Effective Date and charged to reorganization items on emergence.

(d)	These adjustments reflect the repayment of $25.5 million in borrowings and accrued interest under the Predecessor’s DIP Facility.

(e)	These adjustments reflect the consummation of the $200.0 million Rights Offering conducted in accordance with the Restructuring Plan.

(f)	This adjustment represents the payment of $2.2 million for deferred loan costs associated with the Company’s New Credit Facility.

(g)	These adjustments reflect the discharge of $1.3 billion in indebtedness and $37.5 million of accrued and unpaid interest under the Predecessor’s credit agreement in exchange for the New Equity and the issuance of the New Warrants.

(h)	Reorganization adjustments to cash and cash equivalents consisted of the following:

Dollars in Millions
Settle contract cures, 503(b)(9) and critical vendor claims	$(0.9)
Settle general unsecured creditor claims	(33.0)
Professional fees paid in full	(27.1)
DIP Facility plus accrued interest paid in full	(25.5)
Rights Offering proceeds	200.0
Deferred loan costs paid – New Credit Facility	(2.2)

Net increase in cash and cash equivalents	$111.3

(i)	Reorganization adjustments to liabilities subject to compromise consisted of the following:

Dollars in Millions
Settle contract cures, 503(b)(9) and critical vendor claims	$0.9
Settle general unsecured creditor claims	33.0
New Equity value	705.5
New Warrant value	20.4
Gain on settlement of liabilities subject to compromise	685.5

Total liabilities subject to compromise	$1,445.3

Fresh Start Adjustments – Balance Sheet

(j)	These adjustments reflect the impact of the Fresh Start accounting adjustments based upon the individual net asset fair values.

(k)	These adjustments reflect the elimination of the historical equity of the Predecessor in accordance with ASC 852 - Reorganizations.

Reorganization Adjustments – Statement of Operations

(l)	These adjustments reflect the elimination of $30.4 million from selling, general and administrative expenses attributable to professional fees related to debt restructuring and bankruptcy advisors that were incurred prior to the July 20, 2016 petition date and the elimination of $55.3 million of reorganization items. Reorganization items include $41.2 million of expense related to legal and professional fees, $20.4 million of expense related to contract termination settlements, $5.2 million of gain associated with a related party settlement, and $1.1 million of gain associated with vendor claim adjustments.

(m)	These adjustments reflect the amendment of building leases associated with the Company’s corporate headquarters and its research and technology facility that resulted in a change in accounting for both leases from capital lease to operating lease. Estimated annual operating lease expense of $2.5 million was added to selling, general and administrative expenses, and estimated annual depreciation expense of $2.7 million related to the previous capital leases was eliminated.

(n)	This adjustment reflects the elimination of $154.3 million of interest expense under the Predecessor’s credit agreement as a result of the debt-to-equity conversion included in the Restructuring Plan, the elimination of $2.1 million related to the DIP Facility, the elimination of $1.2 million related to the conversion of building leases from capital to operating lease (see footnote (m)), the addition of $1.6 million of interest expense associated with the New Credit Facility consisting of $1.0 million in unused commitment fees and $0.6 million in amortization of deferred loan costs, and the addition of $2.5 million of interest income from the $200.0 million of proceeds received from the Rights Offering.

(o)	All of the Predecessor’s common equity authorized and outstanding prior to the Effective Date was canceled, extinguished and discharged. As part of the Restructuring Plan, the Successor issued 55,463,903 shares of New Equity and 1,180,083 New Warrants. The Successor will issue up to 2,360,166 New Warrants (subject to adjustments pursuant to the terms of the New Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors of the Predecessor pursuant to the terms specified in the Restructuring Plan.

Fresh Start Adjustments – Statement of Operations

(p)	This adjustment reflects depreciation and amortization based on the estimated Fresh Start fair value of the Successor’s property, plant and equipment and identified intangible assets, partially offset by the elimination of Predecessor’s depreciation and amortization.

Year Ended December 31, 2016
Depreciation expense related to the fair value of the Successor property, plan and equipment	$134,195
Amortization expense related to the fair value adjustment of Successor intangible assets with an estimated weighted average life of approximately 10 years	5,000
Elimination of Predecessor previously recorded depreciation and amortization expense	(217,440)

Pro forma adjustment to depreciation and amortization	$(78,245)

(q)	The income tax effect of reorganization and Fresh Start adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable. Furthermore, changes in deferred tax assets and deferred tax liabilities arising from these adjustments would have an offsetting change in the valuation allowance recorded which reduces the Company’s deferred tax assets to an amount that is more likely than not to be realized.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “unaudited pro forma statements”) combines the historical financial statements of C&J Energy Services Ltd. (our “Predecessor”) (formerly known as Nabors Red Lion Limited, “Red Lion”) and its predecessor, C&J Energy Services, Inc. (“Old C&J”) after giving effect to (i) the separation by Nabors Industries Ltd. (“Nabors”) of specified assets and liabilities related to the completion and production services business in the United States and Canada (the “C&P Business”) of Nabors and its subsidiaries from the assets and liabilities related to the remaining businesses of Nabors (the “Separation”) and certain transactions between Nabors and Red Lion related to the merger of Old C&J with and into a subsidiary of Red Lion (the “Nabors Merger”); (ii) the payment of approximately $688.1 million to Nabors in connection with the repayment of certain indebtedness incurred by Red Lion in connection with the Separation, the payment of approximately $5.5 million to reimburse Nabors for operating assets acquired prior to the Nabors Merger, and a working capital adjustment of $43.4 million resulting in a decrease to the purchase price; and (iii) the Nabors Merger using the acquisition method of accounting for a reverse acquisition and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the unaudited pro forma statements.

The unaudited pro forma condensed combined balance sheet is presented as if the Nabors Merger had occurred on December 31, 2014, and the unaudited pro forma condensed combined statements of operations are presented as if the Nabors Merger had occurred on January 1, 2014.

The unaudited pro forma statements were prepared using: (i) Old C&J’s consolidated financial statements for the years ended December 31, 2014 and 2015, and (ii) the historical consolidated financial statements of Red Lion for the year ended December 31, 2014 and for the period from January 1, 2015 through March 23, 2015.

Old C&J, Nabors and Red Lion determined that Old C&J was the accounting acquirer in the Nabors Merger due to Old C&J possessing the controlling financial interest based on, among other factors, the presence of a majority of legacy Old C&J directors on the Red Lion board of directors following the closing of the Nabors Merger and through the composition of the Red Lion senior management consisting almost entirely of the executive officers of Old C&J following the closing of the Nabors Merger. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to the C&P Business. In arriving at the estimated fair market values, Old C&J and Nabors considered the appraisal of an independent appraisal firm which was based on a review of the assets related to the C&P Business. Following the effective date of the Nabors Merger, Old C&J completed a purchase price allocation after considering the appraisal of the C&P Business assets.

Amounts in the “Pre-Nabors Merger Adjustment” column reflect the removal of certain C&P Business assets and liabilities which were retained by Nabors at closing of the Nabors Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other Nabors subsidiaries and affiliates. Certain expenses reflected in the “Red Lion Consolidated” column are an allocation of corporate expenses from other Nabors’ affiliates. These expenses include, but are not limited to, centralized Nabors’ support functions such as legal, accounting, tax, treasury, internal audit, information technology and human resources, as well as interest expense. The actual costs that may have been incurred if it had operated as a standalone company would be dependent on a number of factors including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, these amounts do not necessarily reflect the financial position and results of operations that would have resulted if it had operated as a standalone company during the periods presented.

Old C&J developed a plan to integrate the operations of Old C&J and the C&P Business after the Nabors Merger. In connection with that plan, certain non-recurring charges, such as operational relocation expenses, employee severance costs, asset impairments, product rebranding and consulting expenses, were incurred in connection with this integration. The unaudited pro forma statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the Nabors Merger. The unaudited pro forma statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might have resulted from the Nabors Merger.

The unaudited pro forma statements should be read in conjunction with (i) the separate historical financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Old C&J for the years ended December 31, 2014 and 2015 and (ii) the historical consolidated financial statements of Red Lion for the year ended December 31, 2014.

The unaudited pro forma statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Nabors Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2014

(in thousands)

	Historical		Pro Forma
	Old C&J	Red Lion Consolidated	Pre-Nabors Merger Adjustments(a)	Red Lion Adjusted	Pro Forma Adjustments		C&J Combined
Current assets:
Cash and cash equivalents	$10,017	$28,401	$(28,401)	$—	$8,323	(b)	$18,340
Accounts receivable, net	290,767	454,822	—	454,822	—		745,589
Inventory, net	122,172	47,588	—	47,588	—		169,760
Prepaid and other current assets	29,525	13,823	—	13,823	—		43,348
Deferred tax assets	8,106	5,222	—	5,222	—		13,328

Total current assets	460,587	549,856	(28,401)	521,455	8,323		990,365
Property, plant and equipment, net	783,302	1,265,774	—	1,265,774	(241,152	)(c)	1,807,924
Other assets:
Goodwill	219,953	92,112	—	92,112	173,277	(d)	485,342
Intangible assets, net	129,468	—	—	—	28,300	(e)	157,768
Investment in unconsolidated affiliates	—	10,180	—	10,180	—		10,180
Deposits on equipment under construction	7,117	—	—	—	—		7,117
Deferred financing costs, net	3,786	—	—	—	49,086	(f)	52,872
Other noncurrent assets	8,533	13,305	—	13,305	—		21,838

Total assets	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$17,834		$3,533,406

Current liabilities:
Accounts payable	$229,191	$209,094	$—	$209,094	$—		$438,285
Accrued expenses	46,841	46,501	(2,326)	44,175	—		91,016
Income taxes payable	—	2,661	—	2,661	—		2,661
Current portion of long-term debt	3,873	—	—	—	10,560	(g)	14,433
Affiliate payable	—	1,033,626	(340,056)	693,570	(693,570	)(b)	—
Other current liabilities	4,926	—	—	—	—		4,926

Total current liabilities	284,831	1,291,882	(342,382)	949,500	(683,010)		551,321
Long-term liabilities:
Deferred tax liabilities	193,340	323,003	—	323,003	(80,617	)(h)	435,726
Long-term debt and capital lease obligations	349,875	—	—	—	765,840	(g)	1,115,715
Other long-term liabilities	2,803	—	—	—	—		2,803

Total liabilities	830,849	1,614,885	(342,382)	1,272,503	2,213		2,105,565
Stockholders’ equity:
Common stock	553	12	—	12	615	(i)	1,180
Additional paid-in capital	271,104	665,580	313,981	979,561	(308,823	)(i)	941,842
Accumulated other comprehensive income	—	8,064	—	8,064	(8,064	)(i)	—
Retained earnings	510,240	(357,459)	—	(357,459)	332,038	(i)	484,819

Total stockholders’ equity	781,897	316,197	313,981	630,178	15,766		1,427,841
Noncontrolling interest	—	145	—	145	(145	)(i)	—

Total equity	781,897	316,342	313,981	630,323	15,621	(i)	1,427,841

Total liabilities and stockholders’ equity	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$17,834		$3,533,406

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Historical		Adjustments		Pro Forma C&J Combined
	Old C&J	Red Lion Consolidated
Revenues and other income	$1,607,944	$2,253,468	$—		$3,861,412
Costs and expenses:
Direct costs	1,179,227	1,824,269	—		3,003,496
Selling, general and administrative expenses	182,518	159,722	(20,159	)(j)	322,081
Research and development	14,327	—	—		14,327
Depreciation and amortization	108,145	223,726	(86,065	)(k)	245,806
(Gain) loss on disposal of assets	(17)	2,387	—		2,370
Impairments and other charges	—	363,578	—		363,578
Interest expense, net	9,840	1,090	87,560	(l)	98,490
Other expense (income), net	(598)	—	—		(598)

Income (loss) before income taxes	114,502	(321,304)	18,664		(188,138)
Income tax expense (benefit)	45,679	2,994	7,372	(m)	56,045

Net income (loss)	$68,823	$(324,298)	$11,292		$(244,183)

Basic income per common share	$1.28				$(2.09)

Diluted income per common share	$1.22				$(2.09)

Weighted average common shares outstanding:
Basic	53,838		62,960	(n)	116,798

Diluted	56,513		60,285	(o)	116,798

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

(in thousands, except per share data)

	Historical		Adjustments		Pro Forma C&J Combined
	Old C&J	Red Lion Consolidated
Revenues and other income	$1,748,889	$365,782	$—		$2,114,671
Costs and expenses:
Direct costs	1,523,116	351,258	—		1,874,374
Selling, general and administrative expenses	239,775	25,123	(42,662	)(j)	222,236
Research and development	16,704	—	—		16,704
Depreciation and amortization	276,353	54,171	(20,211	)(k)	310,313
(Gain) loss on disposal of assets	(544)	34	—		(510)
Impairments and other charges	791,807	—	—		791,807
Interest expense, net	82,086	(10)	16,974	(l)	99,050
Other expense (income), net	(8,773)	18,779	—		10,006

Income (loss) before income taxes	(1,171,635)	(83,573)	45,899		(1,209,309)
Income tax expense (benefit)	(299,093)	(42,703)	11,718	(m)	(330,078)

Net income (loss)	$(872,542)	$(40,870)	$34,181		$(879,231)

Basic income per common share	$(8.48)				$(7.52)

Diluted income per common share	$(8.48)				$(7.52)

Weighted average common shares outstanding:
Basic	102,853		14,050	(n)	116,903

Diluted	102,853		14,050	(n)	116,903

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Nabors Merger

Old C&J and Nabors agreed to combine Old C&J and the C&P Business pursuant to the terms of an Agreement and Plan of Merger, dated as of June 25, 2015, by and among Nabors, Old C&J, Red Lion, Nabors CJ Merger Co. (“Merger Sub”) and CJ Holding Co. (as amended, the “Merger Agreement”). In connection with the Separation and the Nabors Merger (collectively, the “Transactions”), Nabors and Red Lion entered into a Separation Agreement, dated as of June 25, 2014 (the “Separation Agreement”), pursuant to which, during the fourth quarter of 2014, Nabors separated the C&P Business from Nabors’ other businesses, all of which were indirectly held by Red Lion prior to the Separation. Nabors caused Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors were transferred from Red Lion and its subsidiaries to other subsidiaries of Nabors. Following the Separation, on March 24, 2015, Nabors, Red Lion and Old C&J consummated the Nabors Merger upon the terms and subject to the conditions of the Merger Agreement. Red Lion’s direct wholly-owned subsidiary, Merger Sub, merged with and into Old C&J and Old C&J survived the Nabors Merger as a direct wholly-owned subsidiary of Red Lion.

In the Nabors Merger, each share of Old C&J common stock (other than shares owned by Old C&J or Merger Sub) was converted into the right to receive one Red Lion common share. As a result of and immediately following these transactions, former Old C&J stockholders owned approximately 47% of the issued and outstanding Red Lion common shares and approximately 53% of the issued and outstanding Red Lion common shares were held by Nabors. Additionally, subsidiaries of Red Lion issued intercompany notes with an aggregate face amount of approximately $938 million (the “Intercompany Notes”) to subsidiaries of Nabors in connection with the Separation. Prior to the effective time of the Separation, Nabors contributed or caused to be contributed, or repaid or caused to be repaid, to Red Lion a portion of the Intercompany Notes, such that the remaining balance owed under the Intercompany Notes following such contribution or repayment was approximately $688.1 million. Following such contribution or repayment, Red Lion contributed, or caused to be contributed, each Intercompany Note contributed to Red Lion to the obligor of such Intercompany Note. The repayment of the remaining outstanding portion of the Intercompany Notes in connection with the closing of the Nabors Merger resulted in a cash payment from Red Lion to Nabors of approximately $688.1 million. After the Nabors Merger and in accordance with the terms of the Nabors Merger, Old C&J and Nabors agreed to a working capital adjustment of $43.4 million which resulted in a reduction in the purchase price of the C&P Business. After the Transactions, Red Lion became a publicly traded company that operates the combined businesses of Old C&J and the C&P Business. Red Lion’s name was changed to C&J Energy Services Ltd. and Red Lion common shares were traded on the NYSE under the ticker symbol “CJES.”

Note 2. Calculation of Purchase Price of the C&P Business

The following items comprise the purchase price for the C&P Business (in thousands):

Assumption of the Intercompany Notes	$688,070
Reimburse Nabors for operating assets acquired pre-Nabors Merger	5,500
Working capital adjustment, reduction to purchase price	(43,400)
Stock Consideration:
62,542,404 Red Lion common shares issued to Nabors and valued based on the number of Old C&J shares required to be issued to produce the same 53%/47% ownership ratio (62,542,404 Old C&J shares given a 1 for 1 exchange ratio) and using a closing market price per share of Old C&J on March 23, 2015 of $11.38 per share	711,733
Portion of Red Lion replacement restricted stock awards attributable to pre-merger service for 136,496 shares of Nabors restricted stock	1,797
Portion of Red Lion replacement stock option awards attributable to pre-merger service for 224,512 Nabors stock options	1,234

Total purchase price	$1,364,934

The following is the purchase price allocation (in thousands):

Allocation of purchase price:
Current assets	$521,455
Property, plant and equipment	1,024,622
Goodwill	265,389
Intangible assets (identifiable)	28,300
Other long-term assets	23,485
Current liabilities	(255,931)
Deferred income taxes	(242,386)

Total estimated purchase price	$1,364,934

For purposes of this pro forma analysis, the above purchase price has been allocated based on an assessment of the fair value of the assets and liabilities of the C&P Business as of the March 24, 2015 closing date. The assessment of fair value resulted in approximately $28 million of identifiable intangible assets, which are expected to have useful lives ranging from 5 to 15 years, and $265 million of goodwill, which is subject to periodic impairment testing in accordance with GAAP.

Old C&J engaged an independent appraisal firm to assist in finalizing the allocation of the C&P Business purchase price. The assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on appropriate and generally accepted valuation techniques.

Note 3. Pro Forma Assumptions and Adjustments

The following assumptions and adjustments apply to the pro forma statements:

(a)	To reflect the removal of C&P Business assets and liabilities that were retained by Nabors at the closing of the Nabors Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other Nabors subsidiaries and affiliates.

(b)	To reflect the adjustment to cash for the assumption and repayment of approximately $688.1 million of the Intercompany Notes in connection with the acquisition of the C&P Business, the reimbursement to Nabors for operating assets acquired in the pre-Nabors Merger period, the retirement of Old C&J outstanding debt, the payment of estimated acquisition-related costs, and the debt issuance costs related to the financing arrangements as follows:

Note Repayment (see note (2))	$(688,070)
Reimburse Nabors for operating assets acquired pre-Nabors Merger	(5,500)
Estimated debt issuance costs related to financing arrangements	(49,231)
Estimated acquisition-related transaction costs	(25,276)
Retirement of Old C&J debt (see note (g))	(315,000)
Proceeds from financing arrangements (see note (g))	1,091,400

Pro forma adjustment to cash	$8,323

(c)	To reflect a $241 million decrease in the C&P Business property, plant and equipment acquired to adjust it to its preliminary estimated fair value of $1 billion. Final purchase price allocations differed materially from the estimates presented herein.

(d)	To reflect the adjustment to goodwill for the acquisition of the C&P Business based upon the purchase price allocation as follows:

Total estimated consideration	$1,364,934
Less:
Book value of the C&P Business net assets	630,322
Assumption of the Intercompany Notes	688,070
Adjustment to reimburse Nabors for operating assets acquired prior to the Nabors Merger	5,500
Adjustments to historical net book value:
Adjust property, plant and equipment to fair value (see note (c))	(241,152)
Adjust intangible and other long-term assets to fair value (see note (e))	28,300
Adjust deferred tax liabilities as a result of fair value adjustments (see note (h))	80,617

Pro forma adjustment to goodwill	$173,277

(e)	To reflect a $28 million increase in identified intangible assets of the C&P Business to adjust it to its preliminary estimated fair value of $28 million. The preliminary estimate includes developed technology, trade name and non-compete covenants which are expected to have useful lives ranging from 5 to 15 years.

(f)	To reflect a $49 million increase in deferred financing costs related to the financing arrangements.

(g)	To reflect the proceeds from the financing arrangements and the retirement of Old C&J debt:

Pro forma adjustment to current portion of long-term debt	$10,560

Debt financing arrangements:
Proceeds from term loan borrowings, net of debt discounts of $58,600	$1,001,400
Proceeds from revolver credit facility	90,000

Proceeds from debt financing arrangements	1,091,400
Current portion of senior secured term debt	(10,560)
Retirement of Old C&J debt	(315,000)

Pro forma adjustment to debt—long-term debt	$765,840

(h)	To reflect the deferred tax liabilities associated with non-deductible fair value adjustments to the C&P Business property, plant and equipment and intangible assets calculated as follows:

Non-deductible fair value adjustments:
C&P Business property, plant and equipment estimated fair value adjustment (see note (c))	$(241,152)
C&P Business identifiable intangible assets estimated fair value adjustment (see note (e))	28,300

Total non-deductible adjustments	(212,852)
Estimated deferred tax rate(1)	37.9%

Pro forma adjustment to deferred income taxes	$(80,617)

(1)	Tax rate was based on an estimate of the blended effective tax rate of the C&P Business.

Final adjustments to deferred taxes were based on determined temporary differences between book and tax basis.

(i)	To reflect the fair value of stock consideration from the issuance of Red Lion common shares to Nabors, the capital structure of Red Lion as the legal acquirer in a reverse acquisition, the working capital adjustment determined subsequent to the Nabors Merger, the elimination of the C&P Business historical stockholder’s equity and noncontrolling interest, and the estimated acquisition-related costs:

Total stock consideration (see note (2))	$714,765
Working capital adjustment, reduction to purchase price	(43,400)
Eliminate C&P Business historical stockholder’s equity and noncontrolling interest and reflect Red Lion capital structure	(630,323)
Write off deferred financing costs related to retirement of Old C&J debt	(145)
Estimated acquisition-related transaction costs	(25,276)

Pro forma adjustment to equity	$15,621

(j)	To reflect the elimination of acquisition-related transaction costs included in the historical consolidated statement of operations of Old C&J for the years ended December 31, 2014 and 2015.

(k)	To reflect depreciation and amortization based on the estimated fair value of the C&P Business assets acquired, partially offset by the elimination of C&P Business depreciation and amortization based on original historical cost:

Year Ended December 31, 2014
Depreciation expense related to the fair value of C&P Business property, plant and equipment acquired with an estimated weighted average life of approximately 9 years	$132,955
Amortization expense related to the fair value adjustment of C&P Business intangible assets acquired with useful lives ranging from 5 to 15 years	4,706
Elimination of C&P Business previously recorded depreciation and amortization expense	(223,726)

Pro forma adjustment to depreciation and amortization	$(86,065)

For the Period from January 1, 2015 through March 23, 2015
Depreciation expense related to the fair value of C&P Business property, plant and equipment acquired with an estimated weighted average life of approximately 9 years	$32,784
Amortization expense related to the fair value adjustment of C&P Business intangible assets acquired with useful lives ranging from 5 to 15 years	1,176
Elimination of C&P Business previously recorded depreciation and amortization expense	(54,171)

Pro forma adjustment to depreciation and amortization	$(20,211)

(l)	To reflect additional estimated interest expense from pro forma borrowings under the arranged financing and the elimination of Old C&J interest expense for retirement of Old C&J debt at the closing of the Nabors Merger:

Year Ended December 31, 2014
Interest expense associated with financing arrangements	$96,406
Eliminate interest expense associated with the retirement of Old C&J debt and Red Lion debt not assumed at closing	(8,846)

Pro forma adjustment to interest expense	$87,560

A  1⁄8% variance in variable interest rate would have impacted interest expense by approximately $1.5 million for the year ended December 31, 2014.

Year Ended December 31, 2015
Interest expense associated with financing arrangements	$98,112
Eliminate interest expense associated with the retirement of Old C&J debt, Red Lion debt not assumed at closing and arranged financing recorded from March 24, 2015 through December 31, 2015	(81,138)

Pro forma adjustment to interest expense	$16,974

(m)	To reflect income tax benefit related to loss before income taxes generated by the pro forma adjustments based upon an estimate of the effective tax rate of the combined operations.

(n)	To reflect the Red Lion shares issued to Nabors as stock consideration to effect the Nabors Merger for the year ended December 31, 2014, and to reflect the impact on the December 31, 2015 weighted average share outstanding calculation assuming the Red Lion shares were issued to Nabors on January 1, 2014.

(o)	To reflect the Red Lion shares issued to Nabors to effect the Nabors Merger and to adjust for the anti-dilutive impact of reporting a net loss on a pro forma basis.

C&J ENERGY SERVICES, INC.

Debt Securities

Common Stock

We may, from time to time, in one or more offerings, offer and sell (i) debt securities as described in this prospectus, which may be senior debt securities or subordinated debt securities (“debt securities”) and (ii) shares of our common stock (together with the preferred stock purchase rights attached thereto). One or more selling stockholders may, from time to time, in one or more offerings, offer and sell up to 30,000,000 shares of our common stock (together with the preferred stock purchase rights attached thereto) covered by this prospectus. We and the selling stockholders may offer and sell these securities on a delayed or continuous basis through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. We provide more information about how we and the selling stockholders may sell the shares of common stock in the section entitled “Plan of Distribution.” This prospectus describes the general terms of the securities and the general manner in which we and the selling stockholders will offer the securities. We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. The specific terms of any securities we or the selling stockholders offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. The prospectus supplement may describe the specific manner in which we or the selling stockholders will offer the securities and may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is traded on the NYSE MKT under the symbol “CJ.”

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus and in any applicable prospectus supplement and in the documents incorporated herein or therein before you make any investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2017

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any prospectus supplement or document incorporated by reference is accurate as of any date other than the date of such prospectus supplement or document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we and the selling stockholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.

Each time we sell securities under this prospectus, we will provide a prospectus supplement that will describe the specific terms of that offering, including, among other things, the specific amounts and prices of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any applicable pricing supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include certain statements and information that may constitute “forward-looking statements.” The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things, the impact of our emergence from bankruptcy on our business and relationships, future sales of or the availability for future sale of substantial amounts of our common stock, including the exercise of outstanding Warrants, our business strategy and our financial strategy.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following:

•	a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry;

•	the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies;

•	a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity;

•	pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services;

•	the loss of, or interruption or delay in operation by, one or more significant customers;

•	the failure to pay amounts when due, or at all, by one or more significant customers;

•	changes in customer requirements in markets or industries we serve;

•	costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to expansion into new geographic regions and new business lines;

•	the effects of future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so;

•	business growth outpacing the capabilities of our infrastructure;

•	adverse weather conditions in oil or gas producing regions;

•	the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services;

•	the incurrence of significant costs and liabilities resulting from litigation;

•	the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment;

•	the loss of, or inability to attract, key management personnel;

•	a shortage of qualified workers;

•	the loss of, or interruption or delay in operations by, one or more of our key suppliers;

•	operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage;

•	accidental damage to or malfunction of equipment;

•	uncertainty regarding our ability to improve our operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy and other risks and uncertainties related to our emergence from bankruptcy;

•	our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan;

•	our ability to comply with covenants under our Revolving Credit Facility; and

•	other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors.”

For additional information regarding known material factors that could affect our operating results and performance, please read the section entitled “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2016 and in any applicable prospectus supplement and in the documents incorporated by reference. Should one or more of these known material risks occur, or should the underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statement.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT C&J ENERGY SERVICES, INC.

We are a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies in North America. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, directional drilling, coiled tubing, service rigs, fluids management and other support services. We are headquartered in Houston, Texas and operate in all active onshore basins in the continental United States and Western Canada.

Our principal executive offices are located at 3990 Rogerdale Rd., Houston, Texas 77042 and our main telephone number is (713) 325-6000.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors and all other information included in, or incorporated by reference into, this prospectus, including those described in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline, and you could lose all or part of your investment. The risks incorporated by reference in this prospectus or contained in any prospectus supplement are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us incorporated by reference in this prospectus. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from any sales of common stock by us under this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest proceeds in short-term marketable securities.

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges(1)(2)	39.73x	12.15x	9.68x	—	—

(1)	For purposes of computing the ratios of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before equity in (earnings) loss from unconsolidated affiliates plus fixed charges. Fixed charges consist of interest expensed and the estimated interest component of rent expense.
(2)	For the years ended December 31, 2015 and 2016, our earnings were insufficient to cover fixed charges by $1.2 billion and $1.1 billion, respectively.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the development and growth of our business, and we do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. Payments of dividends, if any, will be at the discretion of our board of directors (the “Board”) and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board. Additionally, covenants contained in our credit agreement restrict the payment of cash dividends on our common stock.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 30,000,000 shares of common stock by one or more selling stockholders, including their transferees, pledgees, donees or successors. The shares of common stock to be sold by the selling stockholders were issued to certain lenders holding secured claims (the “Secured Lenders”) arising out of the Predecessor’s credit agreement, dated as of March 24, 2015, pursuant to the Plan (i) in exchange for such secured claims pro rata, (ii) based on participation in a rights offering by the Company, (iii) based on backstop commitments of the rights offering by certain Secured Lenders and (iv) as a put option premium in exchange for such backstop commitments. All such shares of common stock were issued to the selling stockholders pursuant to the exemptions from the registration requirements of the Securities Act under Section 1145 of the United States Bankruptcy Code or under Section 4(a)(2) of the Securities Act.

Information about the selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated herein by reference.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described in the prospectus supplement applicable to any Subordinated Debt Securities.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) any limit on the aggregate principal amount of the Debt Securities;

(4) each date on which the principal of the Debt Securities will be payable;

(5) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6) each place where payments on the Debt Securities will be payable;

(7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(10) whether the Debt Securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF CAPITAL STOCK

We were formed and our original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 19, 2016. On the Plan Effective Date, pursuant to the Plan, the Predecessor Companies substantially consummated the Plan and emerged from bankruptcy. As part of the transactions undertaken pursuant to the Plan, (i) the Predecessor’s equity was cancelled, (ii) the Predecessor transferred all of its assets and operations to us and (iii) the Original Certificate of Incorporation was amended and restated pursuant to the authority granted to us under Section 303 of the General Corporation Law of the State of Delaware (the “DGCL”) to put into effect and carry out the Plan. In addition, we filed our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the office of the Secretary of State of the State of Delaware and adopted new Bylaws (the “Bylaws”). On the Plan Effective Date, pursuant to the terms of the Plan, we issued an aggregate of 55,463,903 shares of its Common Stock to the Holders of Allowed Secured Lender Claims (as defined in the Plan). The address of our registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of our registered agent at such address is the Corporation Service Company.

We may engage in any lawful act or activity for which corporations may be organized under the DGCL. There have been no public takeover offers by third parties for our stock nor any public takeover offers by us for the stock of another company which have occurred during the last or current financial years.

The summary in this Registration Statement on Form S-3 of the provisions of our Certificate of Incorporation and Bylaws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Authorized Capitalization

The Certificate of Incorporation provides that we are authorized to issue 1,100,000,000 shares of capital stock, divided into two classes consisting of (a) 1,000,000,000 shares of common stock, par value $0.01 per share and (b) 100,000,000 shares of preferred stock, par value $0.01 per share. As of February 24, 2017, there were approximately 56,217,229 issued and outstanding shares of common stock and no shares of preferred stock issued and outstanding. All of the shares of common stock are fully paid. In addition, as of February 24, 2017, warrants to purchase up to 1,178,894 shares of our common stock were outstanding and immediately exercisable, and we may issue in the future up to 2,360,166 warrants to the Unsecured Claims Representative (as defined in the Plan) for the benefit of the former holders of Unsecured Creditor Claims (as defined in the Plan).

Pursuant to the Bylaws, subject to any resolution of the stockholders to the contrary and except as provided for by the Stockholders Agreement (as defined herein), the Board is authorized to issue any of our authorized but unissued capital stock.

Common Stock

Dividends

The Bylaws provide that the Board may from time to time declare, and we may pay, dividends (payable in cash, property or shares of our capital stock) on our outstanding shares of capital stock, subject to applicable law, the Certificate of Incorporation and the Stockholders Agreement.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election or removal of directors. The Bylaws provide that, subject to the terms of the

Stockholders Agreement and to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors are determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Subject to the terms of the Stockholders Agreement, all other matters is determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the rules or regulations of any stock exchange applicable to us, the Certificate of Incorporation or the Bylaws, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Limitation on Issuance of Non-voting Equity Securities

The Certificate of Incorporation provides that we will not issue nonvoting equity securities; provided, however the foregoing restriction will (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Classified Board

The Certificate of Incorporation and Bylaws provide that the Board is classified into three classes of directors.

There is no cumulative voting by stockholders in the election of directors.

Liquidation

Except as otherwise required by the Bylaws, the common stock will have all rights and privileges typically associated with such securities as set forth in the DGCL in relation to rights upon liquidation.

Other Rights

Except as provided for by the Stockholders Agreement, the holders of common stock do not have preemptive rights to purchase shares of the common stock, or redemption, conversion or sinking fund rights. Except as provided for by the Stockholders Agreement, the rights, preferences and privileges of holders of common stock will be subject to the rights, preferences and privileges of the holders of any shares of preferred stock that we may issue in the future.

Blank Check Preferred Stock

Except as provided for by the Stockholders Agreement, under the terms of the Certificate of Incorporation, the Board has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be approved by the Board.

The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire control of the Company, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Stockholders Agreement

We are party to a Stockholders Agreement (as amended, the “Stockholders Agreement”) with certain funds or accounts affiliated with and/or managed by each of GSO, Solus, and BlueMountain (each a “Holder”).

The Stockholders Agreement provides that the Board will consist of seven directors and grants rights to designate nominees to serve as directors to GSO and Solus as follows: (a) GSO may designate up to three directors for nomination to the Board and (b) Solus may designate up to two directors for nomination to the Board and may also designate one non-voting observer to the Board, in each case subject to certain common stock ownership thresholds specified in the Stockholders Agreement. In addition, the Board or a nominating committee thereof shall designate our Chief Executive Officer and one other director for nomination to the Board.

Certain significant actions by us require the consent of one or more of the Holders. These actions include, but are not limited to, the issuance of equity securities of the Company representing more than 10% of the shares of common stock issued pursuant to the Plan (excluding shares of common stock issued pursuant to the Warrants), the incurrence of indebtedness in excess of $100 million in the aggregate, the consummation of acquisitions greater than $100 million and any voluntary registration of our common stock under Section 12 of the Exchange Act. Under the Stockholders Agreement, the Holders will be entitled to certain preemptive rights upon the issuance of certain types of equity or debt securities by the Company.

The Stockholders Agreement provides that it will terminate automatically (i) immediately prior to the earlier of (A) our common stock being listed on the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange or (B) the closing of a firmly underwritten Public Offering (as defined therein) resulting in gross cash proceeds of at least $200 million in the aggregate or (ii) upon the occurrence of both (A) each of GSO and Solus holding less than 5% of the outstanding common stock and (B) all Holders collectively holding less than 20% of the outstanding common stock.

On February 27, 2017, the Company and certain of the Holders entered into an amendment (“Amendment No. 1”) to the Stockholders Agreement setting forth the termination provision described in clause (i) of the preceding paragraph. Pursuant to Amendment No. 1, the Holders also agreed to consent to the listing of the Company’s common stock on the NYSE MKT and the registration of the Company’s common stock under Section 12 of the Exchange Act and the waiver of certain notices required under the Stockholders Agreement in connection therewith.

This summary of the Stockholders Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Stockholders Agreement and Amendment No. 1, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Registration Rights Agreement

We are party to a Registration Rights Agreement (the “Registration Rights Agreement”) with certain of our significant stockholders. The Registration Rights Agreement requires the Company to file a shelf registration statement within 10 calendar days after the earlier of the date that we file our Annual Report on Form 10-K for the year ended December 31, 2016 or the latest date the Company would be required to file a Form 10-K specified in the SEC’s rules and regulations applicable to non-accelerated filers. The Registration Rights Agreement also provides the selling stockholders the ability to demand registrations or underwritten shelf takedowns subject to certain requirements and exceptions.

In addition, if we propose to register shares of our common stock in certain circumstances, the selling stockholders will have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of common stock in the registration statement.

In the event of the sale or distribution to the public of our common stock pursuant to an offering registered under the Securities Act, if reasonably requested by the Company and the managing underwriters and required by the holders of a majority of the common stock registrable under the Registration Rights Agreement and participating in such sale or distribution, each of the parties to the Registration Rights Agreement has agreed that it will not (a) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our capital stock (collectively, “Equity Securities”), (b) enter into a transaction which would have the same effect as described in clause (a) above, (c) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Equity Securities, whether such transaction is to be settled by delivery of such Equity Securities, in cash or otherwise (each of (a), (b) and (c) above, a “Sale Transaction”), or (d) publicly disclose the intention to enter into any Sale Transaction, from the earlier of (1) the date of the pricing of such sale or distribution or (2) the filing of a preliminary prospectus or prospectus supplement immediately prior to the commencement of marketing efforts by the managing underwriters until (and including) the date that is 90 calendar days following the date of the final prospectus or prospectus supplement, as applicable, for such sale or distribution, subject to certain exceptions.

This description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

Classified Board of Directors

The Certificate of Incorporation and Bylaws provide that the Board is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Removal

Under the DGCL, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. The Certificate of Incorporation provides that, subject to the terms of the Stockholders Agreement, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that Ascribe Capital LLC, any fund or account managed by BlueMountain, GSO, Solus, any Holder or any of their respective affiliates, related funds or successors or any “group”, or any member of any such group, to which any of such persons are a party under Rule 13d-5 of the Exchange Act, do not constitute “interested stockholders” for purposes of this provision.

Special Meetings of Stockholders

Our Bylaws provide that, except as otherwise required by applicable law or provided in the Certificate of Incorporation, special meetings of stockholders may be called only by the Board. The holders of a majority of the shares of stock entitled to vote shall constitute a quorum on the matter for which such meeting is called.

No Action by Written Consent

The Certificate of Incorporation and Bylaws provide that at any time after the termination of the Stockholders Agreement in accordance with its terms, all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent.

No Cumulative Voting

The Certificate of Incorporation provides that there will be no cumulative voting by stockholders in the election of directors.

Advance Notice Procedure

The Bylaws state that if notice is provided for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto).

Authorized but Unissued Shares

Under Delaware law, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporation acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain non-employee directors, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be a corporate or business opportunity or offer a prospective economic or competitive advantage in which we or any of our affiliates could have an interest or expectancy, or otherwise competing with us or our affiliates (a “Corporate Opportunity”). In addition, to the fullest extent permitted by law, in the event any non-employee director acquires knowledge of a Corporate Opportunity, such director will have no duty to communicate or present such Corporate Opportunity to us or any of our affiliates. The Certificate of Incorporation does not renounce interest in any Corporate Opportunity that is expressly offered to a non-employee director solely in his capacity as a director of the Company. A business or other opportunity will not be deemed to be a potential Corporate Opportunity for us if it is an opportunity that we are not able or permitted to undertake, is not in line with our business or is an opportunity in which we have no interest or reasonable expectancy.

Amendments

The Certificate of Incorporation further provides that holders of at least 66 2/3% of the votes of our outstanding voting stock may adopt, amend or repeal our Bylaws, provided that any amendment of the Bylaws by the stockholders will require approval of the Holders to the extent required by the Stockholders Agreement. The Certificate of Incorporation also confers on the Board the power to adopt, amend or repeal the Bylaws, subject to the Stockholders Agreement.

Annual Meetings and Election of Directors

The Certificate of Incorporation provides that our stockholders may act at an annual meeting of stockholders. The Certificate of Incorporation provides that, subject to the Stockholders Agreement, the stockholders have the right to elect a number of directors to be designated as directors. So long as the Holders are entitled to designate persons for nomination as directors pursuant to the Stockholders Agreement, the Board will consist of seven directors unless a different number is approved by the Holders pursuant to the Stockholders Agreement. Subject to the Stockholders Agreement, a vacancy on the Board may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the director in which the vacancy occurred.

Limitation on Liability of Directors and Officers

The Certificate of Incorporation limits liability of directors to the fullest extent that the DGCL or any other law of the State of Delaware, as the same exists or may be amended, permits the limitation or elimination of the liability of directors and provides that no person who is or was a director of the Company will be personally liable to us or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, with certain exceptions, the Bylaws require that we indemnify our directors and officers to the fullest extent authorized or permitted by applicable law and that we pay such expenses in advance. We also expect to maintain directors’ and officers’ liability insurance. We believe that these indemnifications provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such action, if successful, might otherwise benefit us and our stockholders.

Rights Agreement

On the Plan Effective Date, the Board declared a dividend of one preferred stock purchase right (each a “Right”) for each outstanding share of common stock. The dividend was payable on January 6, 2017 (the “Record Date”) to holders of record as of the close of business on such date. The description and terms of the Rights are set forth in that certain Rights Agreement (the “Rights Agreement”), dated January 6, 2017 between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

The Board adopted the Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Agreement imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of the Board, subject to certain exceptions described in the definition of “Acquiring Person” (as defined in “—Exercisability” below). The Rights Agreement will not interfere with any merger or other business combination which receives prior approval of the Board.

The Rights

The Board authorized the issuance of a Right with respect to each outstanding share of common stock on the Record Date. The Rights will initially trade with, and will be inseparable from, the common stock, and the registered holders of the common stock will be deemed to be the registered holders of the Rights. Issuances of new shares of common stock after the Record Date but before the Distribution Date (as defined in “—Exercisability” below) will be accompanied by new Rights.

Prior to the Distribution Date, the Rights will be evidenced by the certificates for (or by the book entry account that evidences record ownership of) the common stock. After the Distribution Date, the Rights Agent will mail separate certificates (“Rights Certificates”) evidencing the Rights to each record holder of the common stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the common stock.

Exercisability

The Rights will not be exercisable until after the Distribution Date. After the Distribution Date, each Right will be exercisable to purchase, for $80.00 (the “Purchase Price”), one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “Preferred Stock”). This portion of a share of Preferred Stock will give the stockholder approximately the same dividend, voting or liquidation rights as would one share of common stock. Prior to exercise, Rights holders in their capacity as such have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

The “Distribution Date” generally means the earlier of:

•	the close of business on the 10th business day after the date of the first public announcement that a person or any of its affiliates and associates has become an “Acquiring Person” (as defined below), and

•	the close of business on the 10th business day (or such later day as may be designated by the Board before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

An “Acquiring Person” generally means any person who or which, together with all affiliates and associates of such person obtains beneficial ownership of 15% or more of shares of our outstanding common stock, with certain exceptions, including Blue Mountain, GSO and Solus and certain of their affiliates, any holder of common stock party to the Stockholders Agreement or any of their respective affiliates or related funds will not be considered an “Acquiring Person” so long as such person does not acquire beneficial ownership of 35% or more of shares of outstanding common stock.

Certain securities that are the subject of, the reference securities for, or that otherwise underlie derivative instruments will be treated as “beneficial ownership” of the number of shares of the common stock to which such derivative relates (whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Exchange Act).

Preferred Stock

The value of one one-hundredth interest in a share of Preferred Stock should approximate the value of one share of common stock, subject to adjustment. Each one one-hundredth of a share of Preferred Stock, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments of $0.01 per one one-hundredth of a share of Preferred Stock, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•	will entitle holders upon liquidation either to receive $0.01 per one one-hundredth of a share of Preferred Stock, or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of the common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

Consequences of a Person or Group Becoming an Acquiring Person

Flip in. Subject to our exchange rights, described below, at any time after any person has become an Acquiring Person, each holder of a Right (other than an Acquiring Person, its affiliates and associates) will be entitled to purchase for each Right held, at the Purchase Price, a number of shares of common stock having a market value of twice the Purchase Price.

Exchange. At any time on or after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of common stock or the occurrence of any of the events described in the next paragraph), the Board may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person, its affiliates and associates) for shares of common stock at an exchange ratio of one share of common stock per Right.

Flip over. If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its common stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person, its affiliates and associates) will entitle the holder to purchase for each Right held, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

Expiration

The Rights will expire on January 6, 2020, unless earlier exercised, exchanged, amended or redeemed.

Redemption

The Board may redeem all of the Rights at a price of $0.0001 per Right at any time before any person has become an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price per Right. The redemption price will be subject to adjustment.

Amendment

At any time before any person has become an Acquiring Person, the Rights Agreement may be amended in any respect. After such time, the Rights Agreement may be amended (i) to cure any ambiguity, (ii) to correct any defective or inconsistent provision or (iii) in any respect that does not adversely affect Rights holders (other than any Acquiring Person, its affiliates and associates).

Anti-dilution

The Rights Agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

This description of the Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

On the Plan Effective Date, by operation of the Plan, we entered into a Warrant Agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, which provides for the Company’s issuance of up to 1,180,083 Warrants to former holders of interests in the Predecessor Companies on the Plan Effective Date and up to 2,360,166 Warrants to the Unsecured Claims Representative (as defined in the Plan) for the benefit of the former holders of Unsecured Creditor Claims (as defined in the Plan) (the “Warrants”) after the Plan Effective Date in accordance with the terms of the Plan, the Confirmation Order, the Unsecured Creditor Agreement (as defined in the Plan) and the Warrant Agreement.

The Warrants are exercisable from the date of issuance until 5:00 p.m., New York City time, on January 6, 2024. The Warrants are initially exercisable for one share of common stock per Warrant at an initial exercise price of $27.95 per Warrant (the “Exercise Price”).

No Rights as Stockholders

Pursuant to the Warrant Agreement, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, to consent, to receive dividends, to receive notice as a stockholder with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as the Company’s stockholder unless, until and only to the extent such holder becomes a holder of record of shares of common stock issued upon settlement of Warrants.

Adjustments

The number of shares of common stock for which a Warrant is exercisable, and the exercise price per share of such Warrant are subject to adjustment from time to time upon the occurrence of certain events including: (1) the issuance of shares of common stock as a dividend or distribution to all or substantially all holders of shares of common stock, or a subdivision or combination of common stock; (2) the issuance to all or substantially all holders of common stock of rights, options or warrants entitling them for a period expiring 45 calendar days or less from the date of announcement of such issuance to purchase shares of common stock at a price per share that is less than the average of the Trading Day Closing Sale Prices (as defined in the Warrant Agreement) of common stock for the ten consecutive Trading Day (as defined in the Warrant Agreement) period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; and (3) the issuance as a dividend or distribution to all or substantially all holders of common stock of (i) shares of the Company’s Capital Stock (as defined in the Warrant Agreement) (other than common stock), (ii) evidences of the Company’s indebtedness, (iii) other assets or property of the Company, (iv) rights, options or warrants to purchase the Company’s securities or (v) cash (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or related to a Reorganization (as defined below)).

Deemed Liquidation Event

All Warrants outstanding as of the close of business on the Trading Day immediately preceding the day on which a Deemed Liquidation Event (as defined in the Warrant Agreement) occurs (the “Automatic Exercise Time”) shall be deemed exercised upon the occurrence of such Deemed Liquidation Event and settled as set forth in the Warrant Agreement. Each person in whose name any shares of common stock are issued as a result of an automatic exercise triggered by a Deemed Liquidation Event shall for all purposes be deemed to have become the holder of record of such shares as of the Automatic Exercise Time.

Reorganization Event

Upon the occurrence of (i) any recapitalization, reclassification or change of the common stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger, combination or similar transaction involving the Company, (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety, or (iv) any statutory share exchange, other than a Deemed Liquidation Event (a “Reorganization”), each holder of Warrants will have the right to receive, upon exercise of a Warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the Net Share Amount (as defined below) would have owned or been entitled to receive in connection with such Reorganization.

Net Share Settlement

The Warrants will be net share settled, meaning that a holder of Warrants shall be entitled to exercise the Warrant such that no payment will be required in connection with such exercise. Upon settlement, we shall deliver, without any payment therefor, a number of shares of common stock (the “Net Share Amount”) equal to (i)(a) the number of Warrants being exercised, multiplied by (b) the Warrant Share Number as of the exercise date (as defined in the Warrant Agreement), multiplied by (ii)(a) the Fair Market Value (as defined in the Warrant Agreement) of one share of common stock as of the exercise date, minus (b) the Exercise Price as of the exercise date, divided by (iii) the Fair Market Value of one share of common stock as of the exercise date.

This summary of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and the Warrants is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell all or a portion of the securities covered by this prospectus from time to time, in one or more or a combination of the following transactions or by any other legally available means:

•	on the NYSE MKT, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions or in other ways not involving market makers or established trading markets;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options, swaps or other derivatives (including put or call options), whether the options, swaps or derivatives are listed on an options exchange or otherwise;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	by loan or by pledge to secured debts and other obligations;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	“at the market” or through market makers or into an existing market for the shares; or

•	any other method permitted pursuant to applicable law.

In connection with sales of the common stock or otherwise, the selling stockholders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the common stock short and deliver the common stock to close out short positions, (C) loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock, or (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus. We and the selling stockholders may distribute all or a portion of the securities covered by this prospectus from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time we and the selling stockholders offer and sell securities covered by this prospectus, a prospectus supplement or supplements (and any related free writing prospectuses that we may authorize to be provided to you) or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will describe the terms and conditions of the offering of the securities, including, to the extent applicable:

•	the terms and conditions of the offering, including the securities to be sold;

•	the names of any selling stockholders;

•	the names of any participating underwriters, broker-dealers or agents;

•	the purchase price of the securities from us and/or the selling stockholders, as applicable, and other material terms of the offering;

•	the net proceeds to be received from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation and any other items constituting compensation from us or any selling stockholders and any arrangements regarding the same;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we or the selling stockholders use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling stockholders use dealers in the sale of securities, we or the selling stockholders may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We and the selling stockholders may sell the securities directly. In that event, no underwriters or agents would be involved. We and the selling stockholders may also sell the securities through agents we designate from time to time. In addition, we and the selling stockholders may offer securities through at the-market transactions. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the offered securities to its members, partners or stockholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the offered securities acquired in the distribution. The selling stockholders may also make gifts of the offered securities covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and the selling stockholders may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us or the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We and the selling stockholders may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us or the selling stockholders in the ordinary course of their businesses.

Each series of offered securities will be a new issue and may have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. Neither we nor the selling stockholders can assure you that a liquid trading market for any of our offered securities will develop. The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any selling stockholder is a broker-dealer, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling stockholders are deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

VALIDITY OF THE SECURITIES

The validity of the securities and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P.

EXPERTS

The consolidated financial statements of C&J Energy Services, Ltd. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Copies of the registration statement and other materials we file with the SEC may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”); and

•	Our Current Reports on Form 8-K filed with the SEC on each of January 6, 2017, January 9, 2017, January 13, 2017, February 6, 2017 and March 7, 2017.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

C&J Energy Services, Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

Attention: Investor Relations

Telephone: (713) 260-9986

Email: investors@cjenergy.com

We also maintain a website at www.cjenergy.com. However, the information contained in or accessible from our corporate website is not incorporated into this prospectus.

7,000,000 Shares

April 6, 2017

Common Stock

PROSPECTUS SUPPLEMENT